     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 1996

                                                       REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            WILMAR INDUSTRIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

       NEW JERSEY                    5074                  22-2232386
    (STATE OR OTHER           (PRIMARY STANDARD         (I.R.S. EMPLOYER
    JURISDICTION OF               INDUSTRIAL          IDENTIFICATION NO.)
    INCORPORATION OR         CLASSIFICATION NO.)
     ORGANIZATION)

                                ---------------

                               303 HARPER DRIVE
                             MOORESTOWN, NJ 08057
                                (609) 439-1222
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                               WILLIAM S. GREEN
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            WILMAR INDUSTRIES, INC.
                               303 HARPER DRIVE
                             MOORESTOWN, NJ 08057
                                (609) 439-1222
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                       COPIES OF ALL COMMUNICATIONS TO:

          STEPHEN M. GOODMAN                  RICHARD C. TILGHMAN, JR.
        JAMES W. MCKENZIE, JR.                 PIPER & MARBURY L.L.P.
      MORGAN, LEWIS & BOCKIUS LLP              36 SOUTH CHARLES STREET
         2000 ONE LOGAN SQUARE                   BALTIMORE, MD 21201
      PHILADELPHIA, PA 19103-6993                  (410) 539-2530
            (215) 963-5000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                          PROPOSED
                                             PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT         MAXIMUM      AGGREGATE   AMOUNT OF
    SECURITIES TO BE          TO BE       OFFERING PRICE  OFFERING   REGISTRATION
       REGISTERED         REGISTERED(1)    PER UNIT(2)    PRICE(2)       FEE
- ---------------------------------------------------------------------------------
Common Stock, without
 par value.............  4,335,500 shares     $21.50     $93,213,250   $32,143

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Includes 565,500 shares which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                            WILMAR INDUSTRIES, INC.

                             CROSS-REFERENCE SHEET
                           PURSUANT TO ITEM 501(B) OF
                                 REGULATION S-K

                 ITEM NUMBER
                 IN FORM S-1                      LOCATION OR HEADING IN PROSPECTUS
                 -----------                      ---------------------------------
  1.Forepart of the Registration Statement
      and Outside Front Cover Page of
      Prospectus............................ Outside front cover page of Prospectus
  2.Inside Front and Outside Back Cover
      Pages of Prospectus................... Inside front cover page of Prospectus;
                                             Outside  back cover page of Prospectus
  3.Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges.... Prospectus Summary; Risk Factors
  4.Use of Proceeds......................... Prospectus Summary; Use of Proceeds
  5.Determination of Offering Price......... Outside Front Cover Page of Prospectus;
                                              Underwriting
  6.Dilution................................ Not Applicable
  7.Selling Security Holders................ Principal and Selling Shareholders
  8.Plan of Distribution.................... Outside Front Cover of Prospectus;
                                              Underwriting
  9.Description of Securities to be
      Registered............................ Outside Front Cover Page of Prospectus;
                                              Prior S Corporation Status and Dividend
                                              Policy; Description of Capital Stock
 10.Interests of Named Experts and Counsel.. Legal Matters; Experts
 11.Information with Respect to the
      Registrant
    a.Description of Business............... Prospectus Summary; The Company; Business
    b.Description of Property............... Business
    c.Legal Proceedings..................... Business
    d.Market Price of and Dividends on the
         Registrant's Common Equity and
         Related Shareholders Matters....... Outside Front Cover of Prospectus;
                                              Prior S Corporation Status and Dividend
                                             Policy;  Management; Principal and Selling
                                              Shareholders; Description of Capital Stock
    e.Financial Statements.................. Financial Statements
    f.Selected Financial Data............... Selected Financial Data
    g.Supplementary Financial Information... Not Applicable
    h.Management's Discussion and Analysis
         of Financial Condition and Results
         of Operations...................... Management's Discussion and Analysis of
                                              Financial Condition and Results of
                                              Operations
    i.Changes in and Disagreements with
         Accountants on Accounting and
         Financial Disclosure............... Not Applicable
    j.Directors, Executive Officers and
         Control Persons.................... Management
    k.Executive Compensation................ Management
    l.Security Ownership of Certain
         Beneficial Owners and Management... Principal and Selling Shareholders
    m.Certain Relationships and Related
         Transactions....................... Management; Certain Transactions
 12.Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities........................... Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                           SUBJECT TO COMPLETION
                                                                    JULY 9, 1996

                                3,770,000 Shares

                         [LOGO OF WILMAR APPEARS HERE]

                                  Common Stock

                                  -----------

  Of the 3,770,000 shares of Common Stock (the "Common Stock") of Wilmar Industries, Inc. ("Wilmar" or the "Company") offered hereby, 2,000,000 shares are being sold by the Company and 1,770,000 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders. The Common Stock is traded on The Nasdaq Stock Market under the symbol "WLMR." On July 8, 1996, the last reported sale price of the Common Stock on The Nasdaq National Market was $21.50 per share. See "Price Range of Common Stock."

                                  -----------

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.SEE "RISK
                         FACTORS" BEGINNING ON PAGE 7.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PRICE  UNDERWRITING   PROCEEDS    PROCEEDS
                                      TO   DISCOUNTS AND     TO      TO SELLING
                                    PUBLIC  COMMISSIONS  COMPANY(1) SHAREHOLDERS
- --------------------------------------------------------------------------------
Per Share.........................   $          $           $           $
- --------------------------------------------------------------------------------
Total(2)..........................  $          $           $           $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) Before deducting expenses payable by the Company of the offering estimated
    at $   .

(2) The Company has granted the Underwriters a 30-day option to purchase up to an additional 565,500 shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
    $   , $    and $   , respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
    , 1996.

Alex. Brown & Sons
    INCORPORATED

          William Blair & Company

                      Robertson, Stephens & Company

                                                        PaineWebber Incorporated

                   THE DATE OF THIS PROSPECTUS IS    , 1996.

            [MAP OF WILMAR DISTRIBUTION CENTERS AND MARKETS SERVED]




                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS, IF ANY, MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET, IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED ("THE EXCHANGE ACT"). SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto appearing elsewhere in this Prospectus. Except as otherwise specified, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. This Prospectus contains forward-looking statements which contain risks and uncertainties. Discussions containing such forward-looking statements may be found in the information set forth under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Market Overview" and "Business" as well as in the Prospectus generally. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation the risk factors set forth below and the matters set forth in the Prospectus generally.

                                  THE COMPANY

  Wilmar is a rapidly growing national marketer and direct distributor of repair and maintenance products, principally to the apartment housing market. Through its 1,000+ page Wilmar Master Catalog, the Company has become a "one-stop shopping" resource for maintenance managers by offering the industry's most extensive selection of over 15,000 standard and specialty plumbing, hardware, electrical, janitorial and related products. By purchasing directly from domestic and foreign manufacturers in relatively large volumes, Wilmar is able to offer customers competitive prices on both name brand and private label products. The Company seeks to win new accounts and increase sales to existing accounts through a 112-person direct sales force, six full-time outbound telesales representatives, a national accounts sales program, and monthly direct mail flyers. Customer service representatives located at Wilmar's centralized call center use the Company's proprietary software applications to quickly process orders and answer customer inquiries. The Company provides free, next-day delivery in local markets served by its distribution centers and ships by parcel delivery services to other areas. Since 1991, Wilmar has expanded from four distribution centers located in Philadelphia, Washington, D.C., Houston and Indianapolis to 15 distribution centers located throughout the United States. From 1991 to 1995, the Company's net sales increased at a compound annual rate of 35.3%. Since November 1995, Wilmar has acquired four regional repair and maintenance supply companies with total annualized net sales of approximately $40 million.

  Based on published industry data, the Company estimates that average annual expenditures on repair and maintenance products by the apartment housing market exceed $2.0 billion. This market is highly fragmented, with repair and maintenance products sold through a variety of channels, including (i) numerous local or regional broad-line suppliers that market their products using a direct sales force and catalog, (ii) mail order catalog companies, (iii) retail stores, (iv) specialty suppliers that focus on a single product category (such as plumbing or electrical supplies), and (v) industrial suppliers that focus primarily on other product categories and end markets but include a limited number of repair and maintenance products in their catalogs. Wilmar believes that it is the only national, broad-line supplier offering next-day delivery of an extensive selection of repair and maintenance products to its targeted markets through a direct sales force and catalog.

  The Company believes it has gained market share due to the advantages of its distinctive business model. The Wilmar Master Catalog, which offers the industry's most extensive product selection at competitive prices in an easy-to-use format, enables customers to consolidate purchases with a single vendor. Wilmar's experienced and knowledgeable sales force provides technical product advice, shop organization assistance and additional customer services not generally available from mail order catalogs, retail stores or specialty suppliers. Wilmar's high in-stock position and growing network of distribution centers permit reliable, next-day delivery to an increasing number of markets in the United States, allowing maintenance managers to reduce on-hand inventory and save time otherwise spent shopping for supplies. The Company believes that the apartment housing market is consolidating and, as the Company adds distribution centers throughout the United States, it will be well-positioned to develop additional regional and national relationships with large property management companies that are increasingly directing their maintenance managers to purchase from preferred or authorized vendors.

  Wilmar utilizes multiple marketing strategies to establish and solidify customer relationships. The Company provides an updated edition of the Wilmar Master Catalog to its customers twice yearly and, on a monthly basis, sends direct mail flyers to both existing and prospective customers. Senior executives and regional sales managers call on large property management companies to establish national or regional relationships, while the Company's direct sales force calls on local maintenance and property managers in 59 markets, including the 14 markets with a Wilmar distribution center. In other targeted markets not currently served by local sales representatives, Wilmar relies upon outbound telesales representatives to solicit new accounts and service existing customers. The Company believes it garners a greater percentage of its customers' overall spending on repair and maintenance supplies in markets that are served by local Wilmar sales representatives, particularly where the local sales representatives are supported by a nearby distribution center, enabling free, next-day delivery of the Company's entire product line.

  The key elements of the Company's strategy to increase sales to the apartment housing market are to (i) increase the direct sales force to win new accounts in new and existing markets and to better serve accounts currently supported by telesales, (ii) open new distribution centers and increase line-hauling to expand the geographic range of the Company's next-day delivery capability, particularly of larger items, (iii) increase the use of direct mail flyers and expand the outbound telesales force to win new customers, and (iv) continue to seek the acquisition of local and regional competitors.

  The Company believes that it can also expand its sales to other end markets that have customer demands and distribution channels similar to those in the apartment housing market. These end markets include hotels and motels, nursing homes, hospitals, prisons, military bases, schools and universities. As in the apartment housing market, on-site maintenance managers in these end markets typically manage large repair and maintenance budgets and need a broad array of products delivered quickly at competitive prices. In 1995, the Company added 3,000 stock keeping units ("SKUs") to its Wilmar Master Catalog and initiated sales efforts to address these new markets.

  Wilmar's principal executive office is located at 303 Harper Drive, Moorestown, New Jersey 08057, and its telephone number is 609-439-1222.

                              RECENT DEVELOPMENTS

  On July 8, 1996, the Company acquired all of the stock of HMA Enterprises, Inc. ("HMA"), a leading supplier of repair and maintenance products to the apartment housing market in Texas ("HMA Acquisition"), for a base purchase price of approximately $6.0 million in cash (including $1.5 million to repay HMA's outstanding bank debt) and $1.6 million in the Company's Common Stock (67,615 shares). The Company has placed $500,000 of the cash portion of the purchase price in escrow to secure any indemnification claims by the Company and any reduction in shareholder's equity between February 28, 1996 and June 30, 1996. In addition, the Company agreed to pay up to an additional $750,000 if HMA achieves specified revenue and EBIT targets between July 1, 1996 and June 30, 1997 (the "Measurement Period"). To facilitate an orderly transition to Wilmar's business model, the Company intends for HMA to operate independently during the Measurement Period (except for product procurement and certain centralized functions such as financial and accounting support, insurance and legal support). Following the Measurement Period, the Company intends to fully implement its business model at HMA. HMA had net sales of approximately $24.8 million for the 12 months ended February 29, 1996 from distribution centers in Dallas, Houston and San Antonio, Texas. The Company used $3.5 million of available cash and borrowed $2.5 million under its bank line of credit to finance the acquisition. See "Unaudited Pro Forma Combined Financial Data" and HMA's Financial Statements included elsewhere in this Prospectus.

  In May 1996, the Company acquired all of the outstanding stock of Mile High Maintenance Supply, Inc. ("Mile High"), for a purchase price of approximately $1.5 million in cash, with up to an additional $250,000 payable if a specified revenue target is met. Mile High had net sales of $4.1 million for the twelve months ended December 31, 1995. The Mile High warehouse, serving the Colorado market, became Wilmar's eleventh distribution center. Also in May 1996, the Company acquired the assets of Sun Valley Maintenance Supply, Inc. ("Sun Valley"), for a purchase price of approximately $250,000 in cash. Sun Valley had net sales of $954,000 for the twelve months ended December 31, 1995. The Sun Valley warehouse, serving the Las Vegas, Nevada and Phoenix, Arizona markets, became Wilmar's twelfth distribution center.

  The Company's net sales were approximately $40.7 million for the six months ended June 28, 1996, compared to approximately $28.1 million for the six months ended June 30, 1995.

                                  THE OFFERING

Common Stock Offered By:
  The Company..................  2,000,000 shares
  The Selling Shareholders.....  1,770,000 shares
                                 ----------------
    Total......................  3,770,000 shares
Common Stock to be outstanding
 after the offering(1).........  12,442,160
Use of proceeds................  To repay indebtedness and for working capital, including possible acquisitions
Nasdaq National Market symbol..  WLMR

- --------
(1) Excludes (i) 280,000 shares of Common Stock reserved for issuance upon exercise of outstanding options granted between March and September 1995 with an exercise price of $4.23 per share, (ii) 100,000 shares of Common Stock reserved for issuance upon exercise of outstanding options granted upon the consummation of the initial public offering with an exercise price of $11.00 per share and (iii) 420,000 shares reserved for future option grants under the Company's 1995 Stock Option Plan. See "Management-- Employee Benefit Plans."

    SUMMARY FINANCIAL AND OPERATING DATA (IN THOUSANDS, EXCEPT PER SHARE AND
                                OPERATING DATA)

                                                                     THREE MONTH
                                     FISCAL YEAR(1)                   PERIOD(2)
                         --------------------------------------- -------------------
                          1991    1992    1993    1994    1995   1995(3)  1996
                         ------- ------- ------- ------- ------- ------- -------
STATEMENT OF OPERATIONS
 DATA:
  Net sales............. $18,132 $24,517 $35,640 $47,679 $60,823 $13,458 $19,309
  Operating income......     619   1,063   1,649   4,929   5,904   1,171   1,707
  Income before income
   taxes................     574   1,014   1,476   4,640   4,740     970   1,626
  Pro forma data(4):
    Income tax
     provision..........     229     403     586   1,860   1,896     389     666
    Net income..........     345     611     890   2,780   2,844     581     960
    Net income per
     common share.......                         $  0.31 $  0.36 $  0.07 $  0.10
    Weighted average
     common shares
     outstanding(5).....                           9,071   7,937   8,596   9,946
OPERATING DATA (AT PE-
 RIOD END):
  Distribution
   centers(6)...........       4       5       6       7      10       7      10
  Active customers(7)...   4,900   7,200  10,900  14,000  18,500  14,600  20,300
  Total customer list...   8,200  13,200  19,400  27,700  39,800  29,800  42,500

                                                           MARCH 29, 1996
                                                     ---------------------------
                                                     PRO FORMA(8) AS ADJUSTED(9)
                                                     ------------ --------------
BALANCE SHEET DATA:
  Working capital...................................   $19,874       $60,158
  Total assets......................................    40,749        78,523
  Total debt........................................     2,567           --
  Total stockholders' equity........................    26,515        66,865

- --------
 (1) The Company's fiscal year is based on a 52/53 week fiscal period ending on the last Friday in December. Fiscal 1993 was a 53 week year while all other fiscal years presented consist of 52 weeks.
 (2) The three month periods ended on March 31, 1995 and March 29, 1996.
 (3) In March 1995, the Company was recapitalized (the "1995 Recapitalization") and, in connection therewith, incurred significant debt and issued dividend bearing, mandatorily redeemable preferred stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Certain Transactions."
 (4) Prior to March 1, 1995, the Company elected to be taxed as an S Corporation for federal (and certain state) income tax purposes. Pro forma information has been computed as if the Company had been subject to federal income taxes and all applicable state corporate income taxes for each period presented. The income tax provision and net income for the three month period ended March 29, 1996 are actual amounts because the Company was taxed as a C Corporation during the entire period.
 (5) See Note 3 of Notes to Consolidated Financial Statements for a description of the determination of weighted average common shares outstanding.
 (6) Subsequent to March 29, 1996, the Company acquired five distribution centers as part of the Mile High, Sun Valley and HMA acquisitions.
 (7) Number of customers that have purchased products from the Company within the 12 months preceding the relevant period end.
 (8) Pro forma to reflect the HMA Acquisition as if it had occurred on March 29, 1996.
 (9) Pro forma further adjusted to reflect the sale of the 2,000,000 shares of Common Stock offered by the Company hereby (at an assumed offering price of $21.50 per share) and application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

  In addition to the other information contained elsewhere in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

  Integration of HMA Acquisition; Additional Acquisitions. Prior to November 1995, the Company had never made an acquisition. Since that time, the Company has made four acquisitions, two of which, One Source Supply, Inc. ("One Source") and HMA, were substantial in size. Wilmar is restricted in its ability to integrate HMA's operations with Wilmar's operations during the Measurement Period and HMA will be operated by its current management during that time. There can be no assurance that HMA's business or the other acquired businesses can be successfully integrated into Wilmar's or that Wilmar's management will be successful in managing the combined operations. The separate operating results of the Company, One Source and HMA and their pro forma combined operating results may not be indicative of actual future operating results of the combined entity. Also, there is a risk in any acquisition that customers of the acquired company will not continue to do business with the successor company following the acquisition. See "Unaudited Pro Forma Combined Financial Data," "Business," the Company's Financial Statements and HMA's Financial Statements.

  An important element of the Company's growth strategy is to continue to seek additional acquisitions of businesses that would expand the Company's operations in new geographic regions, complement the Company's existing business or enable the Company to accelerate its entry into new end markets. There can be no assurance that Wilmar will be able to identify attractive acquisition candidates or complete the acquisition of any identified candidates, or that any acquired businesses can be successfully integrated into Wilmar's business. A substantial portion of the Company's capital resources, including a portion of the net proceeds of this offering, will be necessary to finance such acquisitions, and the Company may require additional debt or equity financing for future acquisitions which may not be available on terms favorable to the Company, if at all. See "Business--Business Strategy."

  Possible Inability to Manage Growth. The Company intends to grow its business in large part by expanding into new geographic regions. When entering new markets, the Company will be required to establish or acquire suitable distribution centers or line-hauling, hire personnel and establish distribution methods. To manage its expansion, the Company must continuously evaluate the adequacy of its existing systems and procedures, including, among others, its data processing, financial and internal control systems and management structure. There can be no assurance that management will adequately anticipate all of the changing demands that growth will impose on the Company's systems, procedures and structure. Any failure to adequately anticipate and respond to such changing demands is likely to have a materially adverse effect on the Company. See "Business--Business Strategy."

  Dependence on Systems. The Company's operations in each of its distribution centers and its customer service and order-taking operations in its headquarters are dependent on a single integrated computer system located at the Company's headquarters in New Jersey. Each distribution center has a continuous on-line connection to the Company's main computer in order to fill and ship customer orders on a same-day basis. The Company also relies on its computer system for inventory management and replenishment. Any significant disruption or unavailability of the system for any significant time period would have a materially adverse effect on the Company's business and results of operations. Any disruption in telephone service to the Company's primary call center at its New Jersey headquarters could result in the Company being unable to accept orders. Although the Company has taken precautions to protect itself from events that could interrupt its operations, including off-site storage of back-up data, fire protection, physical security systems and an early warning fire detection system, there can be no assurance that a sustained electrical or communications link outage, fire, flood or other natural disaster would not disable the system or prevent the system from communicating with the regional distribution centers. See "Business-- Management Information Systems."

  Substantial Competition. The Company competes with broad-line suppliers, most of which are local or regional and many of which employ sales representatives and feature catalogs similar to the Company's. The Company also competes with mail order catalogs, retail stores including superstores, specialty suppliers and industrial suppliers. Some of the Company's competitors have greater financial resources than the Company. There can be no assurance that additional competitors with greater resources than the Company will not enter the industry. See "Business--Competition."

  Possible Inability to Penetrate New End Markets. An element of the Company's growth strategy is to expand its business by offering its repair and maintenance products to other end markets. The Company only recently began to focus on marketing products to these end markets, and sales to customers in these markets represented approximately 1.5% of the Company's net sales for fiscal 1995. There can be no assurance that the Company can successfully penetrate these new end markets to an extent comparable to its penetration of the apartment housing market, and failure to do so could cause the Company's actual revenue growth or profit margins to be less than management's expectations. See "Business--Business Strategy."

  Sources of Supply. As is customary in its industry, the Company does not have long-term contracts with any of its vendors. Although the Company believes it has access to similar products from competing vendors, any disruption in the Company's sources of supply, particularly of the most commonly sold items, could have a materially adverse effect upon the Company's operations and profitability. In addition, the Company is subject to the risks of obtaining products abroad, including adverse fluctuations in currency exchange rates, increases in import duties, decreases in quotas, increased customs regulations and political turmoil. The occurrence of any one or more of the foregoing could adversely affect the Company's results of operations. In fiscal 1993, 1994 and 1995, 11.0%, 16.2% and 16.5%, respectively, of the
Company's net sales were from products manufactured by vendors outside the U.S. See "Business--Products and Merchandising."

  Customer Concentration. A significant number of the Company's customers are apartment complexes managed by two national property management companies that have designated Wilmar as a preferred vendor. Sales to properties managed by these two companies represented 13.0% of the Company's net sales for fiscal 1995. One of these property management companies also owns and manages Buyers Access, a group purchasing organization ("GPO"), through which member companies purchase products from designated vendors at discount prices. Sales to members of the Buyers Access GPO, other than properties managed by the company that owns Buyers Access, represented an additional 15.3% of the Company's net sales for fiscal 1995. If these property management companies were to eliminate Wilmar as a preferred vendor or if Wilmar were eliminated from the Buyers Access GPO, the Company may lose sales to individual properties managed by these two property management companies or to other members of Buyers Access. See "Business--Sales and Marketing."

  Reliance on Management. The continued success of the Company will depend to a significant extent upon the efforts and abilities of senior management and key employees, in particular those of William Green, its Chairman, President, Chief Executive Officer and co-founder. The operations of the Company could be affected adversely if for any reason Mr. Green or other executive officers or key employees should no longer remain active in the Company's management. The Company has an employment contract with Mr. Green and currently maintains $2.0 million of key-man life insurance on him. Also, there can be no assurance that the Company will be able to attract and retain the additional qualified management and other personnel it will need to expand. See "Management."

  Control of the Company by Principal Shareholders. After completion of this offering, William Green will own beneficially 19.5% of the outstanding Common Stock, and Summit Ventures III, L.P., Summit Investors II, L.P. and Summit Subordinated Debt Fund, L.P. (collectively, the "Summit Investors") collectively will own beneficially approximately 12.7% of the outstanding Common Stock. As a result, Mr. Green and the Summit Investors may have the ability effectively to control the election of the Company's directors and the outcome of any other matter submitted to the shareholders for approval, including any amendment to the Company's Certificate of Incorporation or a merger, consolidation or sale of substantially all of the Company's assets. See "Principal and Selling Shareholders" and "Description of Capital Stock."

  Effects of Recapitalization. As a result of the 1995 Recapitalization, the Company's interest expense increased significantly and it became obligated to accrue dividends on the mandatorily redeemable preferred stock. As a result, the Company reported lower net income for fiscal 1995 than for fiscal 1994. See "Prior S Corporation Status and Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions--Summit Financing and 1995 Recapitalization."

  Shares Eligible for Future Sale; Registration Rights. Sales of a significant number of shares of Common Stock in the market following this offering could adversely affect the market price of the Common Stock and make it more difficult for the Company to sell equity securities in the future at a time and price it deems appropriate. Upon completion of this offering, the Company will have 12,442,160 shares of Common Stock outstanding. Of these shares, the 4,600,000 shares issued in the initial public offering are, and the 3,770,000 shares offered hereby (4,335,500 shares if the Underwriters' over-allotment option is exercised in full) will be, eligible for immediate sale in the public market without restriction unless acquired by affiliates of the Company. The Company, its officers, directors and existing shareholders have agreed not to sell, or otherwise dispose of, directly or indirectly, any of their shares for a period of 90 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. All of the 2,424,545 outstanding shares of Common Stock Mr. Green will own after this offering have been beneficially owned for more than two years and, therefore, are eligible for resale in the public market, subject to this 90-day lock-up agreement and the volume and other restrictions contained in Rule 144 ("Rule 144") promulgated by the Securities and Exchange Commission (the "SEC"). All the 1,580,000 outstanding shares of Common Stock the Summit Investors will own after this offering have been beneficially owned since March 9, 1995 and therefore, will be eligible for resale in the public market, subject to the 90-day lock-up agreement and the volume and other restrictions contained in Rule 144 on March 9, 1997 (or sooner if the SEC's proposed amendments to Rule 144 become effective). See "Description of Capital Stock--Registration Rights Agreement" and "Shares Eligible for Future Sale."

  Antitakeover Considerations. The Company's Certificate of Incorporation and By-laws contain certain provisions that may have the effect of substantially deterring a future takeover of the Company. These provisions vest more power in the Company's Board of Directors with respect to takeovers of the Company than applicable state anti-takeover laws, and are designed to encourage a potential acquiror to enter into negotiations with the Company's Board of Directors. See "Description of Capital Stock."

                                USE OF PROCEEDS

  The net proceeds to the Company from the offering of the 2,000,000 shares of Common Stock being offered by the Company are estimated to be $40.4 million ($51.9 million if the Underwriters' over-allotment option is exercised in full), at an assumed public offering price of $21.50 per share, after deducting estimated offering expenses and underwriting discounts and commissions. Of the net proceeds, $2.5 million will be used to repay bank debt used to finance a portion of the HMA Acquisition and the balance of the net proceeds will be used for general working capital purposes and possible acquisitions of companies engaged in the supply of repair and maintenance products. Although the Company regularly evaluates possible acquisition opportunities, it is not currently engaged in any negotiations regarding any material acquisition and is not a party to any letter of intent or other agreement regarding any material acquisition. Pending such uses, the Company intends to invest the net proceeds of this offering in investment grade, short-term, interest-bearing securities.

  The Company will receive no proceeds from the sale of shares offered by the Selling Shareholders hereby.

                PRIOR S CORPORATION STATUS AND DIVIDEND POLICY

  For all taxable periods prior to March 1, 1995, the Company was a corporation subject to taxation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"). As a result, prior to March 1, 1995, the taxable income of the Company was taxed, for Federal and some state income tax purposes, directly to the Company's shareholders rather than to the Company. Upon termination of its S Corporation status on March 1, 1995, the Company became subject to federal income taxes and certain additional state income taxes and, in connection therewith, recorded a deferred tax asset of approximately $230,000 in accordance with FAS 109. William Green, the Company's sole shareholder immediately prior to March 1, 1995, included in his taxable income for 1995 approximately $500,000, which constituted the Company's taxable income for the period January 1, 1995 through February 28, 1995.

  Although the Company regularly made cash distributions in the form of bonuses and dividends to its shareholders when it was an S Corporation to enable those shareholders to meet their tax obligations, the Company intends to retain earnings to finance future operations and expansion and does not expect to pay any dividends in the foreseeable future. Any future payment of cash dividends will depend upon the financial condition, capital requirements and earnings of the Company, as well as upon other factors that the Board of Directors may deem relevant.

                          PRICE RANGE OF COMMON STOCK

  The Company completed its initial public offering on January 24, 1996 at $11.00 per share. Beginning on that date, the Company's Common Stock has traded on the Nasdaq National Market under the symbol "WLMR." The following table sets forth the high and low closing sale prices per share for the Common Stock, for the periods indicated, as reported by Nasdaq.

                                                                 HIGH     LOW
                                                                ------- -------
     1996
     First Quarter (from January 24, 1996)..................... $22 1/2 $15 3/4
     Second Quarter............................................  27 3/4  19 5/8
     Third Quarter (through  July 8, 1996).....................  25 3/4  21 1/2

                                 CAPITALIZATION

  The following table sets forth as of March 29, 1996 the short-term debt, long-term debt and capitalization of the Company: (i) actual, (ii) pro forma to reflect the HMA Acquisition and (iii) pro forma further adjusted to reflect the application of the net proceeds from the sale of the 2,000,000 shares of Common Stock offered hereby by the Company pursuant to this offering:

                                                       MARCH 29, 1996
                                              ---------------------------------
                                                         PRO FORMA
                                                          FOR HMA    PRO FORMA
                                               ACTUAL   ACQUISITION AS ADJUSTED
                                              --------  ----------- -----------
                                                       (IN THOUSANDS)
Total short-term debt........................ $     --   $  2,501     $    --
                                              ========   ========     =======
Total long-term debt......................... $     --   $     66     $    --
                                              --------   --------     -------
Stockholders' equity:
  Preferred Stock, $0.01 par value, 5,000,000
   shares authorized, no shares issued and
   outstanding, actual, pro forma for HMA
   Acquisition or pro forma as adjusted......       --         --          --
  Common Stock, no par value, 50,000,000
   shares authorized, 10,374,545 shares
   issued and outstanding, actual, 10,442,160
   shares pro forma for HMA Acquisition and
   12,442,160 shares pro forma as adjusted
   (1).......................................   51,289     52,897      93,247
  Retained earnings (accumulated deficit)....  (26,382)   (26,382)    (26,382)
                                              --------   --------     -------
    Total stockholders' equity...............   24,907     26,515      66,865
                                              --------   --------     -------
      Total capitalization................... $ 24,907   $ 26,581     $66,865
                                              ========   ========     =======

- --------
(1) Excludes (i) 280,000 shares of Common Stock reserved for issuance upon exercise of options outstanding with an exercise price of $4.23 per share,
    (ii) 100,000 shares of Common Stock reserved for issuance upon exercise of options outstanding within exercise price of $11.00 per share and (iii) 420,000 shares reserved for future option grants under the Company's 1995 Stock Option Plan. See "Management--Employee Benefit Plans."

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following unaudited pro forma combined balance sheet gives effect to (i) the HMA Acquisition and (ii) the sale of the 2,000,000 shares of Common Stock offered hereby by the Company and application of the estimated net proceeds therefrom, as if each of the foregoing had occurred on March 29, 1996. The unaudited pro forma combined statements of operations for the year ended December 29, 1995 give effect to the One Source and HMA acquisitions as if they had occurred on January 1, 1995. The unaudited pro forma combined statements of operations for the three months ended March 29, 1996 give effect to the HMA Acquisition as if it had occurred on January 1, 1995. Amounts shown for the three months ended February 29, 1996 for HMA are also included in amounts shown for the year ended February 29, 1996.

  The pro forma combined financial data should be read in conjunction with the notes included herewith, the Company's Financial Statements, One Source's Financial Statements, HMA's Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma combined data do not purport to represent what the Company's results of operations or financial position actually would have been had such transactions and events occurred on the dates specified, or to project the Company's result of operations or financial position for any future period or date. The pro forma adjustments are based upon available information and certain adjustments that management believes are reasonable. In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data.

                       UNAUDITED PRO FORMA BALANCE SHEET

                              AS OF MARCH 29, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          HISTORICAL HISTORICAL  ACQUISITION   PRO FORMA     OFFERING     PRO FORMA
                            WILMAR     HMA(A)   ADJUSTMENTS(B) COMBINED   ADJUSTMENTS(C) AS ADJUSTED
                          ---------- ---------- -------------- ---------  -------------- -----------
ASSETS
Current assets:
 Cash and cash require-
  ments.................   $  4,310    $  212      $(3,564)    $    958      $37,774      $ 38,732
 Cash--restricted.......        200                                 200                        200
 Short-term investment--
  available for sale se-
  curities..............      1,765                               1,765                      1,765
 Short-term investment--
  trading securities....                    1                         1                          1
 Accounts receivable--
  trade, net............     10,205     3,544                    13,749                     13,749
 Accounts receivable--
  related party and
  other.................                   53                        53                         53
 Inventory..............     12,978     3,074                    16,052                     16,052
 Prepaid expenses and
  other current assets..        511       267                       778                        778
 Deferred income taxes..        486                                 486                        486
                           --------    ------      -------     --------      -------      --------
   Total current as-
    sets................     30,455     7,151       (3,564)      34,042       37,774        71,816
Property and equipment,
 net....................      1,385       310                     1,695                      1,695
Deferred income taxes...                  116                       116                        116
Other assets............      2,152                  2,744        4,896                      4,896
                           --------    ------      -------     --------      -------      --------
Total assets............   $ 33,992    $7,577      $  (820)    $ 40,749      $37,774      $ 78,523
                           ========    ======      =======     ========      =======      ========
LIABILITIES AND
 STOCKHOLDERS'
 EQUITY (DEFICIT)
Current liabilities:
 Notes payable..........               $1,830      $   608     $  2,438      $(2,438)
 Current portion of
  long-term debt and
  capital leases........                   63                        63          (63)
 Accounts payable.......   $  6,514     1,956                     8,470                   $  8,470
 Accrued expenses and
  other current liabili-
  ties..................      1,622       455                     2,077           (9)        2,068
 Income taxes payable...        949       171                     1,120                      1,120
                           --------    ------      -------     --------      -------      --------
   Total current liabil-
    ities...............      9,085     4,475          608       14,168       (2,510)       11,658
Long-term debt and capi-
 tal leases.............                   66                        66          (66)
                           --------    ------      -------     --------      -------      --------
   Total liabilities....      9,085     4,541          608       14,234       (2,576)       11,658
                           --------    ------      -------     --------      -------      --------
Stockholders' Equity:
 Preferred stock, $.01
  par value, 5,000,000
  shares authorized;
  none issued...........
 Common stock, no par
  value--50,000,000
  shares authorized;
  10,374,545 shares
  issued and
  outstanding...........     51,289                  1,608       52,897       40,350        93,247
 Common stock, $.01 par
  value, 1,000,000
  shares authorized;
  115,170 shares issued
  and outstanding.......                    1           (1)
 Additional paid-in cap-
  ital..................                  157         (157)
 Retained earnings
  (accumulated
  deficit)..............    (26,382)    2,878       (2,878)     (26,382)                   (26,382)
                           --------    ------      -------     --------      -------      --------
   Total stockholders'
    equity (deficit)....     24,907     3,036       (1,428)      26,515       40,350        66,865
                           --------    ------      -------     --------      -------      --------
Total Liabilities and
 Stockholders' Equity...   $ 33,992    $7,577      $  (820)    $ 40,749      $37,774      $ 78,523
                           ========    ======      =======     ========      =======      ========

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          YEAR ENDED DECEMBER 29, 1995

                                    HISTORICAL                            PRO
                         HISTORICAL    ONE     HISTORICAL ACQUISITION    FORMA
                           WILMAR   SOURCE(D)   HMA(E,G)  ADJUSTMENTS   COMBINED
                         ---------- ---------- ---------- -----------   --------
Net sales...............  $60,823     $8,494    $24,858     $1,416 (h)  $95,591
Cost of sales...........   41,835      6,322     19,411      1,046 (i)   68,614
                          -------     ------    -------     ------      -------
  Gross profit..........   18,988      2,172      5,447        370       26,977
Operating expenses
  Operating and selling
   expenses.............    9,099        884      2,353         60 (j)   12,396
  Corporate general and
   administrative
   expenses.............    3,985      1,185      2,030       (443)(k)    6,757
                          -------     ------    -------     ------      -------
                           13,084      2,069      4,383       (383)      19,153
                          -------     ------    -------     ------      -------
  Operating income......    5,904        103      1,064        753        7,824
Other income............                             53                      53
Interest expense, net...   (1,164)       (85)      (155)      (361)(l)   (1,765)
                          -------     ------    -------     ------      -------
Income before income
 taxes..................    4,740         18        962        392        6,112
Pro Forma Data (p):
  Income tax provision..    1,896          7        299        243        2,445
                          -------     ------    -------     ------      -------
  Net income............  $ 2,844     $   11    $   663     $  149      $ 3,667
                          =======     ======    =======     ======      =======
  Net income per common
   share................  $  0.36                                       $  0.46
                          =======                                       =======
  Weighted average
   common shares
   outstanding (q)......    7,937                               68 (r)    8,005
                          =======                           ======      =======

                       THREE MONTHS ENDED MARCH 29, 1996

                                                                          PRO
                                     HISTORICAL HISTORICAL ACQUISITION   FORMA
                                       WILMAR   HMA (F,G)  ADJUSTMENTS  COMBINED
                                     ---------- ---------- -----------  --------
Net sales...........................  $19,309     $5,661                $24,970
Cost of sales.......................   13,373      4,269      $ (2)(m)   17,640
                                      -------     ------      ----      -------
  Gross profit......................    5,936      1,392         2        7,330
                                      -------     ------      ----      -------
Operating expenses
  Operating and selling expenses....    2,987        564       (13)(m)    3,538
  Corporate general and
   administrative expenses..........    1,242        509         7 (n)    1,758
                                      -------     ------      ----      -------
                                        4,229      1,073         6        5,308
                                      -------     ------      ----      -------
  Operating income..................    1,707        319        (4)       2,022
Other income........................                  13                     13
Interest expense, net...............      (81)       (39)      (55)(o)     (175)
                                      -------     ------      ----      -------
  Income before income taxes........    1,626        293       (59)       1,860
  Income tax provision..............      666         91         2          759
                                      -------     ------      ----      -------
  Net income........................  $   960     $  202      $(61)     $ 1,101
                                      =======     ======      ====      =======
Pro Forma Data:
  Net income per common share.......  $  0.10                           $  0.11
                                      =======                           =======
  Weighted average common shares
   outstanding (q)..................    9,946                   68 (r)   10,014
                                      =======                 ====      =======

- --------
(a) Balance Sheet as of February 29, 1996.
(b) Represents adjustments for the HMA Acquisition based on a purchase price of $7,610 (including $1,830 of HMA debt repaid by Wilmar). The HMA Acquisition has been accounted for using the purchase method. The purchase price has been allocated on a preliminary basis to the assets acquired based on the fair values of such assets which are estimated to equal their book value. The balance of the purchase price was allocated as follows:
    $1,571 to intangible assets (including covenants-not-to-compete and customer lists) and $1,173 to goodwill. This results in total other assets of $2,744. The other assets will be amortized on a straight-line basis over the following lives: the covenants-not-to-compete will be amortized over three years; the customer lists will be amortized over 20 years; and the goodwill will be amortized over 30 years.
(c) Represents the sale by the Company of 2,000 shares of Common Stock pursuant to this offering (at an assumed offering price of $21.50 per share) and the application of the net proceeds therefrom as described in "Use of Proceeds."
(d) Statement of Operations for the nine months ended September 30, 1995.
(e) Statement of Operations for year ended February 29, 1996.
(f) Statement of Operations for three months ended February 29, 1996.
(g) Certain amounts in the historical financial statements of HMA have been reclassified to conform with the Wilmar presentation.
(h) Represents sales of $1,416 for One Source from October 1, 1995 to November 17, 1995 (the effective date of the One Source acquisition).
(i) Adjustment to reflect: (i) costs of sales of $1,054 for One Source from October 1, 1995 to November 17, 1995, offset by (ii) $8 of expense related to the HMA Employee Stock Ownership Trust ("HMA ESOP"), which was terminated after the HMA Acquisition.
(j) Adjustments to reflect: (i) distribution center payroll expenses of $36 for One Source related to personnel that were terminated after the One Source acquisition and (ii) $51 of expense related to the HMA ESOP, which was terminated after the HMA Acquisition, offset by (iii) operating and selling expenses of $147 for One Source from October 1, 1995 to November 17, 1995.
(k) Adjustments to reflect: (i) $780 of expenses and compensation, bonuses and fringe benefit packages paid to management and employees of One Source that were terminated after the One Source Acquisition with no corresponding increase in corporate overhead, (ii) $41 of expense related to the HMA ESOP, which was terminated after the HMA Acquisition, (iii) $100 of compensation paid to an officer of HMA in excess of the compensation due under the officer's employment contract effective after the HMA Acquisition, offset by: (iv) corporate general and administrative expenses of $280 for One Source from October 1, 1995 to November 17, 1995 and (v) additional expenses of $378 which represent the amortization of intangible assets, including goodwill, covenants-not-to-compete and customer lists acquired by Wilmar in the One Source and HMA acquisitions.
(l) Represents interest expense on amounts drawn on the Company's line of credit to finance the One Source and HMA acquisitions as if the acquisitions had occurred on January 1, 1995.
(m) Adjustments to reflect the HMA ESOP, which was terminated after the HMA Acquisition as follows: (i) $2 of cost of sales (ii) $13 of operating and selling expenses.
(n) Adjustments to reflect: (i) $10 of expenses related to the HMA ESOP, which was terminated after the HMA Acquisition and (ii) $25 of compensation paid to an officer of HMA in excess of the compensation due under the officer's employment contract effective after the HMA Acquisition, offset by (iii) additional expenses of $42 which represents the amortization of intangible assets, including goodwill, covenants-not-to-compete and customer lists acquired by Wilmar in the HMA Acquisition.
(o) Represents interest expense on amounts drawn on the Company's line of credit to finance the HMA Acquisition as if the acquisition had occurred on January 1, 1995.
(p) Prior to March 1, 1995, the Company elected to be taxed as an S Corporation for federal (and certain state) income tax purposes. Pro forma information has been computed as if the Company had been subject to federal income tax and all applicable state corporate income taxes for each period presented.
(q) See Note 3 of Notes to Consolidated Financial Statements for a description of the determination of weighted average common shares outstanding.
(r) Represents shares of Common Stock issued in connection with the HMA Acquisition as if the acquisition had occurred on January 1, 1995.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The selected financial and operating data set forth below should be read in conjunction with the Financial Statements of the Company, including the notes thereto included elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data for fiscal 1993, fiscal 1994 and fiscal 1995 have been derived from the Company's financial statements which have been audited by independent auditors. The selected financial data for fiscal years 1991, 1992, the three months ended March 31, 1995 and the three months ended March 29, 1996 have been derived from the Company's unaudited financial statements which have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                                                                       THREE MONTH
                                      FISCAL YEAR(1)                    PERIOD(2)
                          ---------------------------------------  --------------------
                           1991    1992    1993    1994    1995    1995(3)   1996
                          ------- ------- ------- ------- -------  -------  -------
STATEMENT OF OPERATIONS
 DATA:
 Net sales..............  $18,132 $24,517 $35,640 $47,679 $60,823  $13,458  $19,309
 Cost of sales (4)......   12,293  16,847  24,735  32,787  41,835    9,212   13,373
                          ------- ------- ------- ------- -------  -------  -------
 Gross profit...........    5,839   7,670  10,905  14,892  18,988    4,246    5,936
 Operating and selling
  expenses..............    3,260   3,909   5,400   7,068   9,099    2,015    2,987
 Corporate general and
  administrative
  expenses..............    1,765   2,054   2,393   2,895   3,985    1,060    1,242
 Bonuses to S
  Corporation
  shareholders (5)......      195     644   1,463     --      --       --       --
                          ------- ------- ------- ------- -------  -------  -------
 Operating income.......      619   1,063   1,649   4,929   5,904    1,171    1,707
 Interest expense, net..       45      49     173     289   1,164      201       81
                          ------- ------- ------- ------- -------  -------  -------
 Income before income
  taxes.................      574   1,014   1,476   4,640   4,740      970    1,626
                          ------- ------- ------- ------- -------  -------  -------
PRO FORMA DATA (6):
 Income tax provision...      229     403     586   1,860   1,896      389      666
                          ------- ------- ------- ------- -------  -------  -------
 Net income.............  $   345 $   611 $   890 $ 2,780 $ 2,844      581  $   960
                          ======= ======= ======= ======= =======  =======  =======
 Net income per common
  share.................                          $  0.31 $  0.36  $  0.07  $  0.10
                                                  ======= =======  =======  =======
 Weighted average common
  shares outstanding
  (7)...................                            9,071   7,937    8,596    9,946
                                                  ======= =======  =======  =======
BALANCE SHEET DATA:
 Working capital
  (deficit).............  $ 1,916 $ 2,880 $ 3,818 $ 4,367     (54) $ 3,075  $21,370
 Total assets...........    5,058   7,192   9,866  14,561  26,871   16,155   33,992
 Long-term debt, less
  current portion.......      234     290   1,817   2,693   5,667    6,244
 Mandatorily redeemable
  preferred stock.......                                   25,058   23,646
 Total stockholders'
  equity (deficit)......    2,128   3,064   2,468   2,719 (27,062) (25,742)  24,907

- --------
(1) The Company's fiscal year is based on a 52/53 week fiscal period ending on the last Friday in December. Fiscal 1993 was a 53 week year while all other fiscal years consist of 52 weeks.
(2) The three month periods ended on March 31, 1995 and March 29, 1996.
(3) In March 1995, the Company was recapitalized and, in connection therewith, incurred significant debt and issued dividend bearing, mandatorily redeemable preferred stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Certain Transactions."
(4) Cost of sales includes merchandise, freight, distribution center occupancy and delivery costs.
(5) See Note 5 of Notes to Consolidated Financial Statements.
(6) Prior to March 1, 1995, the Company elected to be taxed as an S Corporation for federal (and certain state) income tax purposes. Pro forma information has been computed as if the Company had been subject to federal income taxes and all applicable state corporate income taxes for each period presented. The income tax provision and net income for the three month period ended March 29, 1996 are actual amounts because the Company was taxed as a C Corporation during that period.
(7) See Note 3 of Notes to Consolidated Financial Statements for description of the determination of weighted average common shares outstanding.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Wilmar was founded in 1978 by its current Chief Executive Officer, William Green, and his father, Martin Green, to provide reliable, next-day delivery of repair and maintenance products to customers in its original Philadelphia market. Since its inception, the Company has experienced significant growth. The Company opened its second distribution center in Washington, D.C. in 1982 and its third in Houston in 1987. Since 1991, the Company has accelerated its growth, opening six distribution centers: Indianapolis (1991), Fresno (1992), Atlanta (1993), Tampa (December 1994), Columbus (July 1995) and Seattle (October 1995). Since 1995, the Company has acquired three additional distribution centers through acquisitions: Miami (November 1995), Denver (May
1996) and Las Vegas (May 1996). In addition, HMA, which the Company acquired on July 8, 1996, operates distribution centers in Dallas, Houston and San Antonio, Texas.

  The Company typically opens a distribution center in a territory after sales generated by local sales representatives and by telesales have reached a level sufficient to support the distribution center. Newly opened distribution centers typically become profitable within six months after opening. The introduction of a distribution center into a market allows the Company to increase sales to existing customers and add new customers at a more rapid rate because the Company can offer free, next-day delivery of all products to its customers in the local market.

  The 1995 Recapitalization. In March 1995, the Company effected a recapitalization (the "1995 Recapitalization"). As an integral part of the 1995 Recapitalization, the Company made a dividend distribution to William Green, the sole shareholder of the Company at that time, in the form of 105,914 shares of Series B Junior Preferred Stock with a redemption value of $10.6 million, to be amended as described below. The Company issued 129,450 shares of its Series A Senior Preferred Stock to the Summit Investors for a purchase price of $12.9 million. All of the outstanding Series A Senior Preferred Stock was redeemed, by its terms, for $12.9 million (plus accrued dividends estimated at $900,000) upon consummation of the Company's initial public offering in January 1996. The Company used the proceeds of the investment by Summit to redeem 3,584,000 shares of Common Stock held by William Green for $15.1 million. As deferred consideration for the redemption of Mr. Green's Common Stock in connection with the 1995 Recapitalization, the Company issued a $2.0 million note to Mr. Green on November 22, 1995, payable only if the Company satisfies certain earnings targets in 1995 and 1996, or upon the earlier consummation of a qualified liquidity event, including the initial public offering. The Company paid the note with a portion of the proceeds of its initial public offering in January 1996. In connection with the 1995 Recapitalization, the Company issued 3,080,000 shares of its Common Stock to the Summit Investors for an aggregate purchase price of $55,000. As a result of the 1995 Recapitalization, the Company incurred significant interest expense and was required to accrue preferred dividends from March 9, 1995 through the initial public offering in January 1996. In connection with Wilmar's initial public offering, William Green agreed to convert $5.0 million of his Series B Junior Preferred Stock into Common Stock at the initial public offering price of $11.00. Simultaneously with the initial public offering, the terms of the Series B Junior Preferred Stock were amended to provide that $5.0 million of Mr. Green's Series B Junior Preferred Stock would be converted into 454,545 shares of Common Stock, and the balance would be redeemed for $5.6 million (plus accrued dividends of approximately $700,000).

  S Corporation Status. From its inception until March 1, 1995, the Company was subject to federal income taxation under Subchapter S of the Code. As a result, for federal and certain state income tax purposes, the net income of the Company was reported by and taxed directly to its shareholders, rather than to the Company. Accordingly, the Company has calculated pro forma income tax provision, pro forma net income and pro forma income per share for each year presented as if the Company were a C Corporation subject to all federal and applicable state income taxes. The effective tax rate used in calculating the pro forma income tax provision was approximately 40% for all periods. In connection with the termination of its S Corporation status, the Company distributed to William Green, the Company's then sole shareholder, an aggregate of approximately $5.2 million between late 1994 and early 1995. These distributions represented the Company's income previously taxed to Mr. Green, net of prior distributions to him.

  Acquisitions. In November 1995, the Company acquired One Source for approximately $3.6 million in cash. During 1996 to date, the Company has completed three additional acquisitions--Mile High, Sun Valley and HMA--for an aggregate purchase price of approximately $7.75 million in cash and $1.6 million in Common Stock. The Company accounted for all four acquisitions as purchases for financial reporting purposes. The resulting goodwill of approximately $3.7 million is amortized on a straight-line basis over 30 years and other intangible assets of approximately $2.2 million is amortized over three to 20 years.

RESULTS OF OPERATIONS

  The following table sets forth statement of operations data as a percentage of net sales for the periods indicated.

                                                                 THREE MONTH
                                            FISCAL YEAR ENDED      PERIOD
                                            -------------------  ------------
                                            1993   1994   1995   1995   1996
                                            -----  -----  -----  -----  -----
Net sales.................................. 100.0% 100.0% 100.0% 100.0% 100.0%
Cost of sales..............................  69.4   68.8   68.8   68.5   69.3
                                            -----  -----  -----  -----  -----
  Gross profit.............................  30.6   31.2   31.2   31.5   30.7
Operating and selling expenses.............  15.2   14.8   15.0   15.0   15.5
Corporate general and administrative ex-
 penses....................................   6.7    6.1    6.5    7.8    6.4
Bonuses to S Corporation shareholders......   4.1    --     --     --     --
                                            -----  -----  -----  -----  -----
  Operating income.........................   4.6   10.3    9.7    8.7    8.8
Interest expense, net......................   0.5    0.6    1.9    1.5    0.4
                                            -----  -----  -----  -----  -----
  Income before income taxes...............   4.1    9.7    7.8    7.2    8.4
                                            -----  -----  -----  -----  -----
Pro forma data(1):
  Income tax provision.....................   1.6    3.9    3.1    2.9    3.4
                                            -----  -----  -----  -----  -----
  Net income...............................   2.5%   5.8%   4.7%   4.3%   5.0%
                                            =====  =====  =====  =====  =====

- --------
(1) The income tax provision and net income for the three month period ended March 29, 1996 are actual amounts because the Company was taxed as a C Corporation during the period.

THREE MONTHS ENDED MARCH 29, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31,
1995

  Net Sales. Net sales increased by $5.8 million, or 43.5%, to $19.3 million for the quarter ended March 29, 1996 from $13.5 million for the corresponding quarter in 1995. Of this increase, 36.9% was attributable to higher sales volumes shipped from distribution centers open for all of both periods, and the balance was attributable to the three distribution centers (Tampa, Columbus and Seattle) opened between December 1, 1994 and December 29, 1995 and the acquisition of One Source Supply, Inc. which occurred on November 17, 1995. The higher net sales from distribution centers open during all of both periods resulted primarily from the increased experience of the Company's direct sales and telesales forces and increased sales to national accounts. The Company's sales force at the end of the first quarter of 1996 was 86, an increase of 35 when compared with the corresponding quarter of 1995. Price increases during both quarters were modest and made only on selected items. During the quarter ended March 29, 1996, Wilmar generated approximately $436,000 in net sales to new end markets as a result of the Company's decision to target customers outside its core apartment housing market beginning in the first quarter of 1995.

  Gross Profit. Cost of sales include merchandise, freight, distribution center occupancy and delivery costs. As a percentage of net sales, gross profit was 30.7% for the quarter ended March 29, 1996 compared to 31.5% for the corresponding quarter in 1995. This decrease in the gross margin resulted from increased delivery expenses associated with "line-hauling" (the use of third party trucks to ship multiple orders from a distribution center to other markets overnight followed by next day local delivery) to new markets, higher relative occupancy costs relating to the operation of two immature, less efficient distribution centers opened after the first quarter of 1995 (Columbus and Seattle) and a decrease in vendor allowances and early payment discounts when compared with the first quarter of 1995.

  Operating and Selling Expenses. Operating and selling expenses consist of labor and other costs associated with opening and operating a distribution center as well as selling expenses and commissions. The Company expenses all distribution center pre-opening costs when incurred. Operating and selling expenses increased by $1.0 million, or 48.2%, to $3.0 million for the quarter ended March 29, 1996 from $2.0 million for the corresponding quarter in 1995. As a percentage of net sales, these expenses represented 15.5% for the quarter ended March 29, 1996 compared to 15.0% for the corresponding quarter in 1995. These increases resulted primarily from increased commissions related to higher sales volumes, higher relative costs associated with the distribution centers opened after the first quarter of 1995, the distribution center acquired from One Source (Miami) in November 1995 and an expanded sales force and higher operating costs associated with increased sales volumes at the other distribution centers.

  Corporate General and Administrative Expenses. Corporate general and administrative expenses increased by $182,000, or 17.2%, to $1.2 million for the quarter ended March 29, 1996 from $1.0 million for the corresponding quarter in 1995, as a result of the increased staffing required to manage a larger volume of business. During the first quarter of 1995 the Company incurred $207,000 in expenses related to the 1995 Recapitalization. Excluding the expenses associated with the 1995 Recapitalization, corporate general and administrative expenses as a percentage of net sales were 6.4% for the quarter ended March 29, 1996 compared to 6.3% for the corresponding quarter in 1995.

  Operating Income. Operating income increased by $536,000, or 45.8%, to $1.7 million for the quarter ended March 29, 1996 from $1.2 million for the corresponding quarter in 1995. As a percentage of net sales, operating income was 8.8% for the quarter ended March 29, 1996 compared to 8.7% for the corresponding quarter in 1995. Excluding the one-time expenses associated with the 1995 Recapitalization, operating income would have increased by $329,000, or 23.9%, from the first quarter of 1995 to the first quarter of 1996. As a percentage of net sales, operating income (excluding the 1995 Recapitalization expenses) would have been 10.2% for the first quarter in 1995 compared to 8.8% for the first quarter of 1996.

  Interest Expense, Net. Net interest expense decreased by $120,000 to $81,000 for the quarter ended March 29, 1996 from $201,000 for the corresponding quarter in 1995 as a result of the reduction in debt made from the proceeds of the initial public offering.

FISCAL 1995 COMPARED TO FISCAL 1994

  Net Sales. Net sales increased by $13.1 million, or 27.5%, to $60.8 million in fiscal 1995 from $47.7 million in fiscal 1994. Of this increase, 51.9% was attributable to higher sales volumes shipped from distribution centers open for all of both periods, and the balance was attributable to the three distribution centers (Tampa, Columbus and Seattle) opened between December 1, 1994 and December 29, 1995 and the One Source acquisition which occurred on November 17, 1995. The higher net sales from distribution centers open during all of both periods resulted primarily from the increased experience of the Company's direct sales and telesales forces and increased sales to national accounts. In addition, the Company added 26 local sales representatives during fiscal 1995, the majority of whom were hired in the second half of the year and ten of whom joined the Company as part of the One Source acquisition in November 1995.

Price increases during fiscal 1995 were modest and made only on selected items. During fiscal 1995, Wilmar generated approximately $940,000 in net sales to new end markets as a result of the Company's decision to target customers outside its core apartment housing market beginning in 1995.

  Gross Profit. As a percentage of net sales, gross profit was 31.2% in fiscal 1995, which was unchanged from fiscal 1994.

  Operating and Selling Expenses. Operating and selling expenses increased by $2.0 million, or 28.2%, to $9.1 million in fiscal 1995 from $7.1 million in fiscal 1994. This increase resulted primarily from increased commissions related to higher sales volumes, costs associated with the new Tampa, Columbus and Seattle distribution centers and higher operating costs associated with increased sales volumes at the other distribution centers. As a percentage of net sales, these expenses represented 15.0% in fiscal 1995 compared to 14.8% in fiscal 1994, due to the effects of operating three immature, less efficient distribution centers and higher pre-opening expenses in fiscal 1995.

  Corporate General and Administrative Expenses. Corporate general and administrative expenses increased by $1.1 million, or 37.9%, to $4.0 million in fiscal 1995 from $2.9 million in fiscal 1994. During fiscal 1995, the Company incurred $207,000 in expenses related to the 1995 Recapitalization and a full year of expenses associated with the Company's new corporate headquarters in Moorestown, New Jersey. Until May 1994, the Company had operated its headquarters within its Philadelphia distribution center. During fiscal 1995, the Company significantly increased its corporate staff to manage the Company's greater base of operations. Excluding the expenses associated with the 1995 Recapitalization, corporate general and administrative expenses as a percentage of net sales would have increased to 6.3% in fiscal 1995 from 6.1% in fiscal 1994.

  Operating Income. Operating income increased by $975,000, or 19.8%, to $5.9 million in fiscal 1995 from $4.9 million in fiscal 1994. Excluding the one-time expenses associated with the 1995 Recapitalization, operating income would have increased by $1.2 million, or 24.4%, to $6.1 million in fiscal 1995 from $4.9 million in fiscal 1994. As a percentage of net sales, operating income (excluding the 1995 Recapitalization expenses) would have decreased to 10.0% in fiscal 1995 from 10.3% in 1994 due primarily to the effects of operating three immature, less efficient distribution centers, increases in the corporate staff and the operation of the Company's new corporate headquarters for all of 1995.

  Interest Expense, Net. Net interest expense increased by $875,000 to $1.2 million in fiscal 1995 from $289,000 in fiscal 1994 as a result of the approximately $9.3 million of additional indebtedness incurred in connection with the 1995 Recapitalization.

FISCAL 1994 COMPARED TO FISCAL 1993

  Net Sales. Fiscal 1994 consisted of 52 weeks and fiscal 1993 consisted of 53 weeks. Net sales increased by $12.0 million, or 33.8%, to $47.7 million in 1994 from $35.6 million in 1993. Of this increase, approximately 71.6% was attributable to higher sales volumes shipped from distribution centers open for all of both years, and the balance was attributable to distribution centers opened after January 1, 1993. Higher net sales from existing distribution centers was primarily the result of the increased experience of the Company's direct sales and telesales forces. In addition, the Company added 10 local sales representatives during 1994, increased sales to its national accounts and initiated a full-time, outbound telesales effort, all of which resulted in increased sales to existing customers and an increase in new customers. During 1994, price increases were modest and made only on selected items.

  Gross Profit. As a percentage of net sales, gross profit increased to 31.2% in 1994 from 30.6% in 1993. This margin improvement was attributable primarily to higher merchandise margins in 1994 resulting from increased sourcing of products manufactured overseas, partially offset by higher delivery and freight costs. The higher delivery costs were the result of greater use of third party delivery services from the Company's newer distribution centers where the Company had not established the sales volumes to justify operating its own trucks. The higher freight costs were the result of increased sourcing of products manufactured overseas.

  Operating and Selling Expenses. Operating and selling expenses increased by $1.7 million, or 30.9%, to $7.1 million in 1994 from $5.4 million in 1993. This increase was due primarily to increased commissions related to higher sales volumes, and a full year's operation of the Atlanta distribution center which opened in July 1993. As a percentage of net sales, these expenses decreased to 14.8% in 1994 from 15.2% in 1993, due primarily to the spreading of relatively fixed costs over higher sales volumes.

  Corporate General and Administrative Expenses. Corporate general and administrative expenses increased by $502,000, or 21.0%, to $2.9 million in 1994 from $2.4 million in 1993. The dollar increase resulted primarily from the opening of the new corporate headquarters in Moorestown, New Jersey in May 1994. As a percentage of net sales, these expenses decreased to 6.1% in 1994 from 6.7% in 1993, primarily due to the spreading of relatively fixed corporate overhead expenses over higher sales volumes.

  Bonuses to S Corporation Shareholders. Prior to 1994, the Company paid bonuses to S Corporation shareholders to enable them to pay income taxes on the Company's taxable income. In 1993, bonuses paid were $1.5 million. In 1994, the Company changed its tax strategy and distributed dividends to its shareholders rather than bonuses.

  Operating Income. Operating income increased by $3.3 million, or 198.9%, to $4.9 million in 1994 from $1.6 million in 1993. Excluding bonuses to S Corporation shareholders in 1993, operating income would have increased by $1.8 million, or 58.4%, to $4.9 million in 1994 from $3.1 million in 1993. As a percentage of net sales, operating income would have increased to 10.3% in 1994 from 8.7% in 1993 (excluding bonuses to S Corporation shareholders). This increase in the operating margin was attributable to continued spreading of relatively fixed distribution center and corporate overhead expenses over higher sales volumes.

  Interest Expense, Net. Net interest expense increased to $289,000 in 1994 from $173,000 in 1993. This increase was primarily due to higher borrowings under the Company's line of credit to finance increased working capital needs.

QUARTERLY RESULTS AND SEASONALITY

  The following table sets forth statements of operations data for the first quarter of fiscal 1996, the four quarters of fiscal 1995 and the four quarters of fiscal 1994. These quarterly data are unaudited but have been prepared on a basis consistent with the Company's audited financial statements presented elsewhere herein and, in the Company's opinion, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                           THREE MONTHS ENDED
                         -------------------------------------------------------
                         MARCH 31, JUNE 30, SEPTEMBER 29, DECEMBER 29, MARCH 29,
                           1995      1995       1995          1995       1996
                         --------- -------- ------------- ------------ ---------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...............  $13,458  $14,625     $16,381      $16,359     $19,309
Cost of sales...........    9,212   10,091      11,274       11,258      13,373
                          -------  -------     -------      -------     -------
  Gross profit..........    4,246    4,534       5,107        5,101       5,936
Operating and selling
 expenses...............    2,015    2,186       2,374        2,524       2,987
Corporate general and
 administrative
 expenses...............    1,060      893         895        1,137       1,242
                          -------  -------     -------      -------     -------
  Operating income......    1,171    1,455       1,838        1,440       1,707
Interest expense, net...      201      305         303          355          81
                          -------  -------     -------      -------     -------
Income before income
 taxes..................      970    1,150       1,535        1,085       1,626
                          -------  -------     -------      -------     -------
Pro forma data:
  Income tax
   provision(1).........      389      461         615          431         666
                          -------  -------     -------      -------     -------
  Net income(1).........  $   581  $   689     $   920      $   654     $   960
                          =======  =======     =======      =======     =======
  Net income per common
   share................  $  0.07  $  0.09     $  0.12      $  0.08     $  0.10
                          =======  =======     =======      =======     =======
Weighted average common
 shares outstanding.....    8,596    7,675       7,718        7,760       9,946
                          =======  =======     =======      =======     =======
                                      THREE MONTHS ENDED
                         ---------------------------------------------
                         MARCH 25, JUNE 24, SEPTEMBER 30, DECEMBER 30,
                           1994      1994       1994          1994
                         --------- -------- ------------- ------------
                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...............  $10,281  $11,895     $13,766      $11,737
Cost of sales...........    7,021    8,152       9,469        8,146
                          -------  -------     -------      -------
  Gross profit..........    3,260    3,743       4,297        3,591
Operating and selling
 expenses...............    1,465    1,773       1,947        1,882
Corporate general and
 administrative
 expenses...............      579      687         756          873
                          -------  -------     -------      -------
  Operating income......    1,216    1,283       1,594          836
Interest expense, net...       60       78          87           64
                          -------  -------     -------      -------
Income before income
 taxes..................    1,156    1,205       1,507          772
                          -------  -------     -------      -------
Pro forma data:
  Income tax provision..      463      483         604          310
                          -------  -------     -------      -------
  Net income............  $   693  $   722     $   903      $   462
                          =======  =======     =======      =======
  Net income per common
   share................  $  0.08  $  0.08     $  0.10      $  0.05
                          =======  =======     =======      =======
Weighted average common
 shares outstanding.....    9,071    9,071       9,071        9,071
                          =======  =======     =======      =======

- --------
(1) The income tax provision and net income for the three month period ended March 29, 1996 are actual amounts because the Company was taxed as a C Corporation during the period.

  The Company's net sales were approximately $40.7 million for the six months ended June 28, 1996, compared to approximately $28.1 million for the six months ended June 30, 1995.

  The Company's sales volumes tend to be lower in the fourth quarter because customers defer purchases at year end as their budget limits are met. In addition, net sales in the fourth quarter are reduced because of the holidays during the period.

LIQUIDITY AND CAPITAL RESOURCES

  Historically, Wilmar's primary source of liquidity has been cash flow from operations, supplemented by borrowings under its revolving bank line of credit to support increases in accounts receivable and inventory, net of accounts payable.

  During the first quarter of 1996, the Company completed an initial public offering of 4,600,000 shares of its Common Stock for $11.00 per share, resulting in net proceeds of $47,058,000.

  Cash used in operating activities was $1.4 million during the first quarter of 1996 compared to $124,000 of cash provided by operating activities during the first quarter of 1995. Cash used in operating activities during the first quarter of 1996 consisted of $1.0 million of net income before depreciation and amortization and other non-cash charges, offset by $2.4 million of changes in operating assets and liabilities primarily resulting from a $1.4 million decrease in accounts payable and increases in the Company's accounts receivable and inventory of $908,000, consistent with its higher volume of business.

  Cash used in investing activities for the first quarter of 1996 was $1.9 million, related to the purchase of short-term investments and the purchase of property and equipment compared to $90,000 for the first quarter of 1995. Cash provided by financing activities during the first quarter of 1996 was $7.6 million, consisting primarily of the net proceeds of an initial public offering less the repayment of all debt and the redemption of the outstanding preferred stock.

  Capital expenditures were $134,000 for the first quarter of 1996 compared to $90,000 for the first quarter of 1995. The Company expects to spend approximately $326,000 on capital expenditures in the remaining three quarters of fiscal 1996 primarily for office, computer and distribution center equipment. Additionally, the Company expects to spend approximately $500,000 to equip its new Philadelphia distribution center in connection with a lease agreement entered into on April 29, 1996. Historically, capital expenditures have been primarily for similar items, except for 1994 when the Company made additional capital expenditures related to the relocation of its headquarters to its present Moorestown, New Jersey location. A typical distribution center requires a capital investment of approximately $75,000 to $80,000 for equipment and leasehold improvements and an initial commitment of approximately $250,000 for working capital (net of accounts payable attributable to new inventory). The Company typically incurs expenses of approximately $50,000 before a new distribution center becomes operational. Since 1991, the Company's distribution centers have generated average sales of $3.1 million and operating income (before corporate overhead expenses) of $495,000 in the first full calendar year of operation. The Company expects that newer distribution center operating margins will continue to improve over time as the Company leverages fixed costs of operations over higher sales of products shipped from these distribution centers. The Company intends to finance its future capital expenditures with cash flow from operations and possibly with a portion of the proceeds of this offering, term debt or capital leases.

  Cash provided by operating activities was $277,000 during fiscal 1995 compared to $2.3 million during fiscal 1994. This decline was primarily the result of a $616,000 increase in income taxes paid because the Company terminated its S Corporation status in March 1995 and increases in the Company's accounts receivable and inventory, net of accounts payable, consistent with its higher volume of business. Cash provided by operating activities in fiscal 1995 consisted of $3.4 million of net income before depreciation and amortization and other non-cash charges, offset by $3.1 million of changes in operating assets and liabilities.

  Cash used in investing activities for fiscal 1995 was $4.1 million, related to the acquisition of One Source and the purchase of property and equipment. Cash provided by financing activities for fiscal 1995 was $3.7 million, consisting primarily of borrowings in connection with the acquisition of One Source and the Recapitalization.

  Cash provided by operating activities was $2.3 million in fiscal 1994. This was the result of $4.8 million of net income before depreciation and amortization and other non-cash charges offset by $2.5 million of changes in operating assets and liabilities. Cash used by investing activities in fiscal 1994 was $768,000, primarily related to the purchase of property and equipment. Net cash used in financing activities of $1.6 million resulted primarily from bank borrowings offset by the payment of S Corporation dividends.

  Capital expenditures were $507,000, $768,000 and $152,000 in fiscal 1995, 1994 and 1993, respectively. These expenditures were primarily for office, computer and distribution center equipment, except for 1994, when the Company made additional capital expenditures related to the relocation of its headquarters to its present Moorestown, New Jersey location.

  Wilmar's credit facility consists of a $10.0 million unsecured bank line of credit. The line of credit had a zero balance as of March 29, 1996, having been repaid with a portion of the proceeds of the initial public offering. In March 1996, the Company replaced its existing secured bank line of credit with the $10.0 million unsecured bank line of credit, which bears interest at three quarters of one percent below the bank's prime rate and expires in March 1997.

  A portion of the net proceeds of the initial public offering was used to repay the revolving bank line of credit and the term debt and to redeem the $4.0 million of 11.5% Subordinated Debentures issued to certain of the Summit Investors. The reduction in these borrowings and the increase in shareholders' equity as a result of the initial public offering and this offering will decrease the Company's financial leverage. The Company expects to renew its revolving line of credit when it expires in March 1997 and believes it could increase the amount of this credit facility if needed.

  The Company believes that its existing cash balances, supplemented by borrowings under the revolving line of credit, are adequate to meet planned operating and capital expenditure needs at least through 1996. However, if the Company were to make any significant acquisitions for cash, it may be necessary for the Company to obtain additional debt or equity financing.

INFLATION

  The Company does not believe that inflation has had a material effect on its results of operations in recent years. There can be no assurance, however, that the Company's business will not be affected by inflation in the future.

                                MARKET OVERVIEW

  The Company broadly defines its industry as the sale of repair and maintenance products to residential or temporary stay facilities that are large enough to employ a full time maintenance manager. Through 1994, the Company focused its marketing efforts on the apartment housing market. In 1995, the Company began to target other end markets, such as hotels and motels, hospitals, nursing homes, prisons, military bases, schools and universities. Customers in these new end markets accounted for approximately 1.5% of net sales in fiscal 1995. Based on published industry data, the Company estimates that there are more than 94,000 apartment complexes in the United States large enough to have a maintenance manager and that annual expenditures by these apartment complexes on repair and maintenance supplies exceed $2 billion. The Company believes that the other end markets it has recently begun to target are also of substantial size.

  Maintenance managers have traditionally purchased repair and maintenance supplies through a variety of distribution channels, including:

  Local or Regional Broad-Line Suppliers. There are numerous broad-line suppliers offering product categories similar to those found in the Wilmar Master Catalog. Most of these suppliers are local or regional in scope. Although these competitors typically use a direct sales force, often supported by a proprietary catalog, they are smaller and tend to offer fewer product categories, or a narrower range of products within categories, and fewer services than offered by Wilmar. These competitors typically cannot effectively serve national accounts.

  Mail Order Catalogs. There are a few mail order catalog companies that offer a broad selection of repair and maintenance products (typically 6,000 to 8,000
SKUs), have multiple warehouses and offer next-day or two-day delivery via parcel delivery services on most items. Although these catalog companies sell products to maintenance managers, they do not employ local sales representatives and cannot provide many of the services offered by Wilmar.

  Retail Stores. Traditional hardware stores and home-improvement superstores such as Home Depot sell repair and maintenance products. Their product selection and marketing efforts, however, are primarily targeted to individual homeowners and contractors. Retail stores generally do not provide extensive catalogs, sales representatives, convenient phone ordering or free, next-day delivery and most do not provide the depth of products offered by Wilmar.

  Specialty Suppliers. Specialty suppliers focus on a single product category, such as plumbing or electrical supplies. Specialty suppliers are typically local or regional in scope and cannot provide the one-stop shopping sought by maintenance managers.

  Industrial Suppliers. There are a few industrial suppliers that include a limited selection of maintenance and repair products in their merchandise mix but that do not focus on Wilmar's target markets. For example, W.W. Grainger, a leading industrial supplier, carries fewer than one-half of Wilmar's top 100 items and has fewer than 100 catalog pages dedicated to plumbing items, compared to more than 500 pages in the Wilmar Master Catalog.

  Wilmar believes it is the only national, broad-line supplier to its targeted markets offering next-day delivery of an extensive selection of repair and maintenance products through a direct sales force and catalog.

  Maintenance managers are primarily responsible for making repairs and generally do not have time to shop with multiple vendors. Maintenance managers value extensive product selection, convenient ordering, reliable, next-day delivery and other value-added services. In addition, maintenance departments typically operate within budgetary constraints, making competitive pricing important.

  Although maintenance managers typically make day-to-day purchasing decisions, many property management companies with multiple sites attempt to gain volume purchasing advantages by establishing "preferred" or "required" vendor arrangements with suppliers. Some property management companies have joined group purchasing organizations ("GPOs") to gain increased purchasing power. Competition for these national or regional accounts requires a significant national presence in addition to a broad product selection, competitive pricing and a sophisticated billing system.

                                   BUSINESS

OVERVIEW

  Wilmar is a rapidly growing national marketer and direct distributor of repair and maintenance products, principally to the apartment housing market. Through its 1,000+ page Wilmar Master Catalog, the Company has become a "one-stop shopping" resource for maintenance managers by offering the industry's most extensive selection of over 15,000 standard and specialty plumbing, hardware, electrical, janitorial and related products. By purchasing directly from domestic and foreign manufacturers in relatively large volumes, Wilmar is able to offer customers competitive prices on both name brand and private label products. The Company seeks to win new accounts and increase sales to existing accounts through a 112-person direct sales force, six full-time outbound telesales representatives, a national accounts sales program, and monthly direct mail flyers. Customer service representatives located at Wilmar's centralized call center use the Company's proprietary software applications to quickly process orders and answer customer inquiries. The Company provides free, next-day delivery in local markets served by its distribution centers and ships by parcel delivery services to other areas. Since 1991, Wilmar has expanded from four distribution centers located in Philadelphia, Washington, D.C., Houston and Indianapolis to 15 distribution centers located throughout the United States. From 1991 to 1995, the Company's net sales increased at a compound annual rate of 35.3%. Since November 1995, Wilmar has acquired four regional repair and maintenance supply companies with total annualized net sales of approximately $40 million.

BUSINESS STRATEGY

  The Company's goal is to become the nation's leading supplier of repair and maintenance products to the apartment housing market and to leverage its expanding national infrastructure to increase its sales of these products to other end markets that also rely upon on-site maintenance staffs. These other end markets include hotels and motels, hospitals, nursing homes, prisons, military bases, schools and universities. The following are critical elements of Wilmar's business strategy:

  Broadest Product Selection. Wilmar's objective is to supply virtually all of the items a maintenance manager needs to maintain and repair the property. Through its 1,000+ page Wilmar Master Catalog, the Company has become a "one-stop shopping" resource for maintenance managers by offering its customers the industry's most extensive selection of over 15,000 standard and specialty plumbing, hardware, electrical, janitorial and related products. Wilmar's merchandise consists of both name brand and private label products.

  Reliable Next-Day Delivery. Through its large in-stock inventory and growing network of distribution centers, Wilmar is able to provide reliable, next-day delivery to an increasing number of markets in the United States. This permits customers to reduce on-hand inventory and save time otherwise spent shopping for supplies. The Company's goal is to provide free, next-day delivery of all in-stock items to customers in most major markets in the United States.

  Volume Purchasing Power; Private Label; Competitive Pricing. Wilmar's relatively large size and ability to purchase directly from manufacturers enable the Company to procure products at prices generally lower than those available to smaller competitors. The Company's eight years of experience with Asian sourcing of the Company's private label products and its ongoing relationships with manufacturers in that region have strengthened its ability to import many of its products at prices below those that prevail in the U.S. market. Private label sales constituted 18.4% of Wilmar's net sales in fiscal 1995. The Company's volume purchasing power, foreign sourcing capability and private label program permit it to provide its customers with competitive prices on a broad array of products.

  Superior Customer Service. A central tenet of Wilmar's business strategy is to provide service levels superior to those that have historically characterized its industry. In addition to providing "one-stop shopping" and reliable delivery, Wilmar provides high levels of customer service through its knowledgeable direct sales force. The experienced and knowledgeable sales force maintains regular contact with active accounts to solve problems and provides technical product advice, shop organization assistance and customer services not generally available from mail order catalogs, retail stores and specialty suppliers. Ease of ordering is provided via the Company's toll-free "800" number, which is staffed by customer service representatives from 8:00 am to 8:00 pm Eastern Time. These customer service representatives utilize Wilmar's proprietary software applications to quickly process orders and answer customer inquiries. The Company also offers customized billing and usage reports to meet the individual accounting and management needs of its customers.

  Centralized Operations. An important part of the Company's operating strategy is to enhance efficiency and service levels through a centrally controlled, computerized management system. The Company maintains its management-intensive, relatively fixed-cost administrative functions at its Moorestown, New Jersey headquarters. These functions include merchandising, purchasing, catalog production, outbound telesales, order entry and customer service, management information systems, administration, finance and accounting and legal services. The Company is able to spread its administrative costs over a greater volume of business than its smaller local and regional competitors.

GROWTH STRATEGY

  The Company utilizes multiple marketing strategies to win new accounts and retain active accounts. Wilmar's direct sales force calls on prospective and existing customers in assigned territories while senior management and regional sales managers call on large property management companies to establish national or regional relationships designating Wilmar as a preferred or authorized vendor. In targeted markets currently not covered by local sales representatives, Wilmar's outbound telesales representatives win new accounts and service existing customers.

  Key elements of the Company's growth strategy include:

  Expand Direct Sales Force. Management believes there is significant opportunity for Wilmar to win new accounts and increase sales to existing accounts by expanding the Company's direct sales force. The Company will add local sales representatives in existing markets, permitting it to further capitalize on the name recognition created by the Wilmar Master Catalog. In addition, the Company will locate sales representatives in new markets after sufficient sales volumes have been generated through outbound telesales or national account relationships to support a direct sales effort. The Company has found that local sales representatives generate higher average orders than telesales representatives because of the effectiveness of in-person contact and suggestive selling techniques.

  Expand Geographic Penetration in the United States. The Company garners a higher share of customers' overall spending on repair and maintenance supplies when it can provide free, next-day delivery on all in-stock products. The Company plans to increase its ability to deliver its full line of products on a next-day basis by opening distribution centers in new markets and by increasing the Company's recently established practice of "line-hauling" (the use of third party trucks to ship multiple orders from a distribution center to other markets overnight followed by next-day, local delivery).

  Expand Sales to New End Markets. The Company believes it can expand its sales to other end markets that have customer demands and distribution channels similar to those in the apartment housing market. These end markets include hotels and motels, hospitals, nursing homes, prisons, military bases, schools and universities. On-site maintenance managers in these end markets also typically manage large repair and maintenance budgets and need a broad array of products delivered quickly at competitive prices. In 1995, the Company added 3,000 SKUs to its Wilmar Master Catalog and initiated sales efforts to target these markets.

  Continue to Seek Strategic Acquisitions. The Company plans to take advantage of the highly fragmented nature of its industry by exploring strategic acquisitions. In November 1995, the Company completed its first acquisition, One Source the leading direct supplier of repair and maintenance products to the apartment housing market in south Florida. In May 1996, the Company acquired Mile High, a direct supplier of repair and maintenance products to the apartment housing market in Colorado and Sun Valley, a direct supplier of repair and maintenance products to the apartment housing markets in Las Vegas and Phoenix. In July 1996, the Company completed the acquisition of HMA, a large regional direct supplier of repair and maintenance products to the apartment housing market in Texas. The Company believes that there are additional attractive acquisition candidates in both new and existing markets. Acquisitions in new geographic markets should permit the Company to acquire established accounts and gain market presence quickly. In addition to increasing sales, the Company believes the acquisition of companies serving Wilmar's newly targeted end markets will accelerate the Company's growth in these end markets. It is the Company's strategy to implement its business model at each acquired company as soon as practicable after each acquisition is completed.

PRODUCTS AND MERCHANDISING

  Wilmar markets over 15,000 repair and maintenance products. These items constitute a full range of standard and specialty products in the following product categories: plumbing, hardware, electrical, chemical and janitorial, appliance parts, window and floor coverings, heating, ventilating and air conditioning ("HVAC"), and paint and paint accessories. Wilmar offers a broad range of name brands such as Kwikset, Insinkerator, Delta Faucet, Moen, Philips Lighting, and Briggs Plumbingware. In fiscal 1995, private label products marketed under the "Wilmar" and "Wilflo" names accounted for 16.3% of net sales, and no single product accounted for more than 1.3% of the Company's net sales. Through its inventory management system, the Company is able to identify sales trends and adjust the Company's merchandise mix accordingly.

  Product Categories. For the periods presented, the approximate percentages of the Company's net sales by product category were as follows:

                                                                FISCAL YEAR
                                                               ----------------
      PRODUCT CATEGORY                                         1993  1994  1995
      ----------------                                         ----  ----  ----
   Plumbing...................................................  35%   35%   34%
   Electrical.................................................  20    20    19
   Hardware...................................................  15    16    18
   Chemical and janitorial....................................   7     6     6
   Appliance parts............................................   5     5     5
   Window and floor coverings.................................   8     6     7
   HVAC.......................................................   3     4     5
   Paint and paint accessories................................   3     3     3
   Other......................................................   4     5     3
                                                               ---   ---   ---
                                                               100%  100%  100%
                                                               ===   ===   ===

  The following is an illustrative listing of the types of products sold by Wilmar in each of its major product categories:

PLUMBING                                  APPLIANCE PARTS

  Faucets and sink repair parts              Range elements, drip pans and
  Faucets, sinks and garbage disposals       accessories
  Tub and shower repair parts                Refrigerator accessories
  Medicine cabinets and bath accessories     Dishwasher parts
  Toilets and toilet tank repair parts       Washer and dryer accessories
  Institutional plumbing parts
  Copper and PVC pipe and fittings        WINDOW AND FLOOR COVERINGS
  Water heaters
  Drain cleaning tools                       Window blinds and shades
                                             Floor tile

ELECTRICAL                                HVAC

  Light bulbs
  Lighting fixtures and replacement glass    Grills and vents
  Ceiling fans                               Thermostats
  Smoke detectors                            Compressors, motors and repair
  Wiring devices and circuit breakers        parts
  Ballasts and fuses                         Condensing units
                                             Refrigerants and recovery units
                                             Filters

HARDWARE                                  PAINT AND PAINT ACCESSORIES

  Replacement window hardware                Paint
  Storm window and patio door parts          Paint sundries
  Custom screens and accessories             Caulks, adhesives, sealants and
  Locksets and custom keying                 tape
  Closet, cabinet and drawer hardware        Brushes
  Door hardware                              Rollers, roller pans and scrapers
  Hand and power tools


CHEMICAL AND JANITORIAL                   OTHER

  Soaps, disinfectants, cleaners and         Pool supplies
  detergents Cleaning tools, machines        Safety products
  and accessories Insecticides and pest      Lawn and garden tools
  control products Paper products and        Office supplies
  supplies

  The Wilmar Master Catalog. The foundation of the Company's merchandising strategy is its proprietary Wilmar Master Catalog, which serves as a widely-used reference tool among maintenance managers. This 1,000+ page catalog, offering more than 15,000 SKUs, provides the industry's most extensive product selection. By comparison, the Company believes that most of its regional and local competitors produce catalogs offering approximately 6,000 SKUs. At Wilmar, a merchandise committee composed of the managers of the sales, marketing and purchasing departments selects the products to be included in the catalog, based on sales trends, customer requests, new product introductions and price changes. Important differentiating features of the Wilmar Master Catalog include many actual-size drawings as well as schematics of over 300 faucets and other plumbing products. These drawings and schematics enable customers to easily identify and order proper parts for their maintenance and repair needs. The Company publishes its prices in the Wilmar Master Catalog including a three-tier pricing structure for quantity discounts.

  Wilmar produces the catalog in-house to streamline the production process and achieve savings in production costs. The Wilmar Master Catalog is produced twice a year. In the first three months of 1996, approximately 45,000 copies were distributed to customers and prospective customers.

  Special Services. In addition to the 15,000 SKUs the Company offers through its Wilmar Master Catalog, the Company will supply virtually any product on a special order basis. The Company's four-person special order department accommodates customers' desire for "one-stop shopping" by sourcing requested products from any of the Company's regular 550 vendors or other vendors if necessary. The Company reviews its entire special order file annually to consider whether any items were ordered with sufficient frequency to warrant inclusion in the Wilmar Master Catalog. Special orders accounted for 2.5% of the Company's total sales in fiscal 1995. The Company also operates custom screening and keying services. During fiscal 1995, the Company custom manufactured approximately 66,000 screens and sold approximately 74,000 master-keyed locks.

SALES AND MARKETING

  The Company markets and sells through all levels of the customer's organization, including senior managers of property management companies, local and regional property managers and, most importantly, on-site maintenance managers. The Company's sales and marketing efforts are designed to establish and solidify customer relationships through frequent contact, and to emphasize on the Company's broad product selection, reliable next-day delivery, high level of customer service and competitive pricing. The Company's base of active customers (customers that have purchased in the preceding 12 months) has grown from 7,200 at December 31, 1992 to 20,300 at March 29, 1996. No single property accounted for as much as 1.0% of the Company's net sales during fiscal 1995 although approximately 1,800 properties managed by two large property management companies accounted for an aggregate of 13.0% of Wilmar's net sales during this period.

  Direct Sales Force. Wilmar maintains one of the largest direct sales forces in its industry with 112 local sales representatives covering 59 markets nationwide. The Company has found that it garners a greater percentage of its customers' overall spending on repair and maintenance supplies in markets serviced by local Wilmar sales representatives, particularly where local sales representatives are supported by a nearby distribution center, enabling free, next-day delivery of the Company's entire product line. In the first three months of 1996, the average order placed with sales representatives was approximately twice as large as those placed with telesales representatives. To generate new customers, the Company provides its sales representatives with lists of prospective customers and generally expects them to call on existing customers approximately every two weeks. In servicing existing customers, local sales representatives are expected not only to generate orders but also to be problem solvers. Typical problem-solving services include shop organization, special orders, part identification and complaint resolution. Local sales representatives are compensated based on a combination of salary and commission. The Company's sales force is managed by Wilmar's Vice President of Sales and three regional sales managers.

  Telesales. The Company employs six full-time telesales representatives whose responsibility is to obtain new customers and maintain regular contact with active customers, principally in territories where the Company does not employ a local sales representative. In these territories, the Company rents lists of prospective customers and distributes to them monthly direct mail flyers which highlight promotions and new product introductions. The Company mails approximately 85,000 sales flyers per month to existing and prospective customers. Telesales representatives make follow-up calls to prospective customers in targeted markets. Operating from the Company's New Jersey headquarters, telesales representatives also service approximately 7,800 accounts by assisting their active customers with purchasing decisions, processing orders and responding to customer inquiries. In fiscal 1995, telesales accounted for approximately 25% of Wilmar's net sales. Compensation for telesales representatives consists of a salary and bonus (based on performance versus budget).

  National Accounts; Group Purchasing Organizations ("GPOs"). Wilmar senior management supports the local calling efforts of the direct sales force by calling on the senior management of large national or regional property management companies to establish national account relationships whereby Wilmar becomes an authorized or preferred vendor for all or a portion of the management company's properties. Once Wilmar has been named an authorized or preferred vendor, Wilmar's local sales representatives and telesales representatives target the individual properties managed by that company to build relationships with maintenance managers. Similarly, Wilmar targets selected GPOs. Property management companies typically pay a fee to join a GPO, which entitles them to purchase products at discount prices from the GPO's designated vendors. Wilmar is currently one of three repair and maintenance suppliers in Buyers Access, a GPO owned and managed by NHP Incorporated, the nation's second largest property management company. Sales to Buyers Access participants constituted 23.2% of the Company's net sales for fiscal 1995. The Company has found that in instances where a customer leaves a GPO, the Company has normally retained the customer's account.

OPERATIONS

  Order Entry. During fiscal 1995, Wilmar's average order was $164. The Company receives all orders placed by customers or customers' local sales representatives at its centralized customer service center within the Company's New Jersey headquarters. Approximately 94% of orders are placed via telephone through the Company's toll-free "800" number, with the remaining 6% placed by fax. Calls are received by 36 customer service representatives who utilize on-line terminals to enter customer orders into a fully computerized order processing system. Through this system, customer service representatives access product availability, product location, pricing and promotions information. Customer service personnel determine immediately whether the product is available at the distribution center closest to the customer and, if not, the closest distribution center with availability. As a result, the customer service representative informs the customer immediately as to when the product can be delivered. Customer service lines are open from 8:00 am to 8:00 pm Eastern Time. During fiscal 1995, the Company received an average of approximately 2,000 calls per day.

  Fulfillment. Once an order is entered into the computer system by a customer service representative, a picking slip is generated at the appropriate distribution center. Items on the picking slip are automatically arranged by warehouse location sequence to facilitate ease of picking within the distribution center. Distribution center personnel pick items from 8:00 am to 6:00 pm and all orders received before 3:00 pm are readied for shipment on the same day. Wilmar uses bar-coding on all orders to track shipment and delivery status. Most sales are billed on net 30 day terms, with the balance paid by credit card at the time of sale. The Company seeks to carefully manage inventory to assure product availability and minimize inventory shrinkage. The Company regularly cycle counts key inventory items.

  Delivery. Wilmar attempts to ship its products in the most cost-effective and efficient manner. For customers located within the local delivery radius of a distribution center (typically 50 miles), Wilmar's own trucks or a contract service will deliver the products directly to the customer the next day, at no charge for orders over $25. For customers located outside the local delivery radius of a distribution center, the Company will deliver products via UPS or another parcel delivery company or, in the case of large orders, by less-than-truckload common carrier. For these customers, the Company imposes a $25 minimum order size and does not charge delivery costs if the customer's order exceeds $50, except for heavy or oversized products marked in the catalog with a "plus freight" symbol.

  Customized Reports. Wilmar maintains a two-year purchase history for all customers and uses this sales information to produce customized reports. The Company is able to provide customers with usage reports identifying each product purchased by the customer during any given period, the quantity, number of times purchased and total price paid. These usage reports enable customers to manage supply requirements, maintain inventory levels and prepare forecasts and budgets. Management companies can also track product purchases on either a property or company-wide basis. The Company also provides customers with budget reports, showing a property's spending by product category, detailed by month-to-date, year-to-date and per apartment unit. Management reports show the same information for the entire management company, detailed by property. Wilmar's standard invoices contain a summary of purchases detailed by product category. To fit customer needs, Wilmar will develop upon request customized invoices, using customers' general ledger numbers.

  Wilmar's Electronic Shop. Wilmar's Electronic Shop is a free service that allows customers to electronically access Wilmar's computer through their own computers to place orders, check product pricing and availability, check order status and inquire about previous invoices.

  Return Policy; Warranty. The Company arranges for pick-up of returns at no charge to the customer in local delivery areas. For customers outside local delivery zones, the Company provides parcel service pick-up of the returns at no charge plus full refund if the return is the result of Company error. In fiscal 1995, the Company's return rate was approximately 4.0% of sales. The Company offers 12-year warranties on its "Wilflo" faucets and one-year warranties on its "Wilmar" ceiling fans and "Wilmar" garbage disposals. In June 1996, the Consumer Products Safety Commission ("CPSC") announced that some imported, non-glossy vinyl mini-blinds, including mini-blinds of the type sold by the Company, have lead added to stabilize the plastic in the blinds which presents a lead poisoning hazard for young children. The Company, in accordance with its standard return policy, will accept any mini-blinds returned by a customer in unopened packages. The CPSC has not announced a recall of the mini-blinds. The Company intends to sell a low lead mini-blind beginning in September 1996.

PURCHASING

  Wilmar currently purchases products from approximately 550 vendors. In fiscal 1995, 83.5% of the Company's net sales were from products purchased directly from manufacturers in the United States and the balance (approximately 5% of total SKUs sold) directly from manufacturers in Asia. In fiscal 1995, sales of the Company's 100 highest volume SKUs accounted for 26.6% of the Company's net sales, with no single product accounting for more than 1.3% of net sales. Domestic manufacturers deliver most merchandise directly to the Company's distribution centers. The Company's volume purchasing has enabled it to benefit from favorable pricing, payment and delivery terms and promotional allowances from its manufacturers. The Company believes it has good relationships with its vendors and, to date, has not experienced any difficulty in obtaining products in sufficient quantities.

  The Company purchases certain products directly from suppliers in Taiwan, China and Korea, enabling it to source certain products at lower prices than those generally prevailing in the U.S. market. Most products sourced overseas are in the electrical, window and floor covering, plumbing and hardware categories and are sold under the Company's private label "Wilflo" and "Wilmar" brand names. Most of the Company's overseas purchases are financed by letters of credit and all payment terms are dollar denominated. Although the Company has no long-term contracts with its Asian suppliers, it believes that multiple sources exist for each product it purchases overseas.

  The Company's management information system assists buyers in monitoring and managing the Company's inventory in order to minimize out-of-stock positions. Generally, the Company has been able to return unsold inventory, and inventory write-offs have not been material.

MANAGEMENT INFORMATION SYSTEMS

  The Company has invested substantial resources to develop proprietary computer software applications. The Company believes that these applications enable it to deliver superior customer service, centrally manage its operations and achieve cost savings. The Company uses proprietary software applications for customer service and order fulfillment and uses third party developed software programs for its inventory management and purchasing operations. Each distribution center has a continuous on-line connection to the Company's IBM RS/6000 computer system to support immediate order transmission, on-line query capability and full system reporting. The Company has also installed a computerized imaging system that allows investigation of shipping status for its customers through automatic retrieval of picking and shipping document images and status queries placed through computerized access to some of its delivery services' systems. The Company manages its customer service and telesales efforts through automated routing of incoming calls. The Company has adopted procedures to protect its investment in its computer systems and to provide for recovery in the event of equipment failures. All production systems are backed up to tape daily with backup tapes stored off-site. End-of-month tapes, tape archives and production software kept on-site are stored in a fire-proof safe.

COMPETITION

  The Company believes that the principal competitive factors in the distribution of repair and maintenance products to the apartment housing market and similar markets are the breadth and quality of products offered, reliability of delivery, customer service, product pricing and sales relationships. The Company believes it competes favorably with respect to these factors.

  Although there are a large number of repair and maintenance distributors in the United States, based on industry reports and its own experience, the Company believes that most of them operate in a single region (often with a single distribution center) and have significantly less annual sales than the Company. In addition, the Company competes with mail order catalog companies, retail stores including superstores, specialty suppliers and industrial suppliers. Certain of these companies have greater financial resources and sell more products than Wilmar.

EMPLOYEES

  The Company employed 397 people as of June 30, 1996. Of these, 89 were in sales, six in telesales, 36 in customer service, 202 in operations and 64 in management and administration. At June 30, 1996, HMA employed 117 people, including 23 direct sales people. Fifty of the Company's distribution center employees and truck drivers at the Philadelphia distribution center are covered by a collective bargaining agreement with Highway Truck Drivers and Helpers Local 107, which is affiliated with the International Brotherhood of Teamsters. This agreement expires in May 1998. The Company has never experienced a work stoppage. The Company believes its relations with its employees are good.

PROPERTIES

  The Company leases approximately 12,500 square feet of office space in Moorestown, New Jersey from William Green for its headquarters. See "Certain Transactions--Headquarters Lease." The Company leases the following distribution centers:

                                                    CURRENT          YEAR
      DISTRIBUTION CENTER                        SQUARE FOOTAGE OPENED/ACQUIRED
      -------------------                        -------------- ---------------
      Philadelphia(1)...........................     43,200          1978
      Washington, D.C...........................     28,500          1982
      Houston...................................     12,700          1987
      Indianapolis..............................     16,000          1991
      Fresno....................................     14,400          1992
      Atlanta...................................     12,200          1993
      Tampa.....................................     36,700          1994
      Columbus..................................     20,800          1995
      Seattle...................................     16,200          1995
      Miami (One Source)........................     37,000          1995*
      Denver (Mile High)........................     27,100          1996*
      Las Vegas (Sun Valley)....................      3,300          1996*
      Dallas (HMA)..............................     26,900          1996*
      Houston (HMA) ............................     55,000          1996*
      San Antonio (HMA).........................      5,700          1996*

- --------
 * Distribution center acquired.
(1) The Company has recently leased approximately 70,000 square feet of office and warehouse space in Mt. Laurel, New Jersey to replace its existing Philadelphia distribution center. See "Certain Transactions--Mt. Laurel Lease."

  These properties are leased for periods of three to ten years and generally do not include tenant renewal options. The Company believes its current facilities are adequate for its current and reasonably foreseeable needs and that suitable additional or alternative space will be available as needed to accommodate future growth and to open additional distribution centers.

SALES OR USE TAX

  The Company collects sales tax in the 28 states where it has the required contacts. From time to time, various states have sought to impose on direct marketers the burden of collecting use taxes on the sale of products shipped to residents of these states. The United States Supreme Court held that it is unlawful for a state to impose use tax collection obligations on an out-of-state company whose only contacts with the state were the distribution of catalogs and other advertising materials through the mail and subsequent delivery of purchased goods by mail or common carrier. In the event legislation is passed to overturn the Supreme Court's decision, the imposition of a use tax collection obligation on the Company in states into which it ships products but with which it has no other contacts would result in additional administrative expense to the Company and higher prices to customers.

LEGAL PROCEEDINGS

  The Company is involved in various legal proceedings in the ordinary course of its business which are not anticipated to have a materially adverse effect on the Company's results of operations or financial condition. See Note 12 of Notes to the Consolidated Financial Statements.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

  The directors, executive officers and key employees of the Company are:

EXECUTIVE OFFICERS AND DIRECTORS       AGE                  POSITION
- --------------------------------       ---                  --------
 William S. Green(1)..................  37 Chairman, President, Chief Executive
                                            Officer and Director
 Fred B. Gross........................  58 Vice President--Corporate Development,
                                            Secretary and Director
 Michael T. Toomey....................  31 Chief Financial Officer and Treasurer
 Ernest K. Jacquet(1)(2)(3)...........  48 Director
 Joseph F. Trustey(1)(2)(3)...........  33 Director
 Donald M. Wilson.....................  56 Director
OTHER KEY EMPLOYEES
- -------------------
 Hugh H. Bryan........................  40 Vice President--Information Systems
 Michael A. D'Adamo...................  42 Vice President--Sales
 Raymond J. Del Vecchio...............  37 Vice President--Operations
 Anthony Petrille.....................  36 Purchasing Manager

- --------
(1) Member of Compensation Committee
(2) Member of Audit Committee
(3) Member of Stock Option Committee

  Mr. Green co-founded the Company in 1978 with his father and has been its Chairman, President and Chief Executive Officer since 1986. From 1978 until 1986, he served as the Company's Vice President.

  Mr. Gross has been a Vice President and Secretary of the Company since March 1994 and Vice President--Corporate Development since November 1995. He was elected a director in July 1995. From 1989 until February 1994, Mr. Gross was Regional Vice President of Angelo Brothers Company, a supplier of electrical products, while also maintaining a private law practice. Before attending law school, Mr. Gross worked for 22 years in the plumbing supply industry.

  Mr. Toomey has been Chief Financial Officer and Treasurer of the Company since October 1992. Mr. Toomey is a certified public accountant and, from October 1986 until October 1992, was an accountant with the public accounting firm of Fishbein & Company, P.C.

  Mr. Jacquet has been a director of the Company since March 1995. Since April 1990, he has been a general partner of Summit Partners, a venture capital partnership that is the general partner of the Summit Investors. Mr. Jacquet also serves as a director of CIDCO Incorporated, a publicly-held company.

  Mr. Trustey has been a director of the Company since April 1995. Mr. Trustey has been employed by Summit Partners since June 1992, was a Vice President from December 1994 to January 1996 and since that time has been a general partner of Summit Partners. From June 1990 to June 1992, Mr. Trustey was a strategy consultant with Bain & Co., Inc., a management consulting firm. Mr. Trustey also serves as a director of Home Health Corporation of America, Inc. a publicly-held company. In accordance with the understanding among the Company and the Summit Investors, Mr. Trustey intends to resign as a director following the consummation of this offering.

  Mr. Wilson has been a director of the Company since July 1996. Mr. Wilson was employed by Viking Office Products from December 1979 until his retirement in December 1995. Most recently, Mr. Wilson served as Viking's Vice President--Operations from January 1991.

  Mr. Bryan has been Vice President--Information Systems of the Company since September 1995. From August 1986 until September 1995, Mr. Bryan was the Director of Management Information Systems for Today's Man, Inc., a retailer of men's clothing.

  Mr. D'Adamo has been Vice President--Sales of the Company since September 1992. From May 1990 until August 1992, he was Corporate Vice President of NCH Corporation, Plumbmaster Division. Mr. D'Adamo has 19 years of experience in the sale of repair and maintenance products.

  Mr. Del Vecchio has been Vice President--Operations of the Company since May 1995. From July 1993 until May 1995, he was Customer Service Manager and Director of Telemarketing for the Company, and from May 1992 until July 1993, was Security Products Manager. Before joining the Company in 1992, Mr. Del Vecchio was employed by the New Jersey Department of Corrections.

  Mr. Petrille has been the Purchasing Manager for the Company since June 1990. From September 1989, when he joined the Company, until June 1990, Mr. Petrille was the Company's buyer for plumbing supplies. Mr. Petrille has 13 years of experience in repair and maintenance product purchasing.

DIRECTORS; COMMITTEES

  The Board of Directors is divided into three classes. Each class holds office until the third annual meeting for the election of directors following the election of such class, except that the initial terms of the Class I, Class II and Class III directors expire in 1997, 1998 and 1999, respectively. Mr. Green and Mr. Wilson are Class I directors, Messrs. Gross and Trustey are Class II directors, and Mr. Jacquet is a Class III director.

  In connection with the Company's initial public offering, the Board of Directors established a Compensation Committee, a Stock Option Committee and an Audit Committee. The Compensation Committee, consisting of Messrs. Green, Jacquet and Trustey, has the authority to approve salaries and bonuses and other compensation matters for officers of the Company and to approve employee health and benefit plans. The Stock Option Committee, consisting of the members of the Compensation Committee other than Mr. Green, administers the Company's Stock Option Plan. The Audit Committee, consisting of Messrs. Jacquet and Trustey, has the authority to recommend the appointment of the Company's independent auditors and review the results and scope of audits, internal accounting controls and tax and other accounting related matters.

  Officers of the Company are elected by the Board of Directors and serve at the discretion of the Board.

COMPENSATION OF DIRECTORS

  Prior to the Company's initial public offering, directors did not receive compensation for acting as such. Independent directors are now paid directors' fees of $1,500 for each board meeting attended. In addition, directors are reimbursed for expenses incurred in connection with attendance at board and committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company did not have a Compensation Committee of the Board of Directors prior to November 1995. Prior to that date, Mr. Green made executive officer compensation decisions in consultation with the Board of Directors. The Compensation Committee consists of Messrs. Jacquet, Trustey and Green.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth individual compensation paid to the Chief Executive Officer and the other executive officers of the Company (the "Named Executive Officers") for all services rendered in all capacities to the Company during fiscal 1995:

                                                   1995 ANNUAL COMPENSATION
                                               --------------------------------
                                                                   ALL OTHER
              NAME AND POSITION                 SALARY   BONUS  COMPENSATION(1)
              -----------------                -------- ------- ---------------
William Green................................. $200,000 $50,000     $2,938
  Chairman, President and
  Chief Executive Officer
Fred B. Gross.................................  107,726  40,000      1,790
  Vice President--Corporate Development
  and Secretary
Michael T. Toomey.............................   69,700  40,000      1,693
  Chief Financial Officer and Treasurer

- --------
(1) All other compensation consists of amounts matched by the Company under its 401(k) Plan with respect to Messrs. Green, Gross and Toomey. The amount shown for Mr. Gross does not include $12,000 of legal fees paid to the law firm of Fred Gross, Esq. See "Certain Transactions--Certain Payments to an Executive Officer."

OPTION GRANTS AND EXERCISES

  The following table sets forth the stock option grants made during 1995 to each of the Company's executive officers named in the Summary Compensation Table and to all employees as a group. All key employees are eligible for stock option grants based on individual performance. The Company did not issue any stock appreciation rights. The table also sets forth the hypothetical gains that would exist for the options at the end of their ten-year terms, assuming compound rates of stock appreciation of 5% and 10%. The actual future value of the options will depend on the market value of the Company's Common Stock. No stock options were exercised during fiscal 1995 by any of the Company's executive officers named in the Summary Compensation Table.

                                                                     POTENTIAL REALIZABLE
                                                                       VALUE AT ASSUMED
                                                                     ANNUAL RATES OF STOCK
                                                                     PRICE APPRECIATION AT
                                                                        END OF TEN YEAR
                                      INDIVIDUAL GRANTS                 OPTION TERMS(1)
                         ------------------------------------------- ---------------------
                         NUMBER OF   % OF TOTAL
                           SHARES     OPTIONS
                         COVERED BY  GRANTED TO
                           OPTION   EMPLOYEES IN EXERCISE EXPIRATION
NAME                     GRANTS(2)  FISCAL 1995   PRICE      DATE       5%         10%
- ----                     ---------- ------------ -------- ---------- ---------------------
William S. Green........       --        --          --         --          --          --
Fred B. Gross...........   64,400        23%      $4.23     3/8/05   $ 171,318 $   434,155
Michael T. Toomey.......   72,800        26%      $4.23     3/8/05    $193,664 $   490,783
All employees as a
 group..................  280,000       100%      $4.23         (3)   $744,863  $1,887,629

- --------
(1) These amounts, based on assumed appreciation rates of the 5% and 10% rates prescribed by the Securities and Exchange Commission rules are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.
(2) Except as otherwise indicated, this column relates to options granted under the 1995 Stock Option Plan (the "Option Plan"). The options granted vest in 25% increments on the second through fifth anniversaries of the date of grant. The options expire on the tenth anniversary of the date of grant. In general, options terminate (a) at any time the optionee's employment is terminated by the Company for cause or a voluntary termination of employment by the employee, and (b) one year following death or disability of the employee. Options granted under the Option Plan are not assignable or otherwise transferable except by will or the laws of descent and distribution. Shares subject to options granted under the Option Plan which have lapsed or terminated may again be subject to options granted under the Option Plan.
(3) Options were granted to various employees between March and September 1995. Options expire 10 years from the dates of grant.

  The following table sets forth the number and total value of unexercised in-the-money options at December 29, 1995 for each of the Company's executive officers named in the Summary Compensation Table. No stock options were exercised during the last fiscal year by any of the Company's executive officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND OPTION VALUES AT DECEMBER 29, 1995

                                     NUMBER OF
                               SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS AT
                              AT DECEMBER 29, 1995(#)   DECEMBER 29, 1995($)(1)
NAME                         EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
- ----                         ------------------------- -------------------------
William S. Green............           --/--                    $--/--
Fred B. Gross...............          --/64,400                 --/435,988
Michael T. Toomey...........          --/72,800                 --/492,856

- --------
(1) Based on the fair market value of the Common Stock on December 29, 1995 at an assumed price of $11.00 (the initial public offering price), which management believed to be the fair market value on such date, less the exercise price.

EMPLOYMENT AGREEMENTS

  In connection with the 1995 Recapitalization, William Green entered into an employment agreement with the Company. Under the provisions of the employment agreement, Mr. Green will serve as President and Chief Executive Officer of the Company until March 1, 2000, unless earlier terminated by the Company, at an annual base salary of $200,000, subject to adjustment, and an annual bonus upon achieving specified financial targets set by the Compensation Committee. The employment agreement also contains certain non-competition and related provisions.

  The Company has entered into an employment agreement with Fred B. Gross. The initial term of the agreement expires in April 1997 but will be renewed automatically for successive one-year terms unless terminated by either party. The agreement provides that Mr. Gross will receive an annual base salary of not less than $107,500. The employment agreement also contains certain non-competition and related provisions.

EMPLOYEE BENEFIT PLANS

  401(k) Plan. Effective January 1, 1986, the Company adopted a profit sharing plan (the "401(k) Plan") covering all of the Company's employees who have completed ninety days of service and have attained the age of 21. The 401(k) Plan is intended to be a tax-qualified plan under Section 401(a) of the Code. The 401(k) Plan enables employees to reduce their taxable compensation by electing to defer current compensation into the 401(k) Plan, up to the statutorily prescribed annual limit ($9,240 in 1995). The Company may, but is not required to, make matching contributions to the 401(k) Plan based on the amounts participants contribute to the 401(k) Plan up to a maximum of 5% of compensation. In each of the past three years the Company has made matching contributions equal to 20% of employee contributions up to the 5% of compensation maximum. Company matching contributions totalled $6,495 in 1993, $11,054 in 1994 and $75,290 in 1995.

  1995 Stock Option Plan. The 1995 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors and approved by the shareholders in March 1995. The Option Plan is intended to motivate and reward designated officers and other key employees of the Company and its subsidiaries who contribute to the growth of the Company by granting them stock options to acquire shares of Common Stock.

  Grants of stock options under the Option Plan may be made to officers (including officers who are directors) and other key employees of the Company and its subsidiaries. Under the Option Plan, the Company may grant options with respect to a maximum of 800,000 shares of Common Stock ("Options"). The Option Plan is administered by a committee (the "Committee") appointed by the Board of Directors. The Committee has the authority to determine the officers and key employees to whom Options are granted (the "Optionees"), the type, size and terms of the Options, the grant date, the expiration date, the vesting schedule and other terms and conditions of the Options. The Committee has the authority to construe and interpret the provisions of the Option Plan. Each Option is evidenced by a Grant Letter from the Committee to the Optionee setting forth the terms and conditions of the Option.

  Options intended to qualify as incentive stock options under the Code or nonqualified stock options may be granted under the Option Plan. No Optionee may receive Options to purchase more than 150,000 shares under the Option Plan. The exercise price of incentive stock options granted under the Option Plan must be at least equal to the fair market value of the Common Stock on the date of the grant except that the exercise price of an incentive stock option granted to a person owning more than 10% of the total combined voting power of all classes of stock of the Company (a "Ten Percent Shareholder") must be at least 110% of the fair market value of the Common Stock on the date of grant. The exercise price of nonqualified stock options granted under the Option Plan may not be less than the fair market value of the Common Stock on the date of the grant. Options granted under the Option Plan will vest at such times as are specified by the Committee. An Option granted to an Optionee will expire on the date determined by the Committee, which date may not exceed 10 years from the date of grant, except that an incentive stock option granted to a Ten Percent Shareholder must be exercised within five years of the date of grant.

  If an Optionee with outstanding Options dies or becomes disabled while an employee of the Company or a subsidiary, or dies within thirty days (or within such period determined by the Committee) after he ceases to be an employee for any reason other than termination for cause by the Company or voluntary termination by the employee, any outstanding Option, to the extent it has vested, may be exercised by the individual or his personal representative within the period of one year after the date of death or disability (except as the Committee may otherwise provide). If an individual with outstanding Options ceases to be an employee on account of a termination for cause by the Company or a voluntary termination of employment by the employee, any outstanding Option shall terminate as of the date he ceases to be an employee (except as the Committee may otherwise provide). If the Company terminates the employment of an Optionee for any reason other than those previously described, any outstanding Option, to the extent that it was exercisable on the date of such termination, may be exercised by the holder within thirty days (or such shorter time as may be specified by the Committee in the Grant Letter), but in no event later than the expiration of the Option.

  The Board may amend or terminate the Option Plan at any time, except that the Board cannot amend the plan to materially increase the benefits accruing to participants under the Option Plan, increase the aggregate number (or individual limit) of shares of Common Stock that may be issued or transferred under the Option Plan, or modify the requirements as to the eligibility for participation in the plan without the approval by the shareholders. In addition, the Board is prohibited from amending the Option Plan if such amendment would cause the Option Plan or any Option, or the exercise of any right under the Option Plan to fail to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or would cause the Option Plan, the Option, or the exercise of an incentive stock option under the Option Plan, to fail to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. No amendment of the Option Plan may adversely affect any outstanding Options without the consent of each holder thereof.

  The Company currently has outstanding options to purchase an aggregate of 280,000 shares of Common Stock at an exercise price of $4.23 per share. These options were granted between March and September 1995 and are held by 18 employees of the Company, including Mr. Gross (64,400 shares) and Mr. Toomey (72,800 shares), and vest in 25% increments on the second through fifth anniversaries of the date of grant. The Company also has outstanding options to purchase an aggregate of 100,000 shares of Common Stock at an exercise price of $11.00 per share. These options are held by 11 employees of the Company, including Mr. Gross (17,045 shares) and Mr. Toomey (17,045 shares), and will vest 100% on the first anniversary of the date of grant.

                             CERTAIN TRANSACTIONS

  Mt. Laurel Lease. On April 29, 1996, the Company entered into an operating lease agreement with a company owned by William Green, Fred Gross and an unrelated third party, pursuant to which the Company leases approximately 70,000 square feet for a warehouse and customer service center in Mt. Laurel, New Jersey to replace the Company's existing Philadelphia distribution center and to provide the Company with additional office space. The Company leases the space for a minimum monthly rent of $18,500 from September 1, 1996 through December 31, 1996, of $24,050 from January 1, 1997 through May 31, 2001 and an increased rent from June 1, 2001 through the end of the lease term based on the Consumer Price Index. The Company pays, as additional rent, all real estate taxes and assessments, all utilities and insurance premiums for casualty insurance and any other public liability insurance relating to the premises. Under the terms of the lease, the Company is solely responsible for the costs of maintenance, operation and repair of the leased property. The Company believes that the terms of the lease are no less favorable to it than could be obtained from an unaffiliated party. The lease term commenced on June 1, 1996 and will expire May 31, 2006.

  Headquarters Lease. The Company's headquarters at 303 Harper Drive, Moorestown, New Jersey is leased to the Company by William Green. Under the lease dated March 1, 1994 and amended March 7, 1995, the Company rents approximately 12,500 square feet at an annual minimum rent of approximately $137,500. The Company pays, as additional rent, all real estate taxes and assessments, all utilities and insurance premiums for casualty insurance and any other public liability insurance relating to the premises. Under the terms of the lease, the Company is solely responsible for the costs of maintenance, operation and repair of the headquarters property. The Company paid rent to Mr. Green in the amount of $145,000 for fiscal 1995. In 1995, the Company made mortgage payments on the property in the amount of $42,500 in lieu of paying rent to Mr. Green. The lease expires on February 28, 2004 and does not contain any renewal terms. The Company believes that the terms of the lease are no less favorable to it than could be obtained from an unaffiliated party.

  Summit Financing and 1995 Recapitalization. In March 1995, the Company effected a recapitalization (the "1995 Recapitalization"). As an integral part of the 1995 Recapitalization, the Company made a dividend distribution to William Green, the sole shareholder of the Company at that time, in the form of 105,914 shares of Series B Junior Preferred Stock with a redemption value of $10.6 million, to be amended as described below. The Company issued 129,450 shares of its Series A Senior Preferred Stock to the Summit Investors for a purchase price of $12.9 million. All of the outstanding Series A Senior Preferred Stock was redeemed, by its terms, for $12.9 million (plus accrued dividends estimated at $900,000) upon consummation of the Company's initial public offering in January 1996. In addition, the Company issued to certain of the Summit Investors $4.0 million of 11.5% Subordinated Debentures which were repaid by their terms, along with accrued interest thereon, upon consummation of the initial public offering. The Company used the proceeds of the investment by Summit to redeem 3,584,000 shares of Common Stock held by William Green for $15.1 million. As additional consideration for the redemption of Mr. Green's Common Stock in the 1995 Recapitalization, the Company issued a $2.0 million note to Mr. Green on November 22, 1995, payable only if the Company satisfies certain earnings targets in 1995 and 1996, or upon the earlier consummation of a qualified liquidity event. The initial public offering constituted a qualified liquidity event, and the note was repaid with a portion of the proceeds of the initial public offering. In connection with the 1995 Recapitalization, the Company issued 3,080,000 shares of its Common Stock to the Summit Investors for an aggregate purchase price of $55,000. As a result of the 1995 Recapitalization, the Company has incurred significant interest expense and been required to accrue preferred dividends since March 9, 1995. In connection with the initial public offering William Green agreed to convert $5.0 million of his Series B Junior Preferred Stock into Common Stock at the offering price. Simultaneously with the initial public offering, the terms of the Series B Junior Preferred Stock were amended to provide that $5.0 million of his Series B Junior Preferred Stock would be converted into 454,545 shares of Common Stock, and the balance would be redeemed for $5.6 million (plus accrued dividends estimated at $700,000).

  Martin and Florence Green Stock Redemption. On July 8, 1993, the Company redeemed all of the outstanding shares of Common Stock held by Martin and Florence Green, the parents of William Green, for $2.0 million, payable by promissory notes. The redemption price was subject to upward adjustment if, within four years of the closing date of the redemption, William Green sold substantially all of his stock or the Company sold substantially all of its assets. On November 28, 1994, Mr. and Mrs. Green and the Company agreed to settle this adjustment obligation, which arose in connection with the 1995 Recapitalization, for $694,000, paid at the closing of the 1995 Recapitalization. The Company used a portion of the proceeds of its initial public offering to prepay in full the Company's obligations under the remaining note.

  Certain Payments for Collection Services. In 1995, the Company made payments in the aggregate amount of $12,000 to the law firm of Fred Gross, Esq. for services in collecting delinquent accounts receivable on behalf of the Company. This firm, which is owned by Mr. Gross, collects delinquent accounts receivable for a number of businesses, including the Company. The day-to-day services of the firm are performed by Mr. Gross's spouse. The Company believes that the terms of the engagement are no less favorable than could be obtained by an unaffiliated firm.

  Any future transactions between the Company and its officers, directors or principal shareholders first will be approved by a majority of the then disinterested members of the Board of Directors.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth information with respect to beneficial ownership of the Common Stock as of the date of this Prospectus (i) by each person who beneficially owns more than 5% of the Common Stock, (ii) by each of the Company's executive officers and directors, and (iii) by all executive officers and directors of the Company as a group. Unless otherwise noted, each person named in the table has sole voting and investment power as to shares shown.

                         SHARES BENEFICIALLY
                           OWNED PRIOR TO                     SHARES BENEFICIALLY
                              OFFERING              SHARES   OWNED AFTER OFFERING
                         --------------------------  BEING   -----------------------
    NAME AND ADDRESS       NUMBER        PERCENT    OFFERED    NUMBER      PERCENT
    ----------------     ------------    ------------------- ------------ ----------
Summit Partners(1)......    3,080,000        29.5  1,500,000    1,580,000     12.7
 One Boston Place
 Boston, MA 02108
William Green(2)........    2,694,545        25.8    270,000    2,424,545     19.5
 303 Harper Drive
 Moorestown, NJ 08057...
Fred B. Gross(3)........        5,000(3)        *         --        5,000        *
Michael T. Toomey(4)....           --          --         --           --       --
Ernest K. Jacquet(5)....    3,080,000        29.5  1,500,000    1,580,000     12.7
Joseph F. Trustey.......           --          --         --           --       --
All executive officers
 and directors as a
 group (6 persons)......    5,779,545        55.3  1,770,000    4,009,545     32.2

- --------
*  Less than one percent.
(1) The amount shown consists of 2,902,219, 116,181 and 61,600 shares held of record by Summit Ventures III, L.P., Summit Subordinated Debt Fund, L.P. and Summit Investors II, L.P., respectively. Summit Partners SD, L.P. is a General Partner of Summit Subordinated Debt Fund, L.P. and Summit Partners III, L.P. is a General Partner of Summit Ventures III, L.P. Stamps, Woodsum & Co. III is a General Partner of Summit Partners SD, L.P. and Summit Partners III, L.P., and Ernest K. Jacquet, a director of the Company, is a General Partner of Stamps, Woodsum & Co. III and Summit Investors II, L.P. See Note (5).
(2) The amount shown includes 283,509 shares held in trust for the benefit of Mr. Green's children, for which Mr. Green disclaims beneficial ownership.
(3) Mr. Gross is also the beneficial owner of options to purchase 81,445 shares of Common Stock, none of which is exercisable.
(4) Mr. Toomey is also the beneficial owner of options to purchase 89,845 shares of Common Stock, none of which is exercisable.
(5) Includes shares in Note (1) above. Mr. Jacquet, a director of the Company, is a general partner of affiliates of Summit Partners, L.P. Mr. Jacquet exercises shared investment and voting power with respect to such shares, but disclaims beneficial ownership of such shares.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, par value $.01 per share. At June 30, 1996, the Company had 10,374,545 shares of Common Stock and no shares of Preferred Stock outstanding.

COMMON STOCK

  Each outstanding share of Common Stock is entitled to one vote on all matters presented to shareholders. If dividends are declared, whether payable in cash, property or securities of the Company, all holders of Common Stock are entitled to share equally, share for share, in such dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment has been made to the holders of shares of Preferred Stock, if any, for the full amount to which they are entitled, the holders of the shares of Common Stock are entitled to share equally, share for share, in the assets available for distribution.

  All currently outstanding shares of Common Stock are, and upon issuance as set forth herein, the shares of Common Stock being sold by the Company will be, duly authorized, validly issued, fully paid and non-assessable.

PREFERRED STOCK

  The Board of Directors is authorized to issue up to 5,000,000 shares of Preferred Stock in one or more series and has authority to establish the designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of any series of Preferred Stock, without any further vote or action by the shareholders of the Company. The issuance of additional shares of Preferred Stock could adversely affect the voting power and other rights of holders of Common Shares. Because the terms of the Preferred Stock may be fixed by Board of Directors of the Company without shareholder action, the Preferred Stock could be issued quickly with terms calculated to defeat a proposed takeover of the Company, or to make the removal of management of the Company more difficult. The authority to issue Preferred Stock or rights to purchase such stock could be used to discourage a change in control of the Company. Management of the Company is not aware of any such threatened transaction to obtain control of the Company, and the Board of Directors has no current plans to designate and issue any additional shares of Preferred Stock.

CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

  The provisions of the Company's Certificate of Incorporation, as amended, (the "Certificate of Incorporation") and Bylaws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt not approved by the Board of Directors, including those made at a premium over the prevailing market price of the Common Stock held by shareholders.

  The Certificate of Incorporation provides for a classified Board of Directors consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual meeting for election of directors following the election of such class, except that the initial terms of the three classes expire in 1997, 1998 and 1999, respectively. Any director may be removed with cause upon the vote of the holders of a majority of the shares of Common Stock then entitled to vote. Directors may not be removed without cause.

  The rights, preferences, privileges and limitations of the Preferred Stock as may be established by the Board of Directors could have the effect of impeding or discouraging the acquisition of control of the Company in a transaction not approved by the Board of Directors.

  The Certificate of Incorporation and the Bylaws further provide that (i) shareholders may act only at an annual or special meeting or by unanimous written consent, (ii) special meetings may only be called by the Chairman of the Board, President or a majority of the Board of Directors, and (iii) unless approved by two-thirds of the entire Board of Directors, any action (other than the election of directors) to be taken by the shareholders (including amendments to the Certificate of Incorporation and Bylaws and mergers and other business combinations) requires the vote of two-thirds of the outstanding voting stock, voting as a single class.

  The Company's Certificate of Incorporation and Bylaws establish advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of proposed shareholder nominations of candidates must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected.

  These provisions are intended to encourage persons considering an acquisition or takeover of the Company to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts even though such takeover might be desired by a majority of the shareholders. These provisions may also reduce the likelihood of a change in the management or voting control of the Company without the consent of the then incumbent Board of Directors.

LIMITATION OF LIABILITY; INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The Company's Certificate of Incorporation provides that, pursuant to and to the extent permitted by New Jersey law, the Company's directors shall not be personally liable for monetary damages for breach of any duty owed to the Company and its shareholders. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under New Jersey law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving knowing violations of law, or for actions resulting in improper personal benefit to the director. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Company's Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent permitted by New Jersey law, including some instances in which indemnification is otherwise discretionary under New Jersey law.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Co., New York, New York.

LISTING

  The Company's Common Stock is listed on the Nasdaq National Market under the symbol "WLMR".

REGISTRATION RIGHTS AGREEMENTS

  In connection with the Summit Agreement, the Company entered into a Registration Rights Agreement with the Summit Investors and William Green. The Registration Rights Agreement gives William Green and the Summit Investors holding (a) at least 25% of (i) the outstanding Common Stock or (ii) the outstanding securities convertible into or exercisable for shares of Common Stock or (b) an amount of Common Stock or securities convertible into or exercisable for shares of Common Stock with an aggregate offering price in excess of $5.0 million, the right to request the Company to effect the registration of such securities under the Act ("Demand Registration"). In addition, the Registration Rights Agreement gives the Summit Investors and William Green the right to have their securities included in offerings of the Company's securities that are registered under the Act ("Piggyback Registration") . Securities to be registered pursuant to Piggyback Registration need only be included, on a pro rata basis, to the extent the managing underwriter advises the Company that the aggregate number of securities which the selling shareholders seek to offer can be sold. The Company is required to pay all expenses of the holders of securities in connection with Demand Registration and Piggyback Registration other than underwriting discounts and commissions.

  In connection with the HMA Acquisition, the Company entered into a Registration Rights Agreement with certain former HMA shareholders who received 67,615 shares of Common Stock in the HMA Acquisition. The Registration Rights Agreement gives such former HMA shareholders Piggyback Registration rights for offerings of the Company's securities following this offering. Securities to be registered pursuant to Piggyback Registration need only be included in such registrations pro rata with the securities issued by the Company in future acquisitions, to the extent the managing underwriter advises the Company that the aggregate number of securities that the selling shareholders seek to offer can be sold, after considering all securities to be sold by the Company, the Summit Investors and Willam Green pursuant to such offering. The Company is required to pay all expenses of the holders of securities in connection with Piggyback Registration other than underwriting discounts and commissions.

  Both Registration Rights Agreements require the Company to indemnify each selling shareholder against certain violations of securities laws in connection with a registration which results in losses to the selling shareholder, unless a violation is caused by such shareholder. In turn, the selling shareholders must indemnify the Company against losses arising from their violation of securities laws in the registration process.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, assuming no exercise of outstanding options, the Company will have outstanding 12,442,160 shares of Common Stock. Of these shares, the 4,600,000 shares of Common Stock issued in the initial public offering are, and the 3,770,000 shares of Common Stock sold in this offering will be, freely tradeable without restriction or registration under the Act. The remaining shares of Common Stock were issued by the Company in transactions that were exempt from the registration requirements of the Act and, therefore, are restricted securities under Rule 144 promulgated under the Act.

  In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least two years (or one year if the SEC's proposed amendments to Rule 144 become effective), including an "affiliate," as that term is defined in the Act, is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (approximately 124,422 shares after giving effect to this offering), or the average weekly trading volume during the four calendar weeks preceding filing of notice of such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who is not an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least three years, is entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or public information requirements. All of the 2,424,545 outstanding shares Mr. Green will own after this offering have been beneficially owned for more than two years and, therefore, are eligible for resale in the public market, subject to the 90-day lock-up agreement with Alex. Brown & Sons Incorporated and the volume and other restrictions contained in Rule 144 promulgated by the SEC. All of the 1,580,000 outstanding shares of Common Stock the Summit Investors will own after this offering have been beneficially owned since March 9, 1995 and, therefore, will be eligible for resale in the public market, subject to this 90-day lock-up agreement and the volume and other restrictions contained in Rule 144 on March 9, 1997 (or sooner if the SEC's proposed amendments to Rule 144 become effective). In addition, Mr. Green and the Summit Investors are entitled to certain demand and piggyback registration rights. If such holders, by exercising their registration rights, cause a large number of shares of Common Stock to be registered and offered for sale in the public market, this could have an adverse effect on the market price of the Common Stock.

LOCK-UP ARRANGEMENTS

  The Company, its officers and directors and the Summit Investors have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated.

  For a description of the rights of the Company's existing shareholders to effect a registration of their shares, see "Description of Capital Stock-- Registration Rights Agreement."

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), through their Representatives, Alex. Brown & Sons Incorporated, William Blair & Company, L.L.C., Robertson, Stephens & Company LLC and PaineWebber Incorporated (collectively, the "Representatives"), have severally agreed to purchase from the Company the following respective number of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                        NUMBER
          UNDERWRITER                                                  OF SHARES
          -----------                                                  ---------
     Alex. Brown & Sons Incorporated..................................
     William Blair & Company, L.L.C. .................................
     Robertson, Stephens & Company LLC................................
     PaineWebber Incorporated.........................................
                                                                       ---------
       Total.......................................................... 3,770,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of Common Stock offered hereby if any of such shares are purchased.

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $     per share. The
Underwriters may allow, and such dealers may reallow, a concession not in
excess of $     per share to certain other dealers. After commencement of the public offering, the offering price and other selling terms may be changed by the Representatives.

  The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 565,500 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 3,770,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,770,000 shares are being offered hereby.

  The Underwriting Agreement contains covenants of indemnity and contribution among the Underwriters, the Company and the Selling Shareholders regarding certain liabilities, including liabilities under the Securities Act.

  One or more of the Underwriters currently act as market makers for the Common Stock and may engage in "passive market making" in such securities on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act. Rule 10b-6A permits, upon the satisfaction of certain conditions, underwriters participating in a distribution that are also Nasdaq market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6A under the Exchange Act would otherwise prohibit such activity. Rule 10b-6A prohibits underwriters engaged in passive market making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on the Nasdaq National Market by a market maker that is not participating in the distribution. Under Rule 10b-6A, each underwriter engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such Underwriter's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed.

  The Company has agreed that until 90 days after the date of this Prospectus, it will not, without the prior written consent of Alex. Brown & Sons Incorporated, sell, offer to sell, issue, or otherwise distribute any shares of Common Stock or any options, rights or warrants with respect to any Common Stock, except for shares issued (i) upon the exercise of outstanding options granted under the Company's Stock Option Plan, and (ii) in connection with acquisitions. Further, the directors, officers and the Summit Investors have agreed not to directly or indirectly sell or offer for sale or otherwise dispose of any Common Stock of the Company for a period of 90 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated.

                                 LEGAL MATTERS

  The Common Stock being offered hereby is being passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Piper & Marbury l.l.p., Baltimore, Maryland.

                                    EXPERTS

  The financial statements of the Company as of December 29, 1995 and for the year then ended and as of December 30, 1994 and for the year then ended, included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

  The financial statements of the Company for the year ended December 31, 1993, included in this Prospectus and included elsewhere in the Registration Statement and the related financial statement schedule, have been audited by Fishbein & Company, P.C., independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

  The financial statements of One Source as of September 30, 1995 and for the nine months then ended, included in this Prospectus and included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

  The financial statements of One Source as of December 31, 1994 and for the year then ended, included in this Prospectus and included elsewhere in the Registration Statement, have been audited by Mutnick & Associates, P.A., independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

  The financial statements of HMA as of February 29, 1996 and for year then ended, included in this Prospectus and included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

  The financial statements of HMA as of February 28, 1995 and for the year then ended, included in this Prospectus and included elsewhere in the Registration Statement, have been audited by KMG Peat Marwick LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company is subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located a 7 World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. The Company's Common Stock is quoted on The Nasdaq National Market. Reports, proxy statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  The Company has filed with the SEC a Registration Statement under the Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such shares of Common Stock, reference is hereby made to such Registration Statement and to the exhibits and schedules thereto. The Registration Statement can be inspected without charge at the office of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the SEC's Regional Offices at Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511, and copies may be obtained at prescribed rates from the public reference section of the SEC, Washington, D.C. 20549.

                         INDEX TO FINANCIAL STATEMENTS

WILMAR INDUSTRIES, INC.

 Years ended December 31, 1993, December 30, 1994 and December 29, 1995
  Independent Auditors' Report.............................................. F-2
  Independent Auditors' Report.............................................. F-3
  Consolidated Balance Sheets............................................... F-4
  Consolidated Statements of Income......................................... F-5
  Consolidated Statements of Cash Flows..................................... F-6
  Consolidated Statements of Stockholders' Equity........................... F-7
  Notes to Consolidated Financial Statements................................ F-8

 Three months ended March 31, 1995 and March 29, 1996
  Condensed Consolidated Balance Sheets.................................... F-19
  Condensed Consolidated Statements of Income.............................. F-20
  Condensed Consolidated Statements of Cash Flows.......................... F-21
  Condensed Consolidated Statements of Stockholders' Equity................ F-22
  Notes to Condensed Consolidated Financial Statements..................... F-23

ONE SOURCE SUPPLY, INC.

  Independent Auditors' Report............................................. F-26
  Accountants' Report...................................................... F-27
  Balance Sheets........................................................... F-28
  Statements of Income and Retained Earnings............................... F-29
  Statements of Cash Flows................................................. F-30
  Notes to Financial Statements............................................ F-31

HMA ENTERPRISES, INC.

  Independent Auditors' Report............................................. F-33
  Independent Auditors' Report............................................. F-34
  Consolidated Balance Sheets.............................................. F-35
  Consolidated Statements of Income........................................ F-36
  Consolidated Statements of Cash Flows.................................... F-37
  Consolidated Statements of Stockholders' Equity.......................... F-38
  Notes to Consolidated Financial Statements............................... F-39

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Wilmar Industries, Inc.

  We have audited the accompanying consolidated balance sheets of Wilmar Industries, Inc. (the "Company"), as of December 29, 1995 and December 30, 1994, and the related consolidated statements of income, stockholders' equity (deficit) and of cash flows for the fiscal years ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 29, 1995 and December 30, 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 5, 1996

                         INDEPENDENT AUDITORS' REPORT

Stockholders and Directors
Wilmar Industries, Inc.

  We have audited the balance sheet (not included in the Registration Statement) of Wilmar Idustries, Inc. as of December 31, 1993, and the related statements of income, stockholders' equity and cash flows for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wilmar Industries, Inc. as of December 31, 1993, and the results of its operations and its cash flows for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

Fishbein & Company, P.C.

Elkins Park, Pennsylvania
October 30, 1995

                            WILMAR INDUSTRIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                       DECEMBER 30,  DECEMBER 29,
                                                           1994          1995
                                                       ------------  ------------
ASSETS
CURRENT ASSETS:
  Cash...............................................  $    91,117   $    25,043
  Cash-restricted....................................                    200,000
  Accounts receivable--trade, net of allowance for
   doubtful accounts of $135,000 in 1994 and $236,070
   in 1995...........................................    5,732,453     9,575,307
  Inventory..........................................    7,519,365    12,699,376
  Prepaid expenses and other current assets..........      173,248       244,798
  Deferred income taxes..............................                    408,000
                                                       -----------   -----------
      Total current assets...........................   13,516,183    23,152,524
PROPERTY AND EQUIPMENT, Net..........................    1,007,001     1,337,308
OTHER ASSETS.........................................       37,839     2,380,672
                                                       -----------   -----------
TOTAL ASSETS.........................................  $14,561,023   $26,870,504
                                                       ===========   ===========
LIABILITIES, MANDATORILY REDEEMABLE PREFERRED
 STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Demand notes payable--bank.........................  $ 3,514,000   $ 9,922,510
  Current portion of long-term debt:
    Banks............................................      486,384       666,668
    Related parties..................................       93,600     2,107,050
  Accounts payable...................................    4,208,708     7,889,405
  Accrued expenses and other current liabilities.....      830,415     1,387,524
  Accrued interest...................................       15,922       212,823
  Income taxes payable...............................                  1,020,991
                                                       -----------   -----------
      Total current liabilities......................    9,149,029    23,206,971
LONG-TERM DEBT--Net of current portion:
  Banks..............................................    1,743,250       833,331
  Related parties....................................      949,586       833,872
  Subordinated debentures............................                  4,000,000
                                                       -----------   -----------
      Total liabilities..............................   11,841,865    28,874,174
                                                       -----------   -----------
COMMITMENTS AND CONTINGENT LIABILITIES
Mandatorily Redeemable Series A Senior Preferred
 Stock, $.01 par value; 129,450 shares authorized,
 issued and outstanding with a redemption value of
 $100 per share, plus accrued dividends..............                 13,782,110
                                                                     -----------
Mandatorily Redeemable Series B Junior Preferred
 Stock, $.01 par value, 105,914 shares authorized,
 issued and outstanding with a redemption value of
 $100 per share, plus accrued dividends..............                 11,276,311
                                                                     -----------
STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, $.01 par value, 5,000,000 shares au-
 thorized; none issued
Common stock, no par value--50,000,000 shares
 authorized; 5,824,000 shares issued and outstanding
 in 1994, 5,320,000 shares issued and outstanding in
 1995................................................      100,000       124,231
Retained earnings (accumulated deficit)..............    4,619,158   (27,186,322)
Less treasury stock--5,824,000 shares in 1994........   (2,000,000)
                                                       -----------   -----------
Total stockholders' equity (deficit).................    2,719,158   (27,062,091)
                                                       -----------   -----------
TOTAL LIABILITIES, MANDATORILY REDEEMABLE PREFERRED
 STOCK AND STOCKHOLDERS' EQUITY......................  $14,561,023   $26,870,504
                                                       ===========   ===========

                See notes to consolidated financial statements.

                            WILMAR INDUSTRIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                             YEAR         YEAR         YEAR
                                            ENDED        ENDED        ENDED
                                         DECEMBER 31, DECEMBER 30, DECEMBER 29,
                                             1993         1994         1995
                                         ------------ ------------ ------------
SALES................................... $35,639,761  $47,679,227  $60,823,188
COST OF SALES...........................  24,734,939   32,786,779   41,835,284
                                         -----------  -----------  -----------
    Gross profit........................  10,904,822   14,892,448   18,987,904
OPERATING EXPENSES:
  Operating and selling expenses........   5,399,766    7,067,785    9,098,440
  Corporate general and administrative
   expenses.............................   2,392,673    2,895,180    3,984,873
  Bonuses to S Corporation
   stockholders.........................   1,463,465
                                         -----------  -----------  -----------
                                           9,255,904    9,962,965   13,083,313
                                         -----------  -----------  -----------
    Operating income....................   1,648,918    4,929,483    5,904,591
INTEREST EXPENSE, NET...................     173,108      289,372    1,164,129
                                         -----------  -----------  -----------
    Income before income taxes..........   1,475,810    4,640,111    4,740,462
PROVISION FOR INCOME TAXES..............      71,461       40,056    1,623,580
                                         -----------  -----------  -----------
    Net income.......................... $ 1,404,349  $ 4,600,055  $ 3,116,882
                                         ===========  ===========  ===========
UNAUDITED PRO FORMA DATA:
  Income before income taxes............ $ 1,475,810  $ 4,640,111  $ 4,740,462
  Provision for income taxes............     586,000    1,860,000    1,896,000
                                         -----------  -----------  -----------
  Pro forma net income.................. $   889,810  $ 2,780,111  $ 2,844,462
                                         ===========  ===========  ===========
  Pro forma net income per share........              $      0.31  $      0.36
                                                      ===========  ===========
  Pro forma shares outstanding..........                9,071,327    7,937,266
                                                      ===========  ===========

                See notes to consolidated financial statements.

                            WILMAR INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            YEAR          YEAR          YEAR
                                           ENDED         ENDED         ENDED
                                        DECEMBER 31,  DECEMBER 30,  DECEMBER 29,
                                            1993          1994          1995
                                        ------------  ------------  ------------
OPERATING ACTIVITIES:
 Net income............................ $ 1,404,349   $ 4,600,055   $  3,116,882
 Adjustments to reconcile net income to
  net cash provided by (used in)
  operating activities:
 Depreciation and amortization.........     157,028       211,941        330,480
 Deferred income taxes.................                                 (408,000)
 (Gain) loss on sale of equipment......         618        (2,000)
 Changes in assets and liabilities,
  net of effects of acquisition:
  Accounts receivable..................  (1,124,882)   (1,476,186)    (2,640,523)
  Inventory............................  (1,541,775)   (2,585,454)    (4,327,986)
  Prepaid expenses and other current
   assets..............................     (28,007)      (69,867)       (66,361)
  Other assets.........................      (5,875)      (20,536)      (315,966)
  Accounts payable.....................    (824,719)    1,625,995      2,887,101
  Accrued expenses and other current
   liabilities.........................     771,175        55,497        483,574
  Accrued interest.....................                                  196,901
  Income taxes payable.................     (38,820)                   1,020,991
                                        -----------   -----------   ------------
   Net cash provided by (used in)
    operating activities...............  (1,230,908)    2,339,445        277,093
                                        -----------   -----------   ------------
INVESTING ACTIVITIES:
 Purchase of property and equipment....    (151,644)     (768,472)      (507,272)
 Acquisition of business, including
  escrow...............................                               (3,572,796)
 Proceeds from sale of equipment.......       5,235         2,000
                                        -----------   -----------   ------------
   Net cash used in investing
    activities.........................    (146,409)     (766,472)   (4,080,068)
                                        -----------   -----------   ------------
FINANCING ACTIVITIES:
 Net proceeds (borrowings) of demand
  notes payable--bank..................   1,632,000     1,682,000      6,408,510
 Proceeds of long-term debt--bank......     940,000     1,600,000      2,000,000
 Principal payments on long-term debt:
 Banks.................................    (216,222)     (422,077)    (2,729,635)
 Related parties.......................    (859,528)      (97,286)      (102,264)
 Principal payments on capitalized
  lease obligations....................    (144,504)
 Issuance of common stock..............                                   55,000
 Repurchase of common stock............                              (15,117,000)
 Proceeds from the issuance of
  subordinated debentures..............                                4,000,000
 Issuance of Series A Preferred Stock..                               12,945,000
 Distributions to stockholder..........                (4,349,329)    (3,722,710)
                                        -----------   -----------   ------------
   Net cash provided by (used in)
    financing activities...............   1,351,746    (1,586,692)     3,736,901
                                        -----------   -----------   ------------
NET DECREASE IN CASH...................     (25,571)      (13,719)       (66,074)
CASH, BEGINNING OF YEAR................     130,407       104,836         91,117
                                        -----------   -----------   ------------
CASH, END OF YEAR...................... $   104,836   $    91,117   $     25,043
                                        ===========   ===========   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
 Cash paid during the year for:
 Interest.............................. $   166,904   $   299,338   $    967,228
                                        ===========   ===========   ============
 Income taxes.......................... $   110,283   $    25,851   $    642,279
                                        ===========   ===========   ============
SUPPLEMENTAL SCHEDULE OF NONCASH
 FINANCING ACTIVITIES:
 Accretion of mandatorily redeemable
  Series A Senior and Series B Junior
  Preferred Stock redemption values....                             $  1,522,021
 Distribution of mandatorily redeemable
  Series B Junior Preferred Stock to
  stockholders.........................                             $ 10,591,400
 Issuance of subordinated note payable
  in connection with repurchase of
  common stock-related party...........                             $  2,000,000

                See notes to consolidated financial statements.

                            WILMAR INDUSTRIES, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                 RETAINED                     TOTAL
                                                 EARNINGS                 STOCKHOLDERS'
                           COMMON     STOCK    (ACCUMULATED   TREASURY       EQUITY
                           SHARES     AMOUNT     DEFICIT)       STOCK       (DEFICIT)
                         ----------  --------  ------------  -----------  -------------
BALANCE, JANUARY 1,
 1993................... 11,648,000  $100,000  $  2,964,083               $  3,064,083
  Purchase of treasury
   stock................ (5,824,000)                         $(2,000,000)   (2,000,000)
  Net income............                          1,404,349                  1,404,349
                         ----------  --------  ------------  -----------  ------------
BALANCE, DECEMBER 31,
 1993...................  5,824,000   100,000     4,368,432   (2,000,000)    2,468,432
  Net income............                          4,600,055                  4,600,055
  Distributions to
   stockholder..........                         (4,349,329)                (4,349,329)
                         ----------  --------  ------------  -----------  ------------
BALANCE, DECEMBER 30,
 1994...................  5,824,000   100,000     4,619,158   (2,000,000)    2,719,158
  Distributions to
   stockholder..........                         (3,722,710)                (3,722,710)
  Capital contribution..                            694,000     (694,000)
  Redemption of common
   stock................ (3,584,000)  (30,769)  (17,086,231)               (17,117,000)
  Dividend of Series B
   Preferred Stock......                        (10,591,400)               (10,591,400)
  Issuance of common
   stock................  3,080,000    55,000                                   55,000
  Accretion of
   Mandatorily
   Redeemable Preferred
   Stock................                         (1,522,021)                (1,522,021)
  Retirement of treasury
   shares...............                         (2,694,000)   2,694,000
  Net income............                          3,116,882                  3,116,882
                         ----------  --------  ------------  -----------  ------------
BALANCE, DECEMBER 29,
 1995...................  5,320,000  $124,231  $(27,186,322) $        --  $(27,062,091)
                         ==========  ========  ============  ===========  ============

                See notes to consolidated financial statements.

                            WILMAR INDUSTRIES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF THE BUSINESS

  Wilmar Industries, Inc., ("Wilmar" or the "Company") is a national marketer and distributor of repair and maintenance products distributor with ten distribution centers throughout the United States. The Company sells primarily to apartment complexes and other institutional customers.

2. INITIAL PUBLIC OFFERING

  On January 24, 1996, the Company completed an initial public offering of 4,600,000 shares of its Common Stock for $11.00 per share resulting in net proceeds (after deducting underwriter's issuance costs) of $47,058,000.

  The proceeds of the offering were used as follows:

   Redemption of Preferred Stock and accumulated dividends.......... $20,188,000
   Repayment of bank debt and interest..............................  12,987,000
   Repayment of Subordinated Debentures and interest................   4,037,000
   Repayment of notes payable and interest..........................   2,967,000
   Working capital and IPO costs....................................   6,879,000
                                                                     -----------
                                                                     $47,058,000
                                                                     ===========

  Prior to the offering, $5,000,000 of the Mandatorily Redeemable Series B Junior Preferred Stock was converted into $5,000,000 of Series B Junior Preferred Stock with conversion rights. Upon consummation of the offering, $5,000,000 of the Series B Junior Preferred Stock with conversion rights was converted into 454,545 shares of Common Stock.

  The pro forma effects of the above transactions for the related balance sheet accounts are summarized below. Pro forma balance sheet information is presented as though the transactions occurred on December 29, 1995 (in 000's):

                                                              AS      PRO FORMA
                                                           REPORTED  (UNAUDITED)
                                                           --------  -----------
   Current assets......................................... $ 23,153    $30,823
   Property and equipment, net............................    1,337      1,337
   Other assets...........................................    2,381      2,133
                                                           --------    -------
                                                           $ 26,871    $34,293
                                                           ========    =======
   Current liabilities.................................... $ 23,207    $10,297
   Long-term debt.........................................    5,667
                                                           --------    -------
                                                             28,874     10,297
   Mandatorily redeemable preferred stock.................   25,059
   Stockholders' equity...................................  (27,062)    23,996
                                                           --------    -------
                                                           $ 26,871    $34,293
                                                           ========    =======

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation--The consolidated financial statements include the accounts of Wilmar Industries, Inc. and its subsidiary One Source Supply, Inc. ("One Source") from November 17, the date of its acquisition. Material intercompany balances and transactions have been eliminated.

                            WILMAR INDUSTRIES, INC.

  Fiscal Year--The Company operates on a 52-53 week fiscal year which ends on the last Friday in December. The fiscal year ended December 31, 1993 was a fifty-three week year and the fiscal years ended December 30, 1994 and December 29, 1995 were fifty-two week years. References herein to 1993, 1994 and 1995 are for the fiscal years ended December 31, 1993, December 30, 1994 and December 29, 1995, respectively.

  Cash and Cash Equivalents--Cash and cash equivalents consist of cash and highly liquid investments with an original maturity of three months or less.

  Inventory--Inventory is stated at the lower of cost (first-in, first-out method) or market.

  Property and Equipment--Property, equipment and leasehold improvements are stated at cost. Expenditures for additions, renewals and betterments are capitalized; expenditures for maintenance and repairs are charged to expense as incurred. Upon retirements or disposal of assets, the cost and accumulated depreciation or amortization are eliminated from the accounts and the resulting gain or loss is credited or charged to operations. Depreciation is computed using the straight-line method based upon estimated useful lives of the assets and amortization is computed using the straight-line method and the remaining lease term as follows:

     Machinery and equipment...............................            5-7 years
     Office furniture and equipment........................            5-7 years
     Leasehold improvements................................ Remaining lease term

  Long-Lived Assets--In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. SFASNo. 121 is effective for financial statements for fiscal years beginning after December 15, 1995. The Company does not anticipate that the adoption of SFAS No. 121 will have a material effect on the Company's operating results.

  Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates and assumptions.

  Fair Value of Financial Instruments--The carrying value of cash, accounts receivable, demand notes payable and accounts payable approximate fair value because of the short maturities of these items. The carrying value of bank debt, payables to related parties and subordinated debentures reflects the approximate fair value of these instruments as these instruments were repaid and satisfied, at their carrying values, in January 1996 with proceeds from the initial public offering (see Note 2),

  Revenue Recognition--Sales are recognized as product is shipped, F.O.B. point of shipment and are net of sales returns, allowances and credits.

  Cost of Sales--Cost of sales includes merchandise costs, freight, distribution center occupancy and delivery costs.

  Pre-Opening Distribution Center Expenses--Pre-opening distribution center expenses are expensed as incurred.

                            WILMAR INDUSTRIES, INC.

  New Accounting Pronouncement--In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, which will be adopted by the Company in 1996 as required by this statement. The Company has elected to continue to measure such compensation expense using the method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, as permitted by SFAS No. 123. When adopted, SFAS No. 123 will not have any effect on the Company's financial position or results of operations but will require the Company to provide expanded disclosure regarding its stock-based employee compensation plans.

  Stock Splits--In March 1995 and November 1995, the Company effected a 1,040-for-1 and a 37.333- for-1 stock split of its Common Stock, respectively. All share and per share amounts in the accompanying financial statements have been adjusted retroactively to reflect both splits.

  Income Taxes--Prior to February 24, 1995, the Company had elected to be taxed as a S Corporation under provisions of the Internal Revenue Code. As such, current taxable income had been included on the income tax returns of the sole stockholder for federal income tax purposes and no provision had been made for federal income taxes. (See pro forma presentation below and Note 15). In anticipation of consummating the Recapitalization (see Note 5), the Company changed its election to be taxed as a C Corporation under the Internal Revenue Code. Taxes on income are provided based upon Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

  Unaudited Pro Forma Net Income and Pro Forma Net Income Per Common Share-- Pro forma net income per common share represents pro forma net income (after a pro forma provision for income taxes as if the Company had been subject to federal and state income taxation as a C Corporation since inception) divided by the weighted average number of shares of Common Stock and Common Stock equivalents outstanding during the period plus the number of shares of Common Stock required to be sold at the assumed initial public offering price to raise sufficient proceeds to redeem the mandatorily redeemable Preferred Stock (including accrued but unpaid dividends thereon). Net income is not reduced by the $1,522,021 provision for accretion of Preferred Stock redemption values because the calculation assumes the related Common Stock was outstanding in lieu of the Preferred Stock. (See Note 14).

  Common Stock equivalents include shares from the exercise of stock options (using the treasury stock method). Common stock issued and stock options granted at prices lower than the assumed initial public offering price within a one year period prior to an initial public offering are included in the calculation (using the treasury stock method and the assumed initial public offering price) as if they were outstanding for all periods presented (see Notes 3, 5 and 13).

  Historical net income per share has not been presented in view of the S Corporation status in prior periods and the anticipated change in capital structure upon the closing of the initial public offering.

  Reclassifications--Certain 1993 and 1994 amounts have been reclassified to conform to the 1995 presentation.

                            WILMAR INDUSTRIES, INC.

4. ACQUISITION

  On November 17, 1995, the Company acquired One Source Supply, Inc., a supplier of repair and maintenance products to multi-unit apartment complexes in the South Florida market, for an aggregate consideration of approximately $3,573,000.

  The following presents the unaudited results of operations of the Company for the years ended December 29, 1995 and December 30, 1994 as if the acquisition of One Source had been consummated as of the beginning of 1994, and includes certain pro forma adjustments to reflect the amortization of intangible assets, reduction of overhead charges, reduction in compensation, interest expense on amounts drawn on the Company's line of credit to finance the acquisition as if the acquisition had occurred on January 1, 1994, and inclusion of a federal income tax provision:

                                                            1994        1995
                                                         ----------- -----------
   Revenues............................................. $56,990,000 $70,733,000
   Net income...........................................   2,755,000   3,094,000
   Net income per share.................................        0.30        0.39

  The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisition occurred at the beginning of 1994 or the results which may occur in the future. The above acquisition has been accounted for by the purchase method of accounting, and accordingly, the net assets and results of operations have been included in the accompanying consolidated financial statements since the date of acquisition. The excess of purchase price over the estimated fair values of the net tangible assets acquired for the above investment has been allocated to intangible assets and goodwill with amortization over 3 to 30 years.

5. STOCKHOLDERS' EQUITY

  Authorized Shares--On November 20, 1995, the Company's stockholders approved an increase in authorized shares of common stock to 50,000,000 shares and preferred stock to 5,235,364 shares.

  Recapitalization--On March 6, 1995, the Company declared and subsequently issued a stock dividend to the stockholder in the form of 105,914 shares of mandatorily redeemable Series B Junior Preferred Stock with a redemption value of $10,591,400. On March 9, 1995, the Company entered into a Stock Purchase and Redemption Agreement (the "Agreement") with certain investors (the "Investors). Pursuant to the Agreement, the Company repurchased 3,584,000 shares of common stock from its then sole stockholder for $15,117,000 plus a deferred payment of $2,000,000. The deferred payment is payable in the form of a subordinated note if the Company satisfies certain 1995 and 1996 earnings targets or if the Company files a registration statement in 1995 for an underwritten public offering of its common stock. Upon a qualified liquidity event, including the consummation of an initial public offering, the Company must satisfy the former sole stockholder's deferred payment note. In addition, pursuant to the Agreement, the Company issued 129,450 shares of mandatorily redeemable Series A Senior Preferred Stock for $12,945,000 (see Note 14) and then sold 3,080,000 shares of Common Stock to the investors for $55,000, which represented the fair market value at that time. In addition, the Investors loaned $4,000,000 to the Company pursuant to a Subordinated Debenture Purchase Agreement dated March 9, 1995. The Company must pay in full its obligations under the Subordinated Debentures upon consummation of a qualified liquidity event, including the consummation of an initial public offering (see Note 2).

  Upon consummation of the initial public offering, the Company satisfied the former sole stockholder's deferred payment note and also satisfied its obligation under the Subordinated Debentures (see Note 2).

  Distribution To Stockholders--In 1993, the Company's stockholder received compensation and S Corporation stockholder bonuses aggregating $156,000 and $1,463,465, respectively. In 1994, the

                            WILMAR INDUSTRIES, INC.

stockholder received compensation and S Corporation distributions of $156,000 and $4,349,329 respectively. In 1995, the stockholder received compensation and bonuses of $250,000 and S Corporation distributions of $3,722,710, respectively.

6. OTHER ASSETS

  Other assets consist of the following:

                                                              1994      1995
                                                             ------- ----------
   Goodwill.................................................         $1,108,490
   Intangible assets........................................            920,052
   Less--amortization.......................................             (8,638)
                                                                     ----------
                                                                      2,019,904
   Deferred IPO costs.......................................            247,672
   Deposits................................................. $36,670    112,043
   Other....................................................   1,169      1,053
                                                             ------- ----------
                                                             $37,839 $2,380,672
                                                             ======= ==========

  Goodwill (the excess of cost over the fair value of the underlying assets at the date of acquisition) is amortized on a straight line basis over a useful life of 30 years. Intangible assets include amounts assigned to customer lists and non-compete agreements. Intangibles are amortized on a straight-line basis over useful lives of 20 years for customer lists and 3 to 5 years for non-compete agreements.

7. BALANCE SHEET COMPONENTS

   PROPERTY AND EQUIPMENT                                    1994       1995
   ----------------------                                 ---------- ----------
   Machinery and equipment............................... $  624,699 $  952,348
   Office furniture and equipment........................    796,664  1,070,080
   Leasehold improvements................................    351,715    432,321
                                                          ---------- ----------
                                                           1,773,078  2,454,749
   Less accumulated depreciation and amortization........    766,077  1,117,441
                                                          ---------- ----------
                                                          $1,007,001 $1,337,308
                                                          ========== ==========
   ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
   ----------------------------------------------
   Sales tax payable..................................... $  275,120 $  349,991
   Accrued compensation and related benefits.............    290,314    507,193
   Other accrued liabilities.............................    264,981    530,340
                                                          ---------- ----------
                                                          $  830,415 $1,387,524
                                                          ========== ==========

  Depreciation expense was approximately $157,000, 212,000 and $322,000 for 1993, 1994 and 1995, respectively (see Note 3).

8. DEMAND NOTES PAYABLE--BANK

  On March 9, 1995, the Company entered into a $10,000,000 (increased to $12,000,000 from November 16, 1995 to February 16, 1996) revolving credit facility with a bank which refinanced the existing $4,000,000 line of credit. Such facility terminates February 1998. Amounts outstanding bear interest at the bank's prime rate (8.50% at September 29, 1995) payable monthly and are collateralized by substantially all assets of the Company. Borrowings under the line of credit are limited to the sum of 85% of eligible accounts receivable plus the lessor of 50% of inventory or $4,500,000. Amounts outstanding

                            WILMAR INDUSTRIES, INC.

under the lines were $3,514,000 and $9,922,510 at December 30, 1994 and December 29, 1995, respectively.

  On December 30, 1994, the Company entered into a $3,200,000 promissory note which was utilized for a distribution to the Company's then sole stockholder. Such borrowing was due on demand, but no later than June 1, 1995 and the note was guaranteed by a stockholder of the Company. Interest was payable monthly at a rate of prime less .5%. Such amount was repaid and satisfied on March 9, 1995 with proceeds from the $10,000,000 revolving line of credit.

  The weighted average interest rate on short-term borrowings at December 30, 1994 and December 29, 1995 was 8.26% and 8.50%, respectively.

  In March 1996, the Company replaced the existing secured bank line of credit with a $10,000,000 unsecured bank line of credit, which bears interest at 3/4% below the bank's prime rate and expires in March 1997.

9. LONG-TERM DEBT

                                                            1994       1995
                                                         ---------- ----------
   11.5% Subordinated Debentures, $2,000,000 each due
    March 9, 2000 and 2001, interest payable quarterly
    on the last day of March, June, September and
    December of each year, commencing June 30, 1995 and
    until such unpaid balance is due and payable........            $4,000,000
   Term loan to a bank, payable in quarterly
    installments aggregating $166,667, plus accrued
    interest at 8.5% annually, commencing May 1995
    collateralized by substantially all assets of the
    Company.............................................             1,499,999
   Note payable to a bank due in monthly installments
    aggregating $53,035 including interest at rates
    ranging from 3/4% over the bank's prime rate (an
    effective rate of 9.25% at December 30, 1994) to
    9.75%; collateralized by substantially all assets of
    the Company and guaranteed by a stockholder of the
    Company............................................. $2,229,634
                                                         ---------- ----------
                                                          2,229,634  5,499,999
   Less current portion.................................    486,384    666,668
                                                         ---------- ----------
                                                         $1,743,250 $4,833,331
                                                         ========== ==========

  In event the principal amount of the Debentures are not paid when due and payable, the interest will be increased to 13.5% annually and any unpaid interest due upon demand by the holder with a late charge of 2% of the amount of interest payment due. Additionally, the Debentures are due upon the consummation of a liquidity event such as an initial public offering. The terms of the Subordinated Debentures prohibit the Company from declaring or paying dividends on account of its common stock.

  The term loan and revolving credit (see Note 8) facilities were entered into pursuant to a Loan and Security Agreement with a bank, dated March 9, 1995. The agreement provides, among other covenants, that the Company maintain certain financial ratios and prohibits the Company from making or declaring any dividends or distribution to its stockholders, except the Company may pay cash distributions annually not in excess of the maximum tax liability that may be assessed against its S Corporation stockholders on the income passed through and directly taxed to its stockholder.

                            WILMAR INDUSTRIES, INC.

  Annual principal payments on long-term notes are due as follows:

   Fiscal Year Ending:
     1996.........................................................    666,668
     1997.........................................................    666,668
     1998.........................................................    166,663
     1999.........................................................        --
     2000.........................................................  2,000,000
     Thereafter...................................................  2,000,000
                                                                   ----------
                                                                   $5,499,999(1)
                                                                   ==========

  --------
  (1) Such amounts were repaid and satisfied on January 29, 1996 with proceeds from the initial public offering.

10. TRANSACTIONS WITH RELATED PARTIES

  In July 1993, the Company purchased 5,824,000 shares of its stock pursuant to a stock redemption agreement from the former sole stockholder's father for $2,000,000, of which $800,000 was paid in December 1993. The balance of $1,200,000 is payable in monthly installments of $12,675 including interest at 5%, with the final payment due in June 2003. The note is guaranteed by the Company's former sole stockholder. Annual principal payments on the note are due as follows:

   Fiscal Year Ending:
     1996...........................................................  107,050
     1997...........................................................  112,526
     1998...........................................................  118,284
     1999...........................................................  124,335
     2000...........................................................  130,697
     Thereafter.....................................................  348,030
                                                                     --------
                                                                     $940,922(1)
                                                                     ========

  --------
  (1) Such amount was repaid and satisfied on January 29, 1996 with proceeds from the initial public offering (see Note 2).

  The stock redemption agreement also provided for an increase in the purchase price of the shares if the remaining stockholder of the Company sells all or substantially all of the Company's assets or all or substantially all of his stock in the Company prior to July 1997 (see Note 5). In connection with the Recapitalization, the former sole stockholder made a $694,000 capital contribution to the Company in order for the Company to satisfy its obligation under the stock redemption agreement to the former sole stockholder's father.

  In November 1995, the Company issued a $2,000,000 subordinated note to the former sole stockholder, which represents the deferred payment for the redemption of this stockholder's common stock in connection with the recapitalization (see Note 5). The Note was repaid and satisfied on January 29, 1996 with proceedings from the initial public offering (see Note 2).

  The Company leases its executive offices from a stockholder of the Company (see Note 12).

11. PROFIT SHARING PLAN

  The Company has a qualified profit sharing plan under Section 401(k) of the Internal Revenue Code. Contributions to the plan by the Company are made at the discretion of the Company's Board of Directors. Company contributions to the plan were $6,500, $11,100 and $59,600 for 1993, 1994 and 1995, respectively.

                            WILMAR INDUSTRIES, INC.

12. COMMITMENTS AND CONTINGENT LIABILITIES

  Lease Commitments--The Company leases its facilities under operating leases expiring at various dates through 2004. Minimum future rental payments under these leases as of December 29, 1995 are as follows:

   Year Ending:
     1996............................................................  1,106,000
     1997............................................................  1,052,000
     1998............................................................    835,000
     1999............................................................    762,000
     2000............................................................    483,000
     Thereafter......................................................    538,000
                                                                      ----------
                                                                      $4,776,000
                                                                      ==========

  In April 1994, the Company moved its executive office to a building which is leased from a stockholder of the Company. In 1994, in lieu of rental payments, the Company directly paid and expensed the mortgage payments to the bank which financed the purchase by the stockholder. Such payments amounted to approximately $5,300 monthly and aggregated approximately $42,500 in 1994. As amended in March 1995, under the new terms of the lease, the Company is required to pay approximately $137,500 annually, plus all real estate taxes and assessments, utilities and insurance related to the premises. The lease expires on February 28, 2004 and does not contain any renewal terms. The Company believes that the terms of the lease are no less favorable to it than could be obtained from an unaffiliated party.

  Rent expense under all operating leases was $435,000, $555,000 and $806,000 for 1993, 1994 and 1995, respectively. Certain of the leases provide that the Company pay taxes, insurance and other operating expenses applicable to the leased premises.

  Employment and Severance Agreements--The Company has an employment agreement with its President until March 2000 unless terminated earlier by the Company at an annual base salary of $200,000, subject to adjustments plus bonus.

  Contingent Liabilities--At December 29, 1995, the Company was contingently liable for unused letters of credit aggregating approximately $623,000.

  Employment Tax Audit--In March, 1995, the Internal Revenue Service (the "IRS") indicated to the Company that it intends to examine the Company's employment tax returns for 1992 and 1993. The IRS has not asserted any employment tax deficiencies for such years as of the current date. If the IRS asserts any employment tax deficiencies with respect to such years, the Company intends to vigorously pursue all available remedies and defenses. The Company does not believe that the outcome of any such examination will have a material effect on the Company's financial statements.

  Legal Proceedings--The Company is involved in various legal proceedings in the ordinary course of its business which are not anticipated to have a material adverse effect on the Company's financial statements.

13. STOCK OPTION PLAN

  In March 1995, the Company adopted a stock option plan (the "Stock Option Plan") under which employees may be granted options to purchase shares of Common Stock. Options granted were issued at

                            WILMAR INDUSTRIES, INC.

prices equal to at least fair market value and expire 10 years from the date of grant. The options vest in 25% increments on the second through fifth anniversaries of the date of grant. A total of 392,000 shares of Common Stock were reserved for issuance under the Stock Option Plan. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors, which determines the vesting provisions, the form of payment for shares and all other terms of the options.

  The following table summarizes stock option activity under the Stock Option Plan.

                                                          OPTIONS OUTSTANDING
                                                          ----------------------
                                                SHARES
                                               AVAILABLE               PRICE
                                               FOR GRANT   SHARES    PER SHARE
                                               ---------  ---------- -----------
   Shares authorized in March 1995............  392,000          --
   Options granted............................ (280,000)     280,000   $   4.23
                                               --------   ----------
   Balance at December 29, 1995...............  112,000      280,000   $   4.23
                                               ========   ==========

  No options were exercisable at December 29, 1995.

  In January 1996, the Company increased the maximum number of shares to be reserved under the Stock Option Plan from 392,000 shares to 800,000 shares. In addition, options to purchase 100,000 shares were granted in January at the initial public offering price of $11.00 per share.

14. MANDATORILY REDEEMABLE PREFERRED STOCK

  There are 5,235,364 shares of preferred stock authorized, of which 129,450 shares have been designated as Series A Senior Preferred Stock ("Series A") and 105,914 shares have been designated as Series B Junior Preferred Stock ("Series B") (See Note 2).

  Series A and Series B Preferred Stock issuances are as follows:

                                            SERIES A            SERIES B
                                       ------------------- -------------------
                                       SHARES    AMOUNT    SHARES    AMOUNT
                                       ------- ----------- ------- -----------
   Distribution of Series B to holder
    of Common Stock in March 1995
    (see Note 5).....................                      105,914 $10,591,400
   Issuance of Series A to Investors
    for cash in March 1995 (see Note
    5)...............................  129,450 $12,945,000
   Accretion of Series A and Series B
    redemption values................              837,110             684,911
                                       ------- ----------- ------- -----------
   Balance at September 29, 1995.....  129,450 $13,782,110 105,914 $11,276,311
                                       ======= =========== ======= ===========

  The Series A and Series B ("Outstanding Preferred Stock") have certain rights, preferences and restrictions with respect to dividends, redemption and liquidation.

  The holders of Outstanding Preferred Stock are entitled to dividends of $8.00 per share per annum compounded annually prior and in preference to holders of Common Stock. In addition, the holders of Series A are entitled to dividends prior and in preference to the holders of Series B. All dividends are cumulative whether or not declared by the Board of Directors ("Cumulative Dividends").

  On March 1, 2000 and 2001, one-half of the shares of Series A outstanding must be redeemed by the Company at a redemption price of $100 per share plus any accrued but unpaid dividends (the

                            WILMAR INDUSTRIES, INC.

"Redemption Value"). In addition, the Company is required to redeem all shares of Series A Preferred Stock outstanding at their Redemption Value upon a liquidity event as defined in the Preferred Stock agreement, including the closing of an initial public offering. Under certain circumstances, including the closing of an initial public offering, if all shares of Series A have been redeemed, the Company must redeem all shares of Series B outstanding at a redemption price of $100 per share plus any accrued but unpaid dividends.

  Through December 29, 1995, Cumulative Dividends totaling $1,522,021 had been charged as an accretion of the Outstanding Preferred Stock Redemption Value with a corresponding increase in the value of the Outstanding Preferred Stock.

  Upon liquidation, holders of Series A are entitled to receive $100 per share plus any Cumulative Dividends before any distributions may be made to holders of Series B and Common Stock. After the Company has made payment to the holders of Series A, the holders of Series B are entitled to receive $100 per share plus Cumulative Dividends before any distributions may be made to the holders of Common Stock.

  On January 29, 1996 all of the Series A Preferred Stock and accumulated dividends were redeemed from proceeds of the initial public offering (see Note 2 ). In addition, $5,591,400 of the Series B Junior Preferred Stock and accumulated dividends were redeemed. The $5,000,000 balance of the Series B Stock was converted into 454,545 shares of Common Stock (at the $11.00 public offering price).

15. PROVISION FOR INCOME TAXES

  The corporate income tax provision for the C Corporation period is as follows:

                                                                        1995
                                                                     ----------
     Current:
       Federal...................................................... $1,723,680
       State........................................................    307,900
                                                                     ----------
                                                                      2,031,580
                                                                     ----------
     Deferred:
       Federal......................................................   (365,000)
       State........................................................    (43,000)
                                                                     ----------
                                                                       (408,000)
                                                                     ----------
                                                                     $1,623,580
                                                                     ==========

  The difference between income taxes at the statutory federal income tax rate and income taxes in the income statement are as follows:

                                                                           1995
                                                                           ----
     Federal statutory tax rate........................................... 34.0%
     State income, taxes, net of federal benefit..........................  4.3
     Non-deductible expenses..............................................  0.6
     Other................................................................  4.5
     Benefit of change in tax status...................................... (4.9)
     S Corporation earnings............................................... (4.3)
                                                                           ----
                                                                           34.2%
                                                                           ====

  Deferred income taxes result primarily from temporary differences in the recognition of certain expenses for financial and income tax reporting purposes.

                            WILMAR INDUSTRIES, INC.

  At December 29, 1995, the components of the Company's net deferred tax asset consisted of the following:

     Inventory......................................................... $285,000
     Bad debt reserves.................................................   61,000
     State taxes.......................................................   43,000
     Other.............................................................   19,000
                                                                        --------
                                                                        $408,000
                                                                        ========

  Prior to February 24, 1995, the Company elected to be taxed under Subchapter S of the Internal Revenue Code. An S Corporation is a corporation which generally does not pay income taxes but whose income is passed on through to its shareholders who report such amounts on their individual tax returns. Effective February 24, 1995 the Company's Subchapter S status was terminated and, as a result of such change in status, the Company established a deferred tax asset of approximately $230,000, which is reflected in the deferred provision, for the year ended December 29, 1995.


16. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                             1995
                                                -------------------------------
                                                 FIRST  SECOND   THIRD  FOURTH
                                                ------- ------- ------- -------
    Net sales.................................. $13,458 $14,625 $16,381 $16,359
    Gross profit...............................   4,246   4,534   5,107   5,101
    Operating income...........................   1,171   1,455   1,838   1,440
    Pro forma net income.......................     581     689     920     654
    Pro forma net income per share ............ $  0.07 $  0.09 $  0.12 $  0.08
                                                             1994
                                                -------------------------------
                                                 FIRST  SECOND   THIRD  FOURTH
                                                ------- ------- ------- -------
    Net sales.................................. $10,281 $11,895 $13,766 $11,737
    Gross profit...............................   3,260   3,743   4,297   3,591
    Operating income...........................   1,216   1,283   1,594     836
    Pro forma net income.......................     693     722     903     462
    Pro forma net income per share ............ $  0.08 $  0.08 $  0.10 $  0.05

  The Company's sales volumes tend to be lower in the fourth quarter because customers defer purchases at year end as their budget limits are met. In addition, net sales in the fourth quarter are reduced because of the holidays during the period. For 1995, however, the fourth quarter included approximately $900,000 in sales of One Source, which was acquired on November 17, 1995.

                            WILMAR INDUSTRIES, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                     DECEMBER 29,   MARCH 29,
                                                         1995          1996
                                                     ------------  ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents........................  $     25,043   $ 4,310,483
  Cash-restricted..................................       200,000       200,000
  Short term investment............................                   1,765,035
  Accounts receivable-trade, net of allowance for
   doubtful accounts of $236,070 and $300,000,
   respectively....................................     9,575,307    10,204,716
  Inventory........................................    12,699,376    12,978,101
  Prepaid expenses and other current assets........       244,798       510,526
  Deferred income taxes............................       408,000       486,000
                                                     ------------  ------------
    Total current assets...........................    23,152,524    30,454,861
PROPERTY AND EQUIPMENT, Net........................     1,337,308     1,385,164
OTHER ASSETS.......................................     2,380,672     2,151,843
                                                     ------------  ------------
TOTAL ASSETS.......................................  $ 26,870,504  $ 33,991,868
                                                     ============  ============
LIABILITIES MANDATORILY REDEEMABLE PREFERRED STOCK
 AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Demand notes payable-bank........................  $  9,922,510
  Current portion of long-term debt:
    Banks..........................................       666,668
    Related parties................................     2,107,050
  Accounts payable.................................     7,889,405  $  6,513,785
  Accrued expenses and other current liabilities...     1,387,524     1,622,222
  Accrued interest.................................       212,823
  Income taxes payable.............................     1,020,991       949,091
                                                     ------------  ------------
      Total current liabilities....................    23,206,971     9,085,098
LONG-TERM DEBT-Net of current portion:
  Banks............................................       833,331
  Related parties..................................       833,872
  Subordinated debentures..........................     4,000,000
                                                     ------------  ------------
      Total liabilities............................    28,874,174     9,085,098
                                                     ------------  ------------
COMMITMENTS AND CONTINGENT LIABILITIES
Mandatorily Redeemable Series A Senior Preferred
 Stock, $.01 par value; 129,450 shares, authorized,
 issued and outstanding at December 29, 1995 with a
 redemption value of $100 per share, plus accrued
 dividends.........................................    13,782,110
                                                     ------------  ------------
Mandatorily Redeemable Series B Junior Preferred
 Stock, $.01 par value, 105,914 shares, authorized,
 issued and outstanding at December 29, 1995 with a
 redemption value of $100 per share, plus accrued
 dividends.........................................    11,276,311
                                                     ------------  ------------
STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, $.01 par value, 5,000,000 shares
 authorized; none issued Common stock, no par
 value-50,000,000 shares authorized; 10,374,545
 shares issued and outstanding in 1996, 5,320,000
 shares issued and outstanding in 1995.............       124,231    51,289,412
Retained earnings (accumulated deficit)............   (27,186,322)  (26,382,642)
                                                     ------------  ------------
      Total stockholders' equity (deficit).........   (27,062,091)   24,906,770
                                                     ------------  ------------
TOTAL LIABILITIES, MANDATORILY REDEEMABLE PREFERRED
 STOCK AND STOCKHOLDERS' EQUITY....................  $ 26,870,504  $ 33,991,868
                                                     ============  ============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                            WILMAR INDUSTRIES, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                 THREE MONTHS      THREE MONTHS
                                                    ENDED             ENDED
                                                MARCH 31, 1995    MARCH 29, 1996
                                                --------------    --------------
SALES..........................................  $13,457,519       $19,308,559
COST OF SALES..................................    9,212,037        13,372,953
                                                 -----------       -----------
  Gross profit.................................    4,245,482         5,935,606
OPERATING EXPENSES:
  Operating and selling expenses...............    2,015,424         2,987,245
  Corporate general and administrative ex-
   penses......................................    1,059,813         1,242,045
                                                 -----------       -----------
                                                   3,075,237         4,229,290
                                                 -----------       -----------
    Operating income...........................    1,170,245         1,706,316
INTEREST EXPENSE, NET..........................      200,969            80,704
                                                 -----------       -----------
    Income before income taxes.................      969,276         1,625,612
PROVISION (CREDIT) FOR INCOME TAXES............      (54,629)(1)       666,000
                                                 -----------       -----------
    Net income.................................  $ 1,023,905       $   959,612
                                                 ===========       ===========
  Net income per share.........................
  Weighted average shares outstanding..........
UNAUDITED PRO FORMA DATA
  Income before income taxes...................  $   969,276
  Provision for income taxes...................      388,000(2)
                                                 -----------
  Pro forma net income.........................  $   581,276(2)
                                                 ===========
  Pro forma net income per share...............  $      0.07(2)    $      0.10
                                                 ===========       ===========
  Weighted average shares outstanding..........    8,596,307         9,946,286
                                                 ===========       ===========

- --------
(1) Upon termination of its S Corporation status on March 1, 1995, the Company became subject to federal income taxes and certain additional state income taxes and, in connection therewith, recorded a deferred tax asset of approximately $230,000 in accordance with FAS 109.
(2) Prior to March 1, 1995, the Company elected to be taxed as an S Corporation for federal (and certain state) income tax purposes. Pro forma information has been computed as if the Company had been subject to federal income taxes and all applicable state corporate income taxes for each period presented.

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                            WILMAR INDUSTRIES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                   THREE MONTHS   THREE MONTHS
                                                      ENDED          ENDED
                                                  MARCH 31, 1995 MARCH 29, 1996
                                                  -------------- --------------
OPERATING ACTIVITIES:
  Net Income.....................................  $  1,023,905   $    959,612
  Adjustments to reconcile net income net cash
   provided by (used in) operating activities:
    Depreciation and amortization................        60,000        112,144
    Deferred income taxes........................      (230,000)       (78,000)
    Changes in assets and liabilities:
      Accounts receivable........................      (812,285)      (629,409)
      Inventory..................................      (485,299)      (278,725)
      Prepaid expenses and other current assets..       (37,541)      (265,728)
      Other assets...............................         1,131        202,792
      Accounts Payable...........................       307,168     (1,375,620)
      Accrued expenses and other current liabili-
       ties......................................       117,376        234,698
      Accrued interest...........................         9,078       (212,823)
      Income taxes payable.......................       170,921        (71,900)
                                                   ------------   ------------
        Net cash provided by (used in) operating
         activities..............................       124,454     (1,402,959)
                                                   ------------   ------------
INVESTING ACTIVITIES:
  Purchase of property and equipment.............       (90,339)      (133,963)
  Purchase of short term investment..............                   (1,765,035)
                                                   ------------   ------------
      Net cash used in investing activities......       (90,339)    (1,898,998)
                                                   ------------   ------------
FINANCING ACTIVITIES:
  Net Proceeds (borrowings) of demand notes pay-
   able--Bank....................................     2,059,606     (9,922,510)
  Principal payments on long-term debt:
    Banks........................................      (229,634)    (1,499,999)
    Related parties..............................       (25,090)    (2,940,922)
  Issuance of Common Stock.......................        55,000
  Repurchase of Common Stock.....................   (15,117,000)
  Repurchase of Series A Preferred Stock, plus
   accrued dividends.............................                  (13,870,928)
  Repurchase of Series B Preferred Stock, plus
   accrued dividends.............................                   (6,343,425)
  Proceeds from the issuance (repayment) of
   subordinated debentures.......................     4,000,000     (4,000,000)
  Net proceeds from issuance of Common Stock--
   initial public offering.......................                   46,165,181
  Issuance of Series A Preferred Stock...........    12,945,000
  Distributions to stockholders..................    (3,721,809)
                                                   ------------   ------------
      Net cash provided by (used in) financing
       activities................................       (33,927)     7,587,397
                                                   ------------   ------------
NET INCREASE IN CASH.............................           188      4,285,440
CASH, BEGINNING OF PERIOD........................        91,117         25,043
                                                   ------------   ------------
CASH, END OF PERIOD..............................        91,305   $  4,310,483
                                                   ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for:
    Interest.....................................       192,239   $    344,599
                                                   ============   ============
    Income taxes.................................         4,449   $    815,900
                                                   ============   ============
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING AC-
 TIVITIES
  Accretion of mandatorily redeemable Series A
   Senior and Series B Junior Preferred Stock
   redemption values.............................  $    109,837   $    155,932
  Conversion of Series B Junior Preferred stock
   into 454,545 shares of Common Stock...........  $        --    $  5,000,000

  The accompanying notes are an integral part of these condensed consolidated financial statements

                            WILMAR INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (UNAUDITED)

                                                   RETAINED                 TOTAL
                                                   EARNINGS             STOCKHOLDERS'
                            COMMON      STOCK    (ACCUMULATED  TREASURY    EQUITY
                            SHARES     AMOUNT      DEFICIT)     STOCK     (DEFICIT)
                          ---------- ----------- ------------  -------- -------------
BALANCE, DECEMBER 29,
 1995...................   5,320,000 $   124,231 $(27,186,322)   $--    $(27,062,091)
  Accretion of
   Mandatorily
   Redeemable Preferred
   Stock................                             (155,932)              (155,932)
  Conversion of Series B
   Preferred Stock......     454,545   5,000,000                           5,000,000
  Issuance of common
   stock-initial public
   offering.............   4,600,000  46,165,181                          46,165,181
  Net income............                              959,612                959,612
                          ---------- ----------- ------------    ---    ------------
BALANCE MARCH 29, 1996..  10,374,545 $51,289,412 $(26,382,642)   $--    $ 24,906,770
                          ========== =========== ============    ===    ============

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                            WILMAR INDUSTRIES, INC.

           NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

  The condensed consolidated financial statements include the accounts of Wilmar Industries, Inc. ("Wilmar" or the "Company") and its subsidiary One Source Supply, Inc. ("One Source") from November 17, 1995 the date of its acquisition. Material intercompany balances and transactions have been eliminated.

  These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, such interim statements reflect all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position and the results of operations and cash flows for the interim periods presented. The results of operations for these interim periods are not necessarily indicative of the results to be expected for the full year ending December 27, 1996. These financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in the Company's Form 10-K for the year ended December 29, 1995.

NOTE 2--ACCOUNTING POLICIES

  Impairment of Long-Lived Assets--On January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of this standard had no impact on the Company's financial statements.

  Accounting for Stock-Based Compensation--In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which was effective for the Company beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock based compensation awards to employees and will disclose the required pro forma effect on net income in the fiscal year end December 27, 1996 financial statements.

NOTE 3--INITIAL PUBLIC OFFERING

  On January 24, 1996, the Company completed an initial public offering of 4,600,000 shares of its Common Stock for $11.00 per share resulting in net proceeds (after deducting underwriters' issuance costs) of $47,058,000.

The proceeds of the offering were used as follows:

   Redemption of Preferred Stock and accumulated dividends......... $20,188,000
   Repayment of bank debt and interest.............................  12,987,000
   Repayment of Subordinated Debentures and interest...............   4,037,000
   Repayment of notes payable and interest.........................   2,967,000
   Working capital and IPO costs...................................   6,879,000
                                                                    -----------
                                                                    $47,058,000
                                                                    ===========

                            WILMAR INDUSTRIES, INC.

  Prior to the offering, $5,000,000 of the Mandatorily Redeemable Series B Junior Preferred Stock was converted into $5,000,000 of Series B Junior Preferred Stock with conversion rights. Upon consummation of the offering, $5,000,000 of the Series B Junior Preferred Stock with conversion rights was converted into 454,545 shares of Common Stock.

  The pro forma effects of the above transactions for the related balance sheet accounts are summarized below. Pro forma balance sheet information is presented as though the transactions occurred on December 29, 1995 (in 000's):

                                                              AS      PRO FORMA
                                                           REPORTED  (UNAUDITED)
                                                           --------  -----------
   Current assets......................................... $ 23,153    $30,823
   Property and equipment, net............................    1,337      1,337
   Other assets...........................................    2,381      2,133
                                                           --------    -------
                                                           $ 26,871    $34,293
                                                           ========    =======
   Current liabilities.................................... $ 23,207    $10,297
   Long-term debt.........................................    5,667        --
                                                           --------    -------
                                                             28,874     10,297
   Mandatorily redeemable preferred stock.................   25,059        --
   Stockholders' equity...................................  (27,062)    23,996
                                                           --------    -------
                                                           $ 26,871    $34,293
                                                           ========    =======

NOTE 4--INVESTMENT

  At March 29, 1996 the Company has an investment in a United States Treasury bill with a cost basis of $1,765,035. The Company has designated this investment as available for sale. At March 29, 1996, the cost basis approximates the market value of this security.

NOTE 5--INCOME TAXES

  Prior to February 24, 1995, the Company had elected to be taxed as an S Corporation under provisions of the Internal Revenue Code. As such, current taxable income had been included on the income tax returns of the sole stockholder for federal income tax purposes and no provision had been made for federal income taxes. However, the Company changed its election to be taxed as a C Corporation under the Internal Revenue Code, and in connection with this change in tax reporting, taxes on income are provided based upon Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes.

NOTE 6--COMPUTATION OF NET INCOME PER COMMON SHARE AND PRO FORMA NET INCOME PER SHARE

  Net income per share and pro forma net income per common share represents net income and pro forma net income (after a pro forma provision for income taxes as if the Company had been subject to federal and state income taxation as a C Corporation since inception) divided by the weighted average number of shares of Common Stock and Common Stock equivalents outstanding during the period plus

                            WILMAR INDUSTRIES, INC.

the number of shares of Common Stock required to be sold at the assumed initial public offering price to raise sufficient proceeds to redeem the mandatorily redeemable Preferred Stock (including accrued but unpaid dividends thereon). Net income and proforma net income are not reduced by the provision for accretion of Preferred Stock redemption values of $109,837 in 1995 and $155,932 in 1996 because the calculation assumes the related Common Stock was outstanding in lieu of the Preferred Stock.

  Common Stock equivalents include shares from the exercise of stock options (using the treasury stock method). Pursuant to the rules of the Securities and Exchange Commission, common stock issued and stock options granted at prices lower than the assumed initial public offering price within a one year period prior to an initial public offering are included in the calculation (using the treasury stock method and the assumed initial public offering price) as if they were outstanding for all periods presented.

NOTE 7--CONTINGENCIES

  The Company is involved in various legal proceedings in the ordinary course of its business which are not anticipated to have a material adverse effect on the Company's financial statements.

NOTE 8--SUBSEQUENT EVENTS

  On April 29, 1996 Wilmar entered into an operating lease agreement with a company, owned by certain stockholders of Wilmar, to lease a warehouse and customer service center. The original term of the lease is ten years with an option to terminate the lease after five years, exercisable by Wilmar, subject to a termination fee. The lease requires annual payments of $288,625 plus all real estate taxes and assessments, cost of repairs, utilities and insurance related to the leased premises. The Company believes that the terms of the lease are no less favorable to it than could be obtained from an unaffiliated party.

  On May 6, 1996, the Company entered into a definitive agreement to acquire 100% of the capital stock of Mile High Maintenance Supply, Inc. based in Denver, Colorado for a cash payment of $1.5 million, plus contingent consideration to the owner based on future performance.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
One Source Supply, Inc.

  We have audited the accompanying balance sheet of One Source Supply, Inc. (the "Company") as of September 30, 1995, and the related statements of income and retained earnings and of cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 1995 and the results of its operations and its cash flows for the nine months then ended in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Miami, Florida
November 17, 1995

                              ACCOUNTANTS' REPORT

To The Shareholders
One Source Supply, Inc.
Hollywood, Florida

  We have audited the accompanying balance sheet of One Source Supply Inc. as of December 31, 1994 and the related statement of income and retained earnings and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of One Source Supply, Inc. as of December 31, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Mutnick & Associates, P.A.

Pembroke Pines, Florida
May 2, 1995

                            ONE SOURCE SUPPLY, INC.

                                 BALANCE SHEETS

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1994         1995
                                                     ------------ -------------
ASSETS:
CURRENT ASSETS:
  Cash and cash equivalents.........................  $  121,760   $   35,791
  Accounts receivable, net of allowances of $17,437
   in 1994 and 1995.................................   1,202,132    1,489,481
  Inventory.........................................   1,069,886    1,134,808
  Prepaid assets....................................      24,009       33,897
                                                      ----------   ----------
    Total current assets............................   2,417,787    2,693,977
PROPERTY AND EQUIPMENT, NET.........................      66,711      146,543
OTHER ASSETS........................................      28,987       50,270
                                                      ----------   ----------
    TOTAL ASSETS....................................  $2,513,485   $2,890,790
                                                      ==========   ==========
CURRENT LIABILITIES:
  Notes payable--current portion....................  $  603,500   $1,404,326
  Accounts payable..................................     845,111      895,217
  Accrued expenses..................................      26,023       72,704
  Payroll & sales tax payable.......................      18,360       21,609
  Income taxes payable..............................      18,500        3,704
                                                      ----------   ----------
    Total current liabilities.......................   1,511,494    2,397,560
LONG-TERM DEBT, NET OF CURRENT PORTION..............     522,531
                                                      ----------   ----------
    Total liabilities...............................   2,034,025    2,397,560
                                                      ----------   ----------
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 50,000 shares
   authorized,
   100 shares issued and outstanding................           1            1
  Additional paid in capital........................     101,499      101,499
  Retained earnings.................................     377,960      391,730
                                                      ----------   ----------
    Total stockholders' equity......................     479,460      493,230
                                                      ----------   ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........  $2,513,485   $2,890,790
                                                      ==========   ==========

                       See notes to financial statements.

                            ONE SOURCE SUPPLY, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1994         1995
                                                      ------------ -------------
NET SALES............................................  $9,311,355   $8,494,140
COST OF SALES........................................   7,149,059    6,322,349
                                                       ----------   ----------
    Gross profit.....................................   2,162,296    2,171,791
                                                       ----------   ----------
OPERATING EXPENSES:
  Operating and selling expenses.....................     630,983      884,236
  Corporate general and administrative expenses......   1,390,954    1,185,171
                                                       ----------   ----------
                                                        2,021,937    2,069,407
                                                       ----------   ----------
    Operating income.................................     140,359      102,384
INTEREST EXPENSE, NET................................      62,995       85,114
                                                       ----------   ----------
  Income before income taxes.........................      77,364       17,270
PROVISION FOR INCOME TAXES...........................      18,500        3,500
                                                       ----------   ----------
  Net income.........................................      58,864       13,770
RETAINED EARNINGS, Beginning of period...............     319,096      377,960
                                                       ----------   ----------
RETAINED EARNINGS, End of period.....................  $  377,960   $  391,730
                                                       ==========   ==========

                       See notes to financial statements.

                            ONE SOURCE SUPPLY, INC.

                            STATEMENTS OF CASH FLOWS

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1994         1995
                                                     ------------ -------------
OPERATING ACTIVITIES:
 Net income.........................................  $  58,864     $  13,770
 Adjustments to reconcile net income to net cash
  used in operating activities:
  Depreciation......................................     13,127        10,000
  Changes in assets and liabilities which provided
   (used) cash:
   Accounts receivable..............................   (333,413)     (287,349)
   Inventory........................................   (141,176)      (64,922)
   Prepaid assets...................................    (24,009)       (9,888)
   Other assets.....................................     (7,520)      (21,283)
   Accounts payable.................................    298,932        50,106
   Accrued expenses.................................     31,750        46,679
   Payroll and sales tax payable....................      6,808         3,249
   Income tax payable...............................    (18,957)      (14,796)
                                                      ---------     ---------
    Net cash used in operating activities...........   (115,594)     (274,434)
                                                      ---------     ---------
INVESTING ACTIVITIES:
 Purchase of property and equipment.................    (14,990)      (50,577)
                                                      ---------     ---------
FINANCING ACTIVITIES:
 Net borrowings on line of credit...................    246,852       312,290
 Net repayments on shareholder notes................    (35,080)      (52,000)
 Repayments on other notes payable..................    (20,159)      (21,250)
                                                      ---------     ---------
    Net cash provided by financing activities.......    191,613       239,040
                                                      ---------     ---------
NET INCREASE (DECREASE) IN CASH.....................     61,029       (85,971)
Cash and cash equivalents, beginning of period......     60,731       121,760
                                                      ---------     ---------
Cash and cash equivalents, end of period............  $ 121,760     $  35,789
                                                      ---------     ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during period for:
  Interest paid.....................................  $  62,995     $  78,033
                                                      ---------     ---------
  Income taxes paid.................................  $  40,964     $  18,000
                                                      ---------     ---------

                       See notes to financial statements.

                            ONE SOURCE SUPPLY, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization--One Source Supply, Inc. (the "Company") was incorporated under the laws of the State of Florida on January 11, 1978 and sells repair and maintenance products primarily to the apartment housing market in Florida. The Company operates a single distribution center in Miami.

  Inventory--Inventory is recorded at the lower of cost (first in, first out method) or market. Inventory is reported net of consigned inventory held of $33,847 and $23,618 at December 31, 1994 and September 30, 1995.

  Property and Equipment--Property and equipment consist of leasehold improvements, furniture, fixtures, and equipment recorded at cost. Depreciation is provided over the estimated useful lives of the assets, ranging from 5 to 10 years, and is computed using the straight-line method. Accumulated depreciation was $20,882 and $30,882 at December 31, 1994 and September 30, 1995, respectively.

  Revenue Recognition--Sales are recognized at the product is shipped, F.O.B. point of shipment, and are net of sales returns and allowances.

  Cost of Sales--Cost of sales includes merchandise costs, freight, distribution center occupancy and delivery costs.

  Income Taxes--The Company accounts for income taxes using the liability method. There are no significant temporary differences in the bases of assets and liabilities for income tax purposes as compared to financial reporting purposes. The provision for income taxes consists of current Federal and State income taxes.

  Cash and Cash Equivalents--For the purposes of the statement of cash flows, the Company considers all cash accounts and investments with a maturity of three months or less at the time of purchase to be cash equivalents. A cash overdraft resulting from outstanding checks of $207,809 is included in accounts payable as of September 30, 1995.

  Reclassifications--Certain amounts in the 1994 financial statements have been reclassified to conform to the 1995 presentation.

2. LEASE COMMITMENTS

  The Company conducts its operations in facilities that are leased from a related party owned by the Company's shareholders under an agreement which provided for annual lease payments of approximately $175,000 and had an expiration date of May 1, 2003. Rent expense totaled $151,163 and $154,267, respectively, for 1994 and 1995, of which $128,592 and $128,916, respectively, was to the related party. As of September 30, 1995, the Company was a guarantor of a loan, with a balance of $1,045,665, collateralized by a mortgage on the leased facilities.

  In connection with the Stock Purchase Agreement discussed in Note 5, this lease was terminated and replaced with a lease agreement with the related party which requires minimum annual lease payments of $167,400 and expires November 30, 2000.

  During 1995, the Company acquired certain leasehold improvements, furniture, fixtures, and equipment from, and sold certain equipment to, the related party at a net cost of $39,255 in exchange for notes payable to the Company's stockholders.

                            ONE SOURCE SUPPLY, INC.

3. NOTES PAYABLE

  Notes payable consists of the following:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1994         1995
                                                      ------------ -------------
    Note payable--bank, secured by all Company
     assets, with interest at 1% over the bank's
     prime rate, principal and interest payable
     $1,250 monthly, due November 1999..............   $   72,500   $   61,250
    Note payable--stockholder, subordinated to all
     other bank financing with interest at 7%,
     payable on demand, with the approval of the
     Company's primary lender.......................      179,000      179,000
    Note payable--bank, secured by all the Company
     assets, with interest at 1.5% over the bank's
     prime rate, principal payable $6,000 monthly
     plus interest, due May 1995....................       10,000
    Notes payable to stockholders, uncollateralized,
     interest at 7%, payable on demand with the
     approval of the Company's primary lender.......      336,031      323,286
    $1,000,000 line of credit ($550,000 at December
     31, 1994), secured by all Company assets,
     interest payable monthly at 0.875% over the
     bank's prime rate, due on demand...............      528,500      840,790
                                                       ----------   ----------
    Total...........................................    1,126,031    1,404,326
    Less: Current portion...........................      603,500    1,404,326
                                                       ----------   ----------
    Long-term debt..................................   $  522,531   $       --
                                                       ==========   ==========

  The note payable--bank and line of credit are guaranteed by the Company's shareholders. Interest expense on notes payable to stockholders for 1994 and 1995 amounted to $46,120 and $25,606, respectively.

  In connection with the Stock Purchase Agreement discussed in Note 5, the Company agreed to repay all of the above notes payable in 1995.


4. LEASED EMPLOYEES

  The Company has executed a leased employee agreement, whereby all of its employees, are provided by a leasing company for a monthly service fee. This fee provides for complete payroll processing and reporting, human resources management services, workers compensation and risk management services and employee benefits and benefits administration, including a 401(k) Long-term Savings Plan. In connection with the Stock Purchase Agreement discussed in
Note 5, the Company intends to terminate this agreement.

5. SALE OF THE COMPANY'S COMMON STOCK

  On November 17, 1995, the stockholders of the Company sold all of the outstanding common stock of the Company to Wilmar Industries, Inc., pursuant to a Stock Purchase Agreement.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
HMA Enterprises, Inc.:

  We have audited the accompanying consolidated balance sheet of HMA Enterprises, Inc., and subsidiaries (the "Company") as of February 29, 1996, and the related consolidated statements of income, stockholders equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMA Enterprises, Inc., and subsidiaries as of February 29, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Houston, Texas
May 30, 1996

                          INDEPENDENT AUDITORS REPORT

The Board of Directors
HMA Enterprises, Inc.:

  We have audited the accompanying consolidated balance sheet of HMA Enterprises, Inc., and subsidiaries (the "Company") as of February 28, 1995, and the related consolidated statements of income, stockholders, equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMA Enterprises, Inc., and subsidiaries as of February 28, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP
April 21, 1995

                     HMA ENTERPRISES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                      FEBRUARY 28, FEBRUARY 29,
                                                          1995         1996
                                                      ------------ ------------
ASSETS
CURRENT ASSETS:
  Cash...............................................  $  206,973   $  211,876
  Accounts receivable:
    Trade, less allowance for doubtful accounts of
     $213,518 and $239,832, respectively.............   2,412,686    3,543,773
    Related party and other..........................     101,003       53,281
  Inventory..........................................   2,509,905    3,073,661
  Investment in trading securities...................     150,892        1,166
  Prepaid expenses and other current assets..........     147,892      267,526
                                                       ----------   ----------
    Total current assets.............................   5,529,351    7,151,283
PROPERTY AND EQUIPMENT, NET..........................     316,564      310,023
DEFERRED TAX ASSETS..................................      48,482      115,500
                                                       ----------   ----------
TOTAL................................................  $5,894,397   $7,576,806
                                                       ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable......................................  $1,430,100   $1,830,100
  Trade accounts payable.............................   1,496,651    1,955,688
  Accrued expenses...................................     379,848      454,617
  Current portion of long-term debt and capital
   leases............................................      76,591       63,499
  Federal income taxes payable.......................      33,801      170,795
                                                       ----------   ----------
    Total current liabilities........................   3,416,991    4,474,699
LONG-TERM DEBT AND CAPITAL LEASES, EXCLUDING CURRENT
 PORTION.............................................     105,147       65,664
                                                       ----------   ----------
    Total liabilities................................   3,522,138    4,540,363
                                                       ----------   ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value; 1,000,000 shares
   authorized; 115,170 shares issued and
   outstanding.......................................       1,152        1,152
  Additional paid-in capital.........................     156,656      156,656
  Retained earnings..................................   2,214,451    2,878,635
                                                       ----------   ----------
    Total stockholders' equity.......................   2,372,259    3,036,443
                                                       ----------   ----------
TOTAL................................................  $5,894,397   $7,576,806
                                                       ==========   ==========

                See notes to consolidated financial statements.

                     HMA ENTERPRISES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                      YEAR ENDED    YEAR ENDED
                                                     FEBRUARY 28,  FEBRUARY 29,
                                                         1995          1996
                                                     ------------  ------------
SALES............................................... $20,641,719   $24,858,213
COST OF SALES.......................................  15,381,560    18,530,571
                                                     -----------   -----------
GROSS PROFIT........................................   5,260,159     6,327,642
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES........   4,997,868     5,262,985
                                                     -----------   -----------
                                                         262,291     1,064,657
                                                     -----------   -----------
OTHER INCOME (EXPENSE):
  Interest expense, net.............................    (130,729)     (154,941)
  Other income......................................     159,998        44,272
  Gain on sale of property and equipment, net.......                     8,696
                                                     -----------   -----------
    Total...........................................      29,269      (101,973)
                                                     -----------   -----------
INCOME BEFORE INCOME TAXES..........................     291,560       962,684
INCOME TAXES........................................     (98,119)     (298,500)
                                                     -----------   -----------
NET INCOME.......................................... $   193,441   $   664,184
                                                     ===========   ===========

                See notes to consolidated financial statements.

                     HMA ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           YEAR         YEAR
                                                          ENDED        ENDED
                                                       FEBRUARY 28, FEBRUARY 29,
                                                           1995         1996
                                                       ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................  $ 193,441   $   664,184
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
    Depreciation......................................    160,070       144,383
    Employee stock ownership plan contribution........    156,700
    Gain on sale of property and equipment............                   (8,696)
    (Gain) writedown on investment in trading
     securities.......................................     10,620       (19,055)
    Deferred income taxes.............................    (48,482)      (67,018)
  Change in assets and liabilities:
    Accounts receivable--trade........................   (154,425)   (1,131,087)
    Accounts receivable--related party and other......        472        47,722
    Inventory.........................................   (749,101)     (563,756)
    Prepaid expenses and other current assets.........    (36,592)     (119,634)
    Federal income tax receivable.....................    120,485
    Trade accounts payable............................    424,577       459,037
    Accrued expenses..................................     51,776        74,769
    Federal income taxes payable......................     33,801       136,994
                                                        ---------   -----------
      Net cash provided by (used in) operating
       activities.....................................    163,342      (382,157)
                                                        ---------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, net of proceeds of disposals..    (35,838)     (129,146)
  Purchase of trading securities......................   (161,512)
  Sales of trading securities.........................                  168,781
                                                        ---------   -----------
      Net cash (used in) provided by investing
       activities.....................................   (197,350)       39,635
                                                        ---------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchase of treasury shares.........................   (200,000)
  Principal payments on notes payable.................   (103,400)     (400,000)
  Principal payments on long-term debt and capital
   leases.............................................    (56,541)      (70,056)
  Proceeds from notes payable.........................      7,500       800,000
  Proceeds from long-term debt and capital leases.....                   17,481
                                                        ---------   -----------
      Net cash provided by (used in) financing
       activities.....................................   (352,441)      347,425
                                                        ---------   -----------
NET INCREASE (DECREASE) IN CASH.......................   (386,449)        4,903
CASH AT BEGINNING OF YEAR.............................    593,422       206,973
                                                        ---------   -----------
CASH AT END OF YEAR...................................  $ 206,973   $   211,876
                                                        =========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest payments...................................  $ 139,136   $   191,253
  Income tax payments.................................    102,500       228,524
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Capital leases assumed in acquisitions of property
   and equipment......................................  $  89,354
  Retirement of treasury shares.......................    210,000

                See notes to consolidated financial statements.

                     HMA ENTERPRISES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                          FOR THE YEARS ENDED FEBRUARY 29, 1996 AND FEBRUARY
                                               28, 1995
                         --------------------------------------------------------
                                  ADDITIONAL                            TOTAL
                         COMMON    PAID-IN    RETAINED   TREASURY   STOCKHOLDERS'
                          STOCK    CAPITAL    EARNINGS     STOCK       EQUITY
                         -------  ---------- ----------  ---------  -------------
BALANCE AT FEBRUARY 28,
 1994................... $ 2,204             $2,229,914  $ (10,000)  $2,222,118
  Net income............                        193,441                 193,441
  Issuance of common
   stock................      44   $156,656                             156,700
  Purchase of treasury
   shares...............                                  (200,000)    (200,000)
  Retirement of 1,096
   treasury shares......  (1,096)              (208,904)   210,000
                         -------   --------  ----------  ---------   ----------
BALANCE AT FEBRUARY 28,
 1995...................   1,152    156,656   2,214,451               2,372,259
  Net income............                        664,184                 664,184
                         -------   --------  ----------  ---------   ----------
BALANCE AT FEBRUARY 29,
 1996................... $ 1,152   $156,656  $2,878,635  $           $3,036,443
                         =======   ========  ==========  =========   ==========

                 See notes to consolidated financial statements

                    HMA ENTERPRISES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE YEARS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business--HMA Enterprises, Inc. was incorporated in the state of Texas in May 1983. Operating primarily in Texas, HMA Enterprises, Inc., and subsidiaries (the "Company") acquire and distribute fixtures, hardware, household items and supplies to apartment complexes and building contractors. The Company's locations include Houston, Arlington and, as of April 1996, San Antonio, Texas.

  Most of the Company's customers are located in Texas. No single customer accounted for more than five percent of the Company's sales, and no accounts receivable from any customer exceeded $186,000 at February 29, 1996.

  Principles of Consolidation--The consolidated financial statements include the accounts of HMA Enterprises, Inc., and its wholly owned subsidiaries, Gulf Coast Supply, Inc., and One Stop Supply, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

  Investment in Equity Securities--The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("Statement 115") effective March 1, 1994. Under Statement 115, marketable investment securities are classified in three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. In accordance with Statement 115, the Company classifies its investments in equity securities as trading securities.

  Trading securities are recorded at fair value. Unrealized holding gains and losses on trading securities, net of the related tax effect, are included in earnings. A decline in the market value of any trading security below cost is charged to earnings, resulting in the establishment of a new cost basis for the security.

  Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as trading are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

  Inventory--Inventory is stated at the lower of cost or market using the average cost method. Inventory consists entirely of finished goods.

  Property and Equipment--Property and equipment are stated at cost. Equipment under capital lease is stated at the present value of future minimum lease payments at the date of acquisition.

  Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years. Equipment under capital leases and leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset.

  Federal Income Taxes--The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                    HMA ENTERPRISES, INC. AND SUBSIDIARIES

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications--Certain reclassifications have been made to the prior year financial statements to conform to the presentation and classification used in fiscal 1996.

2. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following:

                                                              1995      1996
                                                            -------- ----------
   Vehicles................................................ $474,881 $  478,945
   Furniture and equipment.................................  356,988    418,746
   Leasehold improvements..................................  120,496    130,973
                                                            -------- ----------
       Total...............................................  952,365  1,028,664
   Less accumulated depreciation and amortization..........  635,801    718,641
                                                            -------- ----------
   Property and equipment, net............................. $316,564 $  310,023
                                                            ======== ==========

3. NOTES PAYABLE

  Notes payable consisted of the following:

                                                              1995       1996
                                                           ---------- ----------
   Notes payable to bank, interest at prime plus 0.5%
    (8.75% at February 29, 1996), due September 1, 1996..  $1,400,000 $1,800,000
   Notes payable to related parties, interest at 10%,
    maturities vary through February 1997................      30,100     30,100
                                                           ---------- ----------
       Total.............................................  $1,430,100 $1,830,100
                                                           ========== ==========

  At February 29, 1996, $1,800,000 was outstanding under the Company's $2,500,000 revolving line of credit which matures on September 1, 1996. Interest payments are due monthly on the first day of each month and accrue at the bank's prime rate plus 0.5%. The Company has pledged its accounts receivable, inventory, and property and equipment as collateral for this obligation. The line of credit facility contains certain financial covenants which require the Company to maintain a minimum net worth and ratio of debt to net worth. Compliance with covenants has been met.

4. LONG-TERM DEBT AND CAPITAL LEASES

  Long-term debt and capital leases consist of the following:

                                                                1995     1996
                                                              -------- --------
   Obligations under capital leases, interest rates ranging
    from 6.0% to 13.6%, varying payments..................... $166,334 $129,163
   Long-term debt collateralized by certain equipment,
    interest at prime plus 1%, payable in monthly
    installments of $483.....................................   15,404
                                                              -------- --------
       Total long-term debt and capital leases...............  181,738  129,163
   Less current portion......................................   76,591   63,499
                                                              -------- --------
   Long-term debt and capital leases, excluding current
    portion.................................................. $105,147 $ 65,664
                                                              ======== ========

                    HMA ENTERPRISES, INC. AND SUBSIDIARIES

  The aggregate maturities of long-term debt and capital leases for each year subsequent to February 29, 1996 are: 1997, $63,499; 1998, $50,018; and 1999,
$15,646.

5. INCOME TAXES

  The Company's income tax provision for the years ended February 29, 1996 and February 28, 1995 comprised the following:

                                                               1995      1996
                                                             --------  --------
   Current.................................................. $146,601  $365,518
   Deferred.................................................  (48,482)  (67,018)
                                                             --------  --------
     Total.................................................. $ 98,119  $298,500
                                                             ========  ========

  The provision for income taxes differs from the amount of income taxes computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of limitations on the deductibility of meals and entertainment and the nontaxable income on officers' life insurance policies for fiscal 1995 and 1996.

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at February 29, 1996 and February 28, 1995 are presented below:

                                                               1995      1996
                                                             --------  --------
   Deferred tax assets:
     Allowance for doubtful accounts........................ $ 72,596  $ 81,543
     Differences between book and tax depreciation..........   24,858    25,718
     Accrued vacation.......................................   14,067     8,239
                                                             --------  --------
       Total gross deferred tax assets......................  111,521   115,500
   Less valuation allowance.................................  (63,039)
                                                             --------  --------
   Net deferred tax assets.................................. $ 48,482  $115,500
                                                             ========  ========

6. EMPLOYEE STOCK OWNERSHIP PLAN

  The Company adopted the Employee Stock Ownership Plan (the "Plan") during 1995 to enable eligible employees to participate in the growth of the Company. Employees who have been employed with the Company for one or more years and have completed a minimum of 1,000 hours of service are eligible to become participants in the Plan. Employer contributions to the Plan are held in trust in each participants individual account. The contributions are allocated to the participant accounts based on each participant's covered compensation, which is the total wages paid to the participant by the Company for each plan year. The realized and unrealized gain or loss on the Plan's assets, as well as dividends on the Company's stock not distributed to participants, are allocated to each participant's account in the same manner. In fiscal 1995, the company recognized $156,700 in compensation expense related to the Plan, which represents the estimated fair market value of the 43.7 shares (prior to stock split--see Note 8) of Company stock contributed to the Plan. In fiscal 1996 the Company recognized $100,000 in compensation expense related to a cash contribution.

7. RELATED-PARTY TRANSACTIONS

  Included in trade receivables as of February 28, 1995 and February 29, 1996 was $255,845 and $249,717, respectively, from a related party which has common shareholders with the Company. Sales to this related party for fiscal 1995 and 1996 were $255,845 and $94,916, respectively.

                    HMA ENTERPRISES, INC. AND SUBSIDIARIES

8. COMMON STOCK

  In June 1994 the Company purchased 96 shares of its common stock from a shareholder at a cost of $200,000. In December 1994 the Company retired 1,096 shares of common stock previously held in treasury.

  In December 1994 the Company effected a 100 for 1 stock split for each issued and outstanding share of its common stock, and decreased the par value per share of common stock from $1 to $.01. There was no change in the authorized number of shares.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of cash, investment in trading securities, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturities of these items. Interest rates which are currently available to the Company for new issuances of debt with similar terms and maturities are used to estimate the fair value of long-term debt and capital leases which at February 29, 1996 approximated the recorded amount.

10. COMMITMENTS AND CONTINGENCIES

  Until December 1995 the Company participated in a self-insurance pool for health care costs. The Company is liable for claims up to $12,500 per employee annually and Company claims aggregate up to $45,000 annually. The Company has funded the insurance pool to cover the annual aggregate claims. Claims exceeding these limits are covered by a stop loss policy covering claims up to $2,000,000 annually. Based on historical experience, management does not anticipate potential future claims would have a material impact on the Company's consolidated financial statements.

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a materially adverse effect on the Company's consolidated financial statements.

  The Company is obligated under certain noncancelable operating leases (with initial or remaining lease terms in excess of one year). These leases generally contain renewal options for periods ranging from three to five years and require the Company to pay executory costs such as maintenance and insurance. The future minimum lease payments under such leases as of February 29, 1996 are:

         YEARS ENDING
         ------------
         1997........................................................ $  315,704
         1998........................................................    265,236
         1999........................................................    188,686
         2000........................................................    162,000
         2001........................................................    162,000
                                                                      ----------
           Total..................................................... $1,093,626
                                                                      ==========

  The Company recognized rent expense of $227,062 and $233,044 during fiscal 1995 and 1996, respectively.

11. SUBSEQUENT EVENT

  Subsequent to February 29, 1996 the shareholders of the Company entered into a letter of intent to sell all of the common stock to a publicly held company for an amount in excess of book value. Closing is expected to be the end of June 1996.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRIT-ERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SO-LICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS COR-RECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Recent Developments......................................................   4
Risk Factors.............................................................   7
Use of Proceeds..........................................................  10
Prior S Corporation Status and Dividend Policy...........................  10
Price Range of Common Stock..............................................  11
Capitalization...........................................................  11
Unaudited Pro Forma Combined Financial Data..............................  12
Selected Financial Data..................................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
Market Overview..........................................................  25
Business.................................................................  26
Management...............................................................  35
Certain Transactions.....................................................  40
Principal and Selling Shareholders.......................................  42
Description of Capital Stock.............................................  43
Shares Eligible for Future Sale..........................................  45
Underwriting.............................................................  46
Legal Matters............................................................  47
Experts..................................................................  47
Additional Information...................................................  48
Index to Financial Statements............................................ F-1


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               3,770,000 Shares

                         [LOGO OF WILMAR APPEARS HERE]

                                 Common Stock

                                 ------------

                                  PROSPECTUS

                                 ------------

                              Alex. Brown & Sons
                                 INCORPORATED

                            William Blair & Company

                         Robertson, Stephens & Company

                           PaineWebber Incorporated

                                 July  , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table shows all expenses of the issuance and distribution of the securities offered hereby, other than underwriting discounts and commissions:

     Securities and Exchange Commission filing fee.................... $ 32,200
     National Association of Securities Dealers, Inc. filing fee......    9,900
     Nasdaq listing fee...............................................   40,000
     Transfer agent's and registrar's fees............................    5,000
     Printing expenses................................................  100,000
     Legal fees.......................................................  100,000
     Accounting fees and expenses.....................................  150,000
     Blue sky filing fees and expenses (including counsel fees).......    5,000
     Miscellaneous expenses...........................................   57,900
                                                                       --------
       Total.......................................................... $500,000
                                                                       ========

  The Securities and Exchange Commission filing fee, National Association of Securities Dealers, Inc. filing fee and Nasdaq listing fee are exact. All other amounts are estimates. All the above expenses will be paid by the Company.

14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Reference is made to Section 14A:3-5 of the New Jersey Business Corporation Act, as amended, which sets forth the extent to which a corporation may indemnify its directors, officers and employees. More specifically, such law empowers a corporation to indemnify a corporate agent against his or her expenses and liabilities incurred in connection with any proceeding (other than a derivative law suit) involving the corporate agent by reason of his or her being or having been a corporate agent if (a) the corporate agent acted in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his or her conduct was unlawful. For purposes of such law the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise, or the legal representative of any such director, officer, trustee, employee or agent. For purposes of this section, "proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

  With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his or her expenses (but not his or her liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his or her being or having been a corporate agent if the agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, a court may, upon application, empower a corporation to indemnify a corporate agent, to the extent such court deems proper in view of the circumstances, against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation.

  The Company's Bylaws permit it to purchase insurance on behalf of any corporate agents against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the foregoing provision of the Bylaws.

  The Underwriting Agreement, filed as Exhibit 1 hereto, provides that each of the Underwriters will indemnify the directors and officers of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act").

15. RECENT SALES OF UNREGISTERED SECURITIES

  Described below are the only transactions within the past three years since in which securities which the Company issued securities which were not registered under the Act.

  On March 9, 1995, in connection with the 1995 Recapitalization, the Company issued 126,861 and 2,589 shares of Series A Senior Preferred Stock to Summit Ventures III, L.P. and Summit Investors II, L.P., respectively, for aggregate consideration of $12,945,000. Also on March 9, the Company issued 2,902,219, 61,600 and 116,181 shares of Common Stock to Summit Ventures III, L.P., Summit Investors II, L.P. and Summit Subordinated Debt Fund, L.P., respectively, for aggregate consideration of $55,000.

  Between March 8, 1995 and September 29, 1995, the Company granted options to purchase an aggregate of 280,000 shares of Common Stock at an exercise price of $4.23 per share currently held by 18 employees. The Company has granted, subject to the closing of this offering, options to purchase 100,000 shares of Common Stock at an exercise price equal to the initial public offering price, currently held by 11 employees.

  On July 8, 1996, Wilmar issued 67,615 shares of its Common Stock to the former shareholders of HMA Enterprises, Inc. d/b/a Gulf Coast Supply and the Supply Depot ("HMA") as partial consideration in connection with its acquisition of all of the stock of HMA, calculated on a per share basis equal to $23.79 per share.

  The Company believes that the sales described above were exempt from registration under Section 4(2) of the Act because such sales were made to a limited group of persons, each of whom was believed to have been a sophisticated investor or had a pre-existing business or personal relationship with the Company or its management and since each such person was purchasing for investment without a view to further distribution. Restrictive legends were placed on stock certificates evidencing the shares and/or agreements relating to the right to purchase such shares described above.

16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  The pages contained in the registration statement filed with exhibits thereto have been numbered sequentially in the lower right hand corner of each page. The exhibits described below may be found in such registration statement at the relevant page described under the column "Sequential Page Number."

  (a) Exhibits:

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
  1*     Form of Underwriting Agreement.
  3.1+   Certificate of Incorporation.
  3.2+   Bylaws.
  4+     Specimen Stock Certificate.
  5*     Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.
 10.1+   Amended and Restated 1995 Stock Option Plan.
 10.2++  Lease Agreement, dated April 29, 1996, between the Company and 804
          Eastgate Associates, L.L.C.

 EXHIBIT
  NUMBER  DESCRIPTION
 -------  -----------
 10.3++   Assumption Agreement, dated as of June 1, 1996, between the Company and 804 Eastgate Associates, L.L.C.
 10.4+    Lease Agreement, dated as of March 1, 1994, between William Green and the Company, including Lease Rider, dated as of March 7, 1995, between the Company and William Green.
 10.5+    Amended and Restated Employment Agreement, dated as of April 12,
           1994, between the Company and Fred B. Gross, Esq.
 10.6+    Employment Agreement, dated as of March 9, 1995, between the Company and William Green.
 10.7+    Stock Purchase and Redemption Agreement, dated as of March 9, 1995, among the Company, William Green and the Summit Investors.
 10.8+    Shareholders' Agreement, dated as of March 9, 1995, among the
           Company, William Green and the Summit Investors.
 10.9+    Amended and Restated Registration Rights Agreement, dated as of
           January 19, 1996, among the Company, William Green and the Summit
           Investors.
 10.10+   Subordinated Debenture Purchase Agreement, dated as of March 9, 1995, among the Company, Summit Subordinated Debt Fund, L.P. and Summit
           Investors II, L.P.
 10.11+   Loan and Security Agreement, dated as of March 9, 1995, between the
           Company and New Jersey National Bank.
 10.12+   Amendment to Loan and Security Agreement, dated November 16, 1995, between the Company and New Jersey National Bank.
 10.13+   Installment Note, dated July 8, 1993, by the Company to Martin H.
           Green and Florence J. Green in the aggregate principal amount of
           $1,200,000.
 10.14+   Amendment Agreement No. 1 to Stock Purchase and Redemption Agreement,
           dated as of November 21, 1995, among the Company, William Green and the Summit Investors.
 10.15+++ Stock Purchase Agreement, dated as of June 28, 1996, among the
           Company and the shareholders of HMA Enterprises, Inc.
 10.16+++ Registration Rights Agreement, dated as of July 8, 1996, among the
           Company and the shareholders of HMA Enterprises, Inc.
 11*      Statement re: Computation of Per Share Earnings.
 21*      Subsidiaries of the Company.
 23.1*    Consent of Deloitte & Touche LLP.
 23.2*    Consent of Deloitte & Touche LLP.
 23.3*    Consent of Deloitte & Touche LLP.
 23.4*    Consent of Fishbein & Company, P.C.
 23.5*    Consent of Mutnick & Associates, P.A.
 23.6*    Consent of KPMG Peat Marwick LLP.
 23.7*    Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5 hereto) .
 24*      Powers of Attorney (included on Signature Page).
 27*      Financial Data Schedule.

- --------
*  Filed herewith.
+ Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 33-99750), filed with the Securities and Exchange Commission on November 22, 1995.
++ Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1996.
+++ Incorporated by reference to the Company's Current Report on Form 8-K dated July 8, 1996.

  (b) Financial Statement Schedules

    Schedule II--Valuation and Qualifying Accounts

17. UNDERTAKINGS.

  A. The undersigned Company hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

  B. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the company pursuant to its Certificate of Incorporation, its Bylaws, the Underwriting Agreement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  C. The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering as such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moorestown, New Jersey, on July 8, 1996.

                                          Wilmar Industries, Inc.

                                                   /s/ William S. Green
                                          By: _________________________________
                                                WILLIAM S. GREEN CHAIRMAN,
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

  EACH PERSON WHOSE SIGNATURE APPEARS BELOW IN SO SIGNING APPOINTS WILLIAM GREEN AND FRED B. GROSS, AND EACH OF THEM ACTING ALONE, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT, WITH FULL POWER OF SUBSTITUTION, FOR HIM IN ANY AND ALL CAPACITIES, TO EXECUTE AND CAUSE TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ANY AND ALL AMENDMENTS AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, AND HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEY-IN-FACT OR HIS SUBSTITUTE OR SUBSTITUTES MAY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

              SIGNATURE                        TITLE                 DATE

        /s/ William S. Green           Chairman, President,      July 8, 1996
- -------------------------------------   Chief Executive
          WILLIAM S. GREEN              Officer and
                                        Director (Principal
                                        Executive Officer)

          /s/ Fred B. Gross            Vice President--          July 8, 1996
- -------------------------------------   Corporate
            FRED B. GROSS               Development,
                                        Secretary and
                                        Director

        /s/ Michael T. Toomey          Chief Financial           July 8, 1996
- -------------------------------------   Officer and
          MICHAEL T. TOOMEY             Treasurer
                                        (Principal
                                        Financial and
                                        Accounting Officer)

        /s/ Ernest K. Jacquet          Director                  July 8, 1996
- -------------------------------------
          ERNEST K. JACQUET

        /s/ Joseph F. Trustey          Director                  July 8, 1996
- -------------------------------------
          JOSEPH F. TRUSTEY

        /s/ Donald M. Wilson           Director                  July 8, 1996
- -------------------------------------
          DONALD M. WILSON

                                  SCHEDULE II

                            WILMAR INDUSTRIES, INC.

                              VALUATION ACCOUNTS

                         BALANCE AT  CHARGED                            BALANCE
                         BEGINNING  (CREDITED)                 OTHER     AT END
                          OF YEAR   TO EXPENSE DEDUCTIONS(1)  CHANGES   OF YEAR
                         ---------- ---------- ------------- ---------- --------
DESCRIPTION
Year Ended December 31,
 1993
  Allowance for doubtful
   accounts.............  $      0   $177,725    $ 72,725    $          $105,000
Year Ended December 30,
 1994
  Allowance for doubtful
   accounts.............  $105,000   $163,407    $133,407               $135,000
Year Ended December 29,
 1995
  Allowance for doubtful
   accounts.............  $135,000   $186,727    $167,657    $82,000(2) $236,070

- --------
(1) Accounts Receivable written off as uncollectible, net of recoveries.
(2) Represents reserve established in connection with acquisition of One Source Supply, Inc. See Notes 2 and 4 of Notes to Consolidated Financial Statements.

                                 EXHIBIT INDEX

 EXHIBIT                                                                   PAGE
  NUMBER                            DESCRIPTION                            NO.
 -------                            -----------                            ----
  1*      Form of Underwriting Agreement.
  3.1+    Certificate of Incorporation.
  3.2+    Bylaws.
  4+      Specimen Stock Certificate.
  5*      Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.
 10.1+    Amended and Restated 1995 Stock Option Plan.
 10.2++   Lease Agreement, dated April 29, 1996, between the Company and
           804 Eastgate Associates, L.L.C.
 10.3++   Assumption Agreement, dated as of June 1, 1996, between the
           Company and 804 Eastgate Associates, L.L.C.
 10.4+    Lease Agreement, dated as of March 1, 1994, between William
           Green and the Company, including Lease Rider, dated as of
           March 7, 1995, between the Company and William Green.
 10.5+    Amended and Restated Employment Agreement, dated as of April
           12, 1994, between the Company and Fred B. Gross, Esq.
 10.6+    Employment Agreement, dated as of March 9, 1995, between the
           Company and William Green.
 10.7+    Stock Purchase and Redemption Agreement, dated as of March 9,
           1995, among the Company, William Green and the Summit
           Investors.
 10.8+    Shareholders' Agreement, dated as of March 9, 1995, among the
           Company, William Green and the Summit Investors.
 10.9+    Amended and Restated Registration Rights Agreement, dated as of January 19, 1996, among the Company, William Green and the
           Summit Investors.
 10.10+   Subordinated Debenture Purchase Agreement, dated as of March
           9, 1995, among the Company, Summit Subordinated Debt Fund,
           L.P. and Summit Investors II, L.P.
 10.11+   Loan and Security Agreement, dated as of March 9, 1995,
           between the Company and New Jersey National Bank.
 10.12+   Amendment to Loan and Security Agreement, dated November 16,
           1995, between the Company and New Jersey National Bank.
 10.13+   Installment Note, dated July 8, 1993, by the Company to Martin
           H. Green and Florence J. Green in the aggregate principal
           amount of $1,200,000.
 10.14+   Amendment Agreement No. 1 to Stock Purchase and Redemption
           Agreement, dated as of November 21, 1995, among the Company,
           William Green and the Summit Investors.
 10.15+++ Stock Purchase Agreement, dated as of June 28, 1996, among the
           Company and the shareholders of HMA Enterprises, Inc.
 10.16+++ Registration Rights Agreement, dated as of July 8, 1996, among the Company and the shareholders of HMA Enterprises, Inc.
 11*      Statement re: Computation of Per Share Earnings.
 21*      Subsidiaries of the Company.

EXHIBIT                                                                                              PAGE
NUMBER                                           DESCRIPTION                                         NO.
- -------                                          -----------                                         ----
23.1*    Consent of Deloitte & Touche LLP.
23.2*    Consent of Deloitte & Touche LLP.
23.3*    Consent of Deloitte & Touche LLP.
23.4*    Consent of Fishbein & Company, P.C.
23.5*    Consent of Mutnick & Associates, P.A.
23.6*    Consent of KPMG Peat Marwick LLP.
23.7*    Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5 hereto).
24*      Powers of Attorney (included on Signature Page).
27*      Financial Data Schedule.

- --------
  * Filed herewith.
  + Incorporated by reference to the Company's Registration Statement on Form
    S-1 (No. 33-99750), filed with the Securities and Exchange Commission on November 22, 1995.
 ++ Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1996.
+++Incorporated by reference to the Company's Current Report on Form 8-K dated
    July 8, 1996.